Exhibit 10.1

Execution Version

CREDIT AGREEMENT

DATED AS OF DECEMBER 6, 2019

AMONG

CITIZEN ENERGY OPERATING, LLC,

AS BORROWER,

CITIZEN ENERGY HOLDINGS, LLC,

AS HOLDINGS,

JPMORGAN CHASE BANK, N.A.,

AS ADMINISTRATIVE AGENT,

AN ISSUING BANK AND A SWINGLINE LENDER

AND

THE LENDERS PARTY HERETO

JPMORGAN CHASE BANK, N.A.,

BMO CAPITAL MARKETS CORP.,

TD SECURITIES (USA) LLC

AND

BOFA SECURITIES, INC.,

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

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ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Maximum Credit Amounts and Elected Commitments
Annex II	List of LC Issuance Limits

Exhibit A-1	Form of Note
Exhibit A-2	Form of Swingline Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Security Instruments as of the Initial Funding Date
Exhibit F	Form of Guaranty Agreement
Exhibit G-1	Form of Holdings Pledge Agreement
Exhibit G-2	Form of Pledge and Security Agreement
Exhibit H	Form of Assignment and Assumption
Exhibit I	Form of Elected Commitment Increase Certificate
Exhibit J	Form of Additional Lender Certificate
Exhibit K-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders; not partnerships)
Exhibit K-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; not partnerships)
Exhibit K-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit K-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders; partnerships)
Exhibit L	Form of Mortgage
Exhibit M	Form of Initial Funding Date Solvency Certificate
Exhibit N	Form of Reserve Report Certificate
Exhibit O	Form of Distributable Free Cash Flow Certificate

Schedule 1.02(a)	Guarantors
Schedule 1.01(b)	Permitted Holders
Schedule 1.02(c)	Secured Swap Providers
Schedule 6.02	Initial Funding Date Swap Agreements
Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.13	Subsidiaries and Partnerships
Schedule 7.16	Gas Imbalances
Schedule 7.17	Marketing Contracts
Schedule 7.18	Swap Agreements
Schedule 8.20	Post-Closing Covenants
Schedule 9.02	Existing Debt
Schedule (ii)	Investments

v

THIS CREDIT AGREEMENT dated as of December 6, 2019, among Citizen Energy Operating, LLC, a Delaware limited liability company (the “Borrower”); Citizen Energy Holdings, LLC, a Delaware limited liability company (“Holdings”); each of the Lenders from time to time party hereto; JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”), an Issuing Bank and a Swingline Lender.

R E C I T A L S

A.    Pursuant to that certain Agreement and Plan of Merger, dated as of October 1, 2019 (including all schedules and exhibits thereto, the “Acquisition Agreement”), among the Borrower, Citizen Energy Pressburg Inc. (“Merger Sub”), and Roan Resources, Inc., a Delaware corporation, (“Roan”), and upon the terms and conditions set forth in the Acquisition Agreement, Roan, will merge with and into Merger Sub, with Roan continuing as the surviving corporation (the “Roan Acquisition”).

B.    The Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower on and after the Initial Funding Date.

C.    The Lenders, the Issuing Banks and the Swingline Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.

D.    The proceeds of such loans and extensions of credit will be used by the Borrower (a) on the Initial Funding Date, for (i) the refinancing of all amounts currently due under the Existing Credit Agreement and the Roan Credit Agreements, (ii) to pay the consideration in connection with the Roan Acquisition and any other consideration required under the Acquisition Agreement and (iii) the payment of fees and expenses incurred in connection with the Transactions on the Initial Funding Date and (b) after the Initial Funding Date, (i) to provide working capital for exploration and production operations, (ii) for acquisitions of Oil and Gas Properties permitted hereunder and (iii) for general corporate purposes of the Borrower and its Restricted Subsidiaries, in each case, subject to the terms and conditions of this Agreement.

E.     In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01    Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02    Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition Agreement” has the meaning assigned to such term in the Recitals hereto.

“Additional Lender” has the meaning set forth in Section 2.06(c)(i).

“Additional Lender Certificate” has the meaning set forth in Section 2.06(c)(ii)(I).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1.00%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Administrative Agent” has the meaning set forth in the Preamble.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, notwithstanding the foregoing, “Affiliate” shall not include any portfolio operating companies of Warburg Pincus LLC that are otherwise unrelated to the Borrower.

“Agency Fee Letter” means that certain Agency Fee Letter, dated as of October 1, 2019, between the Administrative Agent and Holdings.

“Agents” means, collectively, the Administrative Agent and any syndication or documentation agent hereunder from time to time; and “Agent” means any of such Agents individually, as the context requires.

“Aggregate Elected Commitment Amounts” means, at any time, an amount equal to the sum of the Elected Commitments of the Lenders, as the same may be increased, reduced or terminated pursuant to Section 2.06(c). As of the Effective Date, the Aggregate Elected Commitment Amounts are zero. As of the Initial Funding Date, and notwithstanding Section 12.02(b)(i), the Aggregate Elected Commitment Amounts are $725,000,000.

“Aggregate Equity Amount” has the meaning assigned such term in Section 6.02(r).

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced, terminated or increased pursuant to Section 2.06. The Aggregate Maximum Credit Amounts as of the Effective Date are $1,500,000,000.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1.00%, and (c) the Adjusted LIBO Rate for a one (1) month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate (rounded upwards, if necessary, to the next 1/100 of 1.00%) at which dollar deposits of $5,000,000 with a one (1) month maturity are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time on such day (or the immediately preceding Business Day if such day is not a day on which banks are open for dealings in dollar deposits in the London interbank market), subject to the interest rate floors set forth herein. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 3.03), then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Annualized EBITDAX” means, for the purposes of calculating the financial ratio set forth in Section 9.01(a) for each Rolling Period ending on or prior to the last day of the third full fiscal quarter after the Initial Funding Date, the sum of (a) the Borrower’s actual EBITDAX (without giving effect to any Cure Amount received by the Borrower pursuant to Section 9.01(c) during such Rolling Period) for such Rolling Period multiplied by the factor determined for such Rolling Period in accordance with the table below, plus (b) the amount of any Specified Equity Contribution:

Rolling Period Ending	Factor
The last day of the first full fiscal quarter after the Initial Funding Date	4
The last day of the second full fiscal quarter after the Initial Funding Date	2
The last day of the third full fiscal quarter after the Initial Funding Date	4/3

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Restricted Subsidiaries from time to time concerning or relating to bribery or corruption, including the FCPA.

“Applicable Margin” means for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the commitment fee rate (the “Commitment Fee Rate”), as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Utilization Percentage then in effect:

Borrowing Base Utilization Grid
Utilization Percentage	≤25%	>25% and ≤ 50%	>50% and ≤75%	>75% and ≤90%	>90%
Eurodollar Loans	2.00%	2.25%	2.50%	2.75%	3.00%
ABR Loans	1.00%	1.25%	1.50%	1.75%	2.00%
Commitment Fee Rate	0.375%	0.375%	0.50%	0.50%	0.50%

Each change in the Applicable Margin and the Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount; provided that in the case of Section 2.10 when a Defaulting Lender shall exist, “Applicable Percentage” as used in such Section 2.10 shall mean the percentage of the Aggregate Maximum Credit Amounts (disregarding any Defaulting Lender’s Maximum Credit Amount) represented by such Lender’s Maximum Credit Amount.

“Approved Counterparty” means (a) any Person who at the time of entering into a Swap Agreement, is a Lender or an Affiliate of a Lender and (b) any other Person who, at the time of entering into a Swap Agreement, has a long term senior unsecured debt rating (or whose guaranteeing credit support provider has a long term senior unsecured debt rating) of A-/A3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Fund” means any Person (other than a natural person or any holding company, investment vehicle, or trust owned and operated for the primary benefit of a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) Cawley, Gillespie & Associates, Inc., (c) Ryder Scott Company, L.P., (d) DeGolyer and MacNaughton and (e) any other regionally or nationally recognized independent petroleum engineering firms selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Arrangers” means, JPMorgan Chase Bank, N.A., BMO Capital Markets Corp., TD Securities (USA), LLC, and BofA Securities, Inc., in their capacities as the joint lead arrangers and joint bookrunners hereunder.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit H or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Initial Funding Date to but excluding the Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Price Deck” means the Administrative Agent’s most recent internal price deck (or such prior internal price deck as specified herein) on a forward curve basis for each of oil, natural gas and other Hydrocarbons, as applicable.

“Bank Products” means any of the following bank services: (a) commercial credit cards and purchase cards, (b) stored value cards, and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bank Products Provider” means any Lender or Affiliate of a Lender that provides Bank Products to the Borrower, any Restricted Subsidiary or any Guarantor, in its capacity as a provider of such Bank Products.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided, further, that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in form of a reduction to the Applicable Margin).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(a)    in the case of clauses (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBO Rate permanently or indefinitely ceases to provide the LIBO Rate; and

(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(a)    a public statement or publication of information by or on behalf of the administrator of the LIBO Rate announcing that such administrator has ceased or will cease to provide the LIBO Rate, permanently or indefinitely; provided that at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate;

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, which states that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely; provided that at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate; or

(c)    a public statement or publication of information by the regulatory supervisor for the administrator of LIBO Rate announcing that LIBO Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that LIBO Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 3.03(c) and (b) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 3.03(c).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” (as defined in and subject to Section 4975 of the Code), or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” means, as to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrower” has the meaning set forth in the Preamble.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 2.07(e), Section 2.07(f) or Section 8.12(c).

“Borrowing Base Deficiency” occurs if at any time (a) the aggregate Revolving Credit Exposures exceeds (b) the Borrowing Base then in effect. The amount of the Borrowing Base Deficiency at such time is the amount by which the aggregate Revolving Credit Exposures of all Lenders at such time exceeds the Borrowing Base in effect at such time.

“Borrowing Base Properties” means the proved Oil and Gas Properties of the Credit Parties included in the most recently delivered Engineering Reports and evaluated for purposes of determining the Borrowing Base then in effect.

“Borrowing Base Value” means, (a) with respect to any Oil and Gas Property constituting Proved Reserves of a Credit Party, the value the Administrative Agent attributed to such asset in connection with the most recent determination of the Borrowing Base hereunder (which value has been approved by the Required Lenders and may reflect the value attributed to such asset as a result of the Credit Parties’ ownership of other associated Oil and Gas Properties from time to time, including midstream assets) and (b) with respect to any Swap Agreement in respect of commodities, the Swap PV of such Swap Agreement.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.

“Cash Equivalents” means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than twelve (12) months from the date of acquisition; (b) certificates of deposit, time deposits, Eurodollar time deposits, or bankers’ acceptances having in each case a tenor of not more than twelve (12) months from the date of acquisition issued by any Lender or any U.S. commercial bank or any branch or agency of a non-U.S. commercial bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $500,000,000 and having a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time by S&P or Moody’s, respectively; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s at the time of acquisition, and in either case having a tenor of not more than twelve (12) months; (d) repurchase obligations with a term of not more than one-hundred eighty (180) days for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (b) above; and (e) deposits in money market funds and investments investing exclusively in investments described in clauses (a), (b), (c) and (d) above.

“CERCLA” has the meaning set forth in the definition of “Environmental Laws”.

“Change in Control” means (a) at any time prior to an Initial Public Offering, the Permitted Holders ceasing to have beneficial ownership, and the power to vote or direct the voting (directly or indirectly), of at least 50.1% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or (b) at any time on and after an Initial Public Offering, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date) other than the Permitted Holders (directly or indirectly, including through one or more holding companies), of Equity Interests representing more than (1) 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower and (2) the percentage of the aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of the Borrower held by the Permitted Holders, unless the Permitted Holders (directly or indirectly, including through one of more holding companies) otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the board of directors (or equivalent governing body) of the Borrower.

“Change in Law” means (a) the adoption or implementation of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or any Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided, however, for the purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith or promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, are deemed to have gone into effect and to have been adopted and implemented after the Effective Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all Property of the Credit Parties, now owned or hereafter acquired, upon which a Lien is created or purported to be created by any Security Instrument, including without limitation, the Mortgaged Property, but excluding any Excluded Property.

“Collateral Coverage Minimum” shall have the meaning set forth in Section 8.13(a).

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b). The amount representing each Lender’s Commitment shall at any time be the least of (i) such Lender’s Maximum Credit Amount, (ii) such Lender’s Applicable Percentage of the then effective Borrowing Base and (iii) such Lender’s Elected Commitment.

“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Company Material Adverse Effect” has the meaning assigned to such term in the Acquisition Agreement as in effect on October 1, 2019.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(a)    the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(b)    if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (a) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;

provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (a) or clause (b) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement”.

“Consolidated Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Borrower and the Consolidated Restricted Subsidiaries for such period, including to the extent included in interest expense under GAAP: (a) amortization of debt discount, (b) capitalized interest and (c) the portion of any payments or accruals under Finance Leases allocable to interest expense.

“Consolidated Net Income” means with respect to the Borrower and the Consolidated Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Consolidated Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication, from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any Consolidated Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Restricted Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income; (e) any net after tax effect on income (or loss) for such period attributable to the early extinguishment of Indebtedness (other than hedging obligations); (f) any unrealized income (or loss) for such period attributable to hedging obligations or other derivative instruments; (g) accruals and reserves established or adjusted, or other charges required as a result of, the adoption or modification of accounting policies during such period; and (h) any gains or losses attributable to writeups or writedowns of assets.

“Consolidated Restricted Subsidiaries” means any Restricted Subsidiaries that are Consolidated Subsidiaries.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as of the last day of any fiscal quarter (or any other date of determination for purposes of Sections 9.04(a)(v), (b), and 9.05(n)), the ratio of Total Debt to EBITDAX (or in the case of the fiscal quarters ending on or prior to the third full fiscal quarter after the Initial Funding Date, Annualized EBITDAX) for the Rolling Period then ending.

“Consolidated Unrestricted Subsidiaries” means any Unrestricted Subsidiaries that are Consolidated Subsidiaries.

“Consolidation” has the meaning assigned such term in Section 9.08.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” has the meaning assigned such term the Pledge and Security Agreement.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than the Sponsor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 12.19.

“Credit Parties” means, collectively, the Borrower and each Guarantor, and “Credit Party” means any one of the foregoing.

“Cure Amount” shall have the meaning set forth in Section 9.01(c).

“Cure Period” shall have the meaning set forth in Section 9.01(c).

“Current Assets” means, as at any date of determination, without duplication, the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Consolidated Restricted Subsidiaries at such date, plus Unused Availability (but only to the extent that the

Borrower is then permitted to borrow such amount under the terms of this Agreement, including, without limitation, Section 6.03 hereof), but excluding (a) all non-cash assets under ASC 815 and (b) assets to the extent resulting from non-cash gains required under ASC 410.

“Current Liabilities” means, as at any date of determination, without duplication, the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Consolidated Restricted Subsidiaries on such date, but excluding, without duplication, (a) all non-cash obligations under ASC 815, (b) the current portion of any Loans and other long-term Debt, (c) any non-cash liabilities recorded in connection with stock-based or similar incentive-based compensation awards or arrangements and (d) non-cash liabilities to the extent resulting from non-cash losses or charges required under ASC 410.

“Current Ratio” means, as of any date of determination, the ratio of (a) Current Assets to (b) Current Liabilities.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other performance bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (excluding accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP); (d) all obligations under Finance Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person, to the extent of the lesser of (i) the amount of such Debt and (ii) the fair market value (as determined by the Borrower in good faith) of the Property of such Person securing such Debt; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others and, to the extent entered into as a means of providing credit support for the obligations of others and not primarily to enable such Person to acquire any such Property, all obligations or undertakings of such Person to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services (even if such goods or services are not actually received or utilized by such Person), but solely to the extent such obligations are included as a liability of such Person under GAAP; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability;

(l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. Except as explicitly set forth above, the Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. For the avoidance of doubt, customary obligations associated with firm transport contracts, storage or drilling contracts and minimum volume commitments entered into in the ordinary course of business shall not constitute Debt.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied; (b) has notified the Borrower or the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) or generally under other agreements in which it commits to extend credit; (c) has failed, within three (3) Business Days after request by the Administrative Agent or a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent; or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans,

LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated; provided that if such Equity Interests are issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower (or any direct or indirect parent thereof) or its Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members), such Equity Interests shall not constitute Disqualified Capital Stock solely because they may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability; provided, further, that any Equity Interests held by any future, current or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of its Restricted Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability.

“Disqualified Institutions” means (a) certain banks, financial institutions and other institutional lenders, investors and funds (or to their Affiliates that are clearly identifiable solely on the basis of similarity of their names) that have been specified in writing to the Administrative Agent and the Arrangers by the Borrower prior to October 1, 2019 or (b) competitors of the Borrower (or to their Affiliates that are clearly identifiable solely on the basis of similarity of their names) that have been specified in writing to the Administrative Agent by the Borrower prior to October 1, 2019 (which, for the avoidance of doubt, shall not include any bona fide debt investment fund or entities that invest in commercial loans in the ordinary course of business); provided that if the Borrower has consented in writing to an assignment to a Disqualified Institution under Section 12.04(b), then such entity will not be considered a Disqualified Institution for the purposes of such assignment.

“Distributable Free Cash Flow” means, as of any time of determination, (a) an amount equal to the sum of (x) $36,250,000, solely for the period starting on the Initial Funding Date and ending on the last day of the fourth full fiscal quarter after the Initial Funding Date, and thereafter $0 and (y) Free Cash Flow for the most recently completed four (4) fiscal quarter period (or, until four full fiscal quarters have been completed after the Initial Funding Date, a period consisting of the number of full fiscal quarters completed commencing with the fiscal quarter ending December 31, 2019), in each case, for which financial statements have been delivered for the Borrower pursuant to Sections 8.01(a) or (b), as applicable, beginning with the fiscal quarter ending December 31, 2019 minus (b) the aggregate amount of Restricted Payments made prior to and at such time of determination under Section 9.04(a)(v) minus (c) the aggregate amount of Investments made prior to and at such time of determination under Section 9.05(n) minus (d) the aggregate amount of Specified Additional Debt Redeemed prior to and at such time of determination under Section 9.04(b)(i)(D), in the case of each of clauses (b), (c) and (d) (each, a “Free Cash Flow Utilization”) that is deemed to have occurred (as set forth below) since the first day of the relevant period through and including the time of determination. For purposes of determining Distributable Free Cash Flow as of any time of determination, any Free Cash Flow Utilization shall be deemed to have occurred in the earliest fiscal quarter in the relevant period, to the extent that there was Distributable Free Cash Flow greater than $0 in such fiscal quarter and such Distributable Free Cash Flow has not otherwise been utilized for any previous Free Cash Flow Utilizations; provided that (i) no Free Cash Flow Utilization shall be deemed to occur in any fiscal quarter ending prior to the Initial Funding Date, (ii) solely for the period starting on the Initial Funding Date and ending on the last day of the fourth full fiscal quarter after the Initial Funding Date, the initial Free Cash Flow Utilizations in such period up to $36,2500,000 shall be deemed to have occurred on the Initial Funding Date, (iii) for the avoidance of doubt, to the extent a Free Cash Flow Utilization exceeds the Distributable Free Cash Flow for the earliest fiscal quarter in such relevant period (after giving effect to any previous Free Cash Flow Utilizations), it shall be deemed to occur in the immediately following fiscal quarter to the extent of the lesser of (A) such excess and (B) Distributable Free Cash Flow in such fiscal quarter (after giving effect to any previous Free Cash Flow Utilizations) and (iv) for further clarification, it is the intent of the parties hereto that Distributable Free Cash Flow and Free Cash Flow Utilizations are applied on a “first in, first out” basis for each relevant period.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state or territory thereof or the District of Columbia.

“DQ List” has the meaning given to such term in Section 12.04(f).

“Early Opt-in Election” means the occurrence of:

(a)(i) a determination by the Administrative Agent or (ii) a notification by the Majority Lenders to the Administrative Agent (with a copy to the Borrower) that the Majority Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.03(c) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBO Rate; and

(b)(i) the election by the Administrative Agent or (ii) the election by the Majority Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Majority Lenders of written notice of such election to the Administrative Agent.

“EBITDAX” means, for any period, Consolidated Net Income for such period:

(a)    increased (without duplication) by the following, in each case (other than in the case of clause (a)(v) below) to the extent deducted from or otherwise not included (and not added back) in the determination of Consolidated Net Income for such period:

(i)    provision for taxes (including Permitted Tax Distributions) based on income or profits or capital, including federal, state, franchise, excise and similar taxes (such as the Texas franchise tax), including any penalties and interest relating to any tax examinations, plus

(ii)    Consolidated Interest Expense for such period (net of interest income of the Borrower and the Consolidated Subsidiaries for such period) and to the extent not reflected in Consolidated Interest Expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk (net of interest income and gains on such hedging obligations), bank fees and costs of surety bonds in connection with financing activities, plus

(iii)    depreciation, depletion and amortization expense, including the amortization of intangible assets established through purchase accounting and the, amortization of deferred financing fees for such period, plus

(iv)    any other non-cash charges reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDAX to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(v)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDAX or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDAX pursuant to clause (b) below for any previous period and not added back, plus

(vi)    (A) Transaction Expenses incurred prior to or on or about the Initial Funding Date and (B) costs and expenses incurred in connection with any Investments, acquisitions (or purchases of assets (including those relating to Oil and Gas Properties)), asset dispositions (including those relating to Oil and Gas Properties), recapitalizations, mergers, amalgamations, repayment, refinancing amendment or modification of Debt or similar transactions after the Initial Funding Date permitted hereunder up to an aggregate amount pursuant to this clause (B) not to exceed $15,000,000 in any period, plus

(vii)    the amount of any transition services, restructuring charges or reserves, equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), severance costs, costs relating to initiatives aimed at profitability improvement, costs or reserves associated with improvements to IT and accounting functions and integration and facilities opening costs; provided that the aggregate amount of add backs under this clause (vii) and clause (viii) below shall not exceed 7.50% of EBITDAX (calculated prior to giving effect to such add-backs) for such period, plus

(viii)    the amount of “run rate” net cost savings, operating expense reductions and synergies in connection with, as a result of, or related to, the Transactions projected by the Borrower in good faith to be realized as a result of specified actions taken (which cost savings or synergies shall be calculated on a pro forma basis as though such cost savings, operating expense reductions or synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, operating expense reductions or synergies are factually supportable and reasonably identified in writing to the Administrative Agent together with the delivery of a certificate pursuant to Section 8.01(c), (B) such actions have been taken within twelve (12) months after the Initial Funding Date and (C) the Borrower reasonably expects to realize such savings, operating expense reductions or synergies within twenty-four (24) months after the Initial Funding Date (it is understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken, or expected to be taken, net of the amount of actual benefits realized during such period from such actions); provided, further, that the aggregate amount of add backs under this clause (viii) and clause (vii) above shall not exceed 7.50% of EBITDAX (calculated prior to giving effect to such add-backs) for such period, plus

(ix)    exploration expenses or costs (to the extent the Borrower adopts the successful efforts method of accounting), plus

(x)    any net loss from disposed, abandoned or discontinued operations; and

(b)    decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i)    non-cash items increasing Consolidated Net Income for such period, excluding any non-cash items that represent the reversal of an accrual or cash reserve for any anticipated cash charges in any prior period where such accrual or cash reserve is no longer required (other than any such accrual or cash reserve that has been added back to Consolidated Net Income in calculating EBITDAX in accordance with this definition), plus

(ii)    any net income from disposed, abandoned or discontinued operations, plus

(iii)    any non-cash items with respect to cash actually received in a prior period unless such cash did not increase EBITDAX in such prior period.

For the purposes of calculating EBITDAX for any Rolling Period, (i) if during such Rolling Period the Borrower or any Consolidated Restricted Subsidiary shall have made a Material Disposition, EBITDAX for such Rolling Period shall be calculated on a Pro Forma Basis, and (ii) if during such Rolling Period the Borrower or any Consolidated Restricted Subsidiary shall have made a Material Acquisition, EBITDAX for such Rolling Period shall be calculated on a Pro Forma Basis.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Elected Commitment” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Elected Commitment”, as the same may be increased, reduced or terminated from time to time in connection with an optional increase, reduction or termination of the Aggregate Elected Commitment Amounts pursuant to Section 2.06(c).

“Elected Commitment Increase Certificate” has the meaning given to such term in Section 2.06(c)(ii)(H).

“Engineering Reports” has the meaning assigned such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect and applicable to the operations of the Borrower or any Restricted Subsidiary, including, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and the Hazardous Materials Transportation Act.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued to the Borrower or any Restricted Subsidiary pursuant to applicable Environmental Laws.

“Equity Contribution” has the meaning assigned such term in Section 6.02(r).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Restricted Subsidiary would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Sections 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, under Sections 414 (m) or (o) of the Code.

“ERISA Event” means (a) the occurrence of a “Reportable Event” described in Section 4043 of ERISA with respect to a Plan subject to Title IV of ERISA (other than a Multiemployer Plan) other than a Reportable Event as to which the provision of thirty (30) days’ notice to the PBGC is expressly waived under applicable regulations, (b) the withdrawal of the Borrower, a Restricted Subsidiary or any ERISA Affiliate from a Plan subject to Title IV of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan subject to Title IV of ERISA (other than a Multiemployer Plan) or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA, or (f) the occurrence of any other event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, or for property taxes on the property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge or claim is to the property (other than with respect to any Borrowing Base Property); (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations or similar legislation, which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with

GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens, in each case, arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are or have become usual and customary in the Oil and Gas Business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of any material Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of any material Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of its Restricted Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Restricted Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business (including indemnification obligations in respect of surety bonds); (h) judgment and attachment Liens not giving rise to an Event of Default; provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; (i) encumbrances consisting of deed restrictions, zoning restrictions, and other similar restrictions on the use of Oil and Gas Properties, none of which, in the aggregate, materially impairs the use of such property by the Borrower or any Restricted Subsidiary in the operation of its business or materially detracts from the value of such properties, and none of which, in the aggregate, is or shall be violated in any material respect by existing proposed operations; (j) purported Liens evidenced by the filing of UCC financing statements solely as a precautionary measure in connection with operating leases of personal property; (k) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement; (l) Immaterial Title Deficiencies; (m) Liens on cash earnest money deposited pursuant to the terms of an agreement to acquire assets used in, or Persons engaged in, the Oil and Gas Business, as permitted by this Agreement and (n) licenses of intellectual property, none of which, in the aggregate, materially impair the operation of the business of the Borrower or any Restricted Subsidiary; provided, further, that no intention to subordinate the first priority status afforded by the Liens granted in favor of the Administrative Agent (for the benefit of the Secured Parties, as provided in the Security Instruments) is to be hereby implied or expressed by the permitted existence of such Excepted Liens. The parties acknowledge and agree that the term “Excepted Liens” shall not include any Lien securing Debt for borrowed money other than the Indebtedness.

“Excluded Accounts” means (a) each account for which all of the deposits consist of amounts utilized to fund payroll, employee benefit or tax obligations of the Borrower and its Subsidiaries, (b) escrow, pre-funding, trust and fiduciary accounts, in each case, solely holding amounts held for the benefit of third parties in the ordinary course of business (including, without limitation, escrow accounts in respect of Investments permitted under this Agreement, including under Section 9.05), (c) “zero balance” accounts, and (d) other accounts; provided that the aggregate daily maximum balance for all such bank accounts excluded pursuant to this clause (d) on any day shall not exceed $5,000,000.

“Excluded Property” has the meaning assigned to such term in the Pledge and Security Agreement.

“Excluded Subsidiaries” means (a) any Restricted Subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation existing on the Initial Funding Date (or, if later, the date it becomes a Restricted Subsidiary) from guaranteeing the Indebtedness or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received and for only so long as such restriction is outstanding, (b) any Immaterial Subsidiary, (c) any Restricted Subsidiary of the Borrower acquired pursuant to a permitted acquisition financed with Debt permitted to be incurred pursuant to Section 9.02(j) and any Restricted Subsidiary thereof that guarantees such Debt, in each case to the extent such Debt prohibits such Subsidiary from becoming a Guarantor and only for so long as such Debt remains outstanding, (d) any other Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the cost, burden, difficulty or other consequences of providing a guarantee outweighs the value to the Secured Parties afforded thereby, and (e) each Unrestricted Subsidiary; provided that, notwithstanding anything herein to the contrary, no Subsidiary owning Borrowing Base Properties shall be an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Credit Party individually determined on a Credit Party by Credit Party basis, any Debt in respect of any Swap Agreement if, and solely to the extent that, all or a portion of the guarantee by such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Debt in respect of any Swap Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such related Debt in respect of any Swap Agreement. If any Debt in respect of any Swap Agreement arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Debt in respect of any Swap Agreement that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.04(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.03(f) or (g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of January 18, 2019, by and among Wells Fargo Bank, N.A., as administrative agent, the Borrower, as borrower, and the lenders party thereto from time to time (as amended prior to the date hereof).

“Existing Credit Parties” means Citizen Mineral, LLC, a Delaware limited liability company, Citizen Energy III, LLC, a Delaware limited liability company, Citizen Midstream, LLC, a Delaware limited liability company, EVHI Exploration, LLC, an Oklahoma limited liability company, Citizen Energy Management, LLC, a Delaware limited liability company, Citizen Energy Intermediate, LLC, a Delaware limited liability company.

“Extended Loans” has the meaning assigned to such term in Section 3.06(a).

“Extended Maturity Date” has the meaning assigned to such term in Section 3.06(c).

“Extending Lenders” has the meaning assigned to such term in Section 3.06(c).

“Extension Effective Date” has the meaning assigned to such term in Section 3.06(c).

“Extension Request” has the meaning assigned to such term in Section 3.06(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rule or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Webiste from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate and (b) zero percent (0.00%).

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means, collectively, (i) that certain letter agreement, dated as of October 1, 2019, among JPMorgan Chase Bank, N.A., BMO Harris Bank N.A., BMO Capital Markets Corp., The Toronto Dominion Bank, New York Branch, TD Securities (USA) LLC, Bank of America, N.A. and BofA Securities Inc. and Holdings, as amended, restated, supplemented or otherwise modified from time to time, (ii) the Agency Fee Letter and (iii) any other fee letters that may hereafter be entered into between the Borrower, Holdings, the Administrative Agent and/or the Arrangers.

“Finance Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as finance leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder; provided that for all purposes hereunder the amount of obligations under any Finance Lease shall be the amount thereof accounted for as a liability on the balance sheet of such Person in accordance with GAAP; provided, further, that for purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat leases in a manner consistent with its treatment under GAAP applicable to private companies for fiscal years beginning prior to December 15, 2019, notwithstanding any modifications or interpretative changes thereto that may occur. For the avoidance of doubt, (i) any lease that would be characterized as an operating lease in accordance with GAAP applicable to private companies for fiscal years beginning prior to December 15, 2019 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Finance Lease) for purposes of this Agreement regardless of any change in GAAP applicable to private companies for fiscal years beginning after December 15, 2019 that would otherwise require such lease to be re-characterized (on a prospective or retroactive basis or otherwise) as a Finance Lease and (ii) GAAP will be deemed to not take into account ASU 2016-02.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, in each case as now or hereafter in effect or any successor statute thereto and including any regulations promulgated thereunder.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Free Cash Flow” means, for any fiscal quarter, EBITDAX minus the increase (or plus the decrease) in non-cash working capital from the previous fiscal quarter minus the sum, in each case without duplication, of the following amounts for such period of (a) voluntary and scheduled cash repayments of Debt (other than the Loans) which cannot be reborrowed pursuant to the terms of such Debt (other than those made in reliance on Section 9.04(b)(i)(D)), (b) capital expenditures, (c) interest expense paid in cash, (d) taxes payable in cash, (e) exploration expenses paid in cash, (f) Restricted Payments made in cash during such period (other than those made in reliance on Section 9.04(a)(v)) and (g) to the extent not included in the foregoing and added back in the calculation of EBITDAX, any other cash charge that reduces the earnings of the Borrower and the Restricted Subsidiaries.

“Free Cash Flow Utilization” has the meaning set forth in the definition of “Distributable Free Cash Flow”.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Banks, such Defaulting Lender’s LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lenders, such Defaulting Lender’s Swingline Exposure other than Swingline Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to another Lender or cash collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Guarantors” means, collectively, those Persons identified on Schedule 1.02(a) hereto and each other Material Subsidiary and other Domestic Subsidiary that guarantees the Indebtedness pursuant to the Guaranty Agreement or as otherwise required by Section 8.13(b).

“Guaranty Agreement” means an agreement executed by the Guarantors in substantially the form of Exhibit F absolutely and unconditionally guarantying, on a joint and several basis, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, factions or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the Effective Date.

“Holdings” has the meaning set forth in the Preamble.

“Holdings Pledge Agreement” means a Pledge Agreement, between the Administrative Agent and Holdings in substantially the form of Exhibit G-1 (or otherwise in form and substance acceptable to the Administrative Agent) granting Liens and security interests in the Equity Interests of the Borrower directly owned by Holdings in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Indebtedness, as the same may be amended, modified, supplemented or restated from time to time.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Subsidiary” means any Restricted Subsidiary that is not a Material Subsidiary.

“Immaterial Title Deficiencies” means, with respect to Oil and Gas Properties, defects or clouds on title, discrepancies in reported net revenue and working interest ownership percentages and other Liens, defects, discrepancies and similar matters which do not, individually or in the aggregate, affect Oil and Gas Properties with a value (which, for purposes hereof, shall mean the value the Administrative Agent attributes to any such Oil and Gas Properties for purposes of the most recent determination of the Borrowing Base) greater than three percent (3%) of the value (which, for purposes hereof, shall mean the value the Administrative Agent attributes to all Oil and Gas Properties for purposes of the most recent determination of the Borrowing Base) of all such Oil and Gas Properties.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means any and all amounts owing or to be owing by the Borrower, any Restricted Subsidiary or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to any Agent, any Issuing Bank, any Swingline Lender or any Lender under any Loan Document, including, without limitation, all interest on any of the Loans (including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Credit Party (or could accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action); (b) to any Secured Swap Provider under any Swap Agreement including any Swap Agreement in existence prior to the Initial Funding Date, but excluding any additional transactions or confirmations entered into (i) after such Secured Swap Provider ceases to be a Lender or an Affiliate of a Lender or (ii) after assignment by a Secured Swap Provider to a Person that is not a Lender or an Affiliate of a Lender; (c) to any Bank Products Provider in respect of Bank Products; and (d) all renewals, extensions and/or rearrangements of any of the above; provided that solely with respect to any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Swap Obligations of such Credit Party shall in any event be excluded from “Indebtedness” owing by such Credit Party.

“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitee” has the meaning set forth in Section 12.03(b).

“Information” has the meaning set forth in Section 12.11.

“Initial Financial Statements” has the meaning set forth in Section 6.02(j).

“Initial Funding Date” means the date on which the conditions specified in Section 6.02 are satisfied (or waived in accordance with Section 12.02).

“Initial Public Offering” means the issuance by the Borrower or any direct or indirect parent of the Borrower of its common Equity Interests generating (individually or in the aggregate together with any prior initial public offering) gross proceeds exceeding $200,000,000, in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Initial Reserve Report” means, collectively, (a) the internally prepared reserve report of the Borrower and its Subsidiaries as of August 1, 2019, (b) the reserve report of Roan and its Subsidiaries covering certain of their respective Oil and Gas Properties constituting Proved Developed Producing Reserves prepared by Netherland, Sewell & Associates, Inc. as of August 1, 2019, and (c) the development case reserve report of Roan and its Subsidiaries prepared by petroleum engineers who are employees of the Borrower as of August 1, 2019, in each case, delivered to the Administrative Agent and the Lenders prior to the Effective Date and used in determining the initial Borrowing Base hereunder.

“Intercreditor Agreement” means an intercreditor agreement among the Administrative Agent, the representative on behalf of any Junior Lien Debt holders, the Borrower, the Guarantors and the other parties party thereto from time to time, in form and substance reasonably acceptable to the Majority Lenders and the Borrower.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3) or six (6) months (or, with the consent of each Lender, twelve (12) months) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned such term in Section 2.07(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, guarantee or assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding one hundred twenty (120) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); or (c) the purchase or acquisition (in one or a series of transactions) of Property (other than Equity Interests) of another Person that constitutes a business unit. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) JPMorgan Chase Bank, N.A. and (b) if requested by the Borrower and reasonably acceptable to the Administrative Agent, any other Person who is a Lender at the time of such request and who accepts such appointment in writing with the Borrower and the Administrative Agent, in their respective capacities as issuers of Letters of Credit hereunder, and each of their respective successors in such capacity as provided in Section 2.08(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. References herein and in the Loan Documents to the Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.

“Junior Lien” means a Lien on the Collateral (other than Liens securing the Indebtedness) that is subordinated to the Liens granted under the Loan Documents pursuant to the Intercreditor

Agreement (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Debt secured by Junior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens).

“LC Commitment” means the lesser of (a) $35,000,000 (or such greater amount as agreed to by the Issuing Banks) and (b) the Loan Limit.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Issuance Limit” means, with respect to each Issuing Bank, the amount set forth on Annex II opposite such Issuing Bank’s name.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption or any amendment or modification to this Agreement, and any Person that shall have become a party hereto as an Additional Lender pursuant to Section 2.06(c), other than, in each case, any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders and the Issuing Banks.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 A.M., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; provided that, if such rate that appears on such screen or page shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Subject to Section 3.03, in the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1.00%) at which dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 A.M., London time, two (2) Business Days prior to the commencement of such Interest Period. Subject to Section 3.03, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a deed of trust, mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties.

“Loan Documents” means this Agreement (and any amendments, supplements, consents, waivers or modifications hereto), any Fee Letter, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments.

“Loan Limit” means, at any time, the least of (a) the Aggregate Maximum Credit Amounts, (b) the then effective Borrowing Base, and (c) the then effective Aggregate Elected Commitment Amounts.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including the Swingline Loans.

“Majority Lenders” means (a) at any time while no Loans or LC Exposure is outstanding, Lenders having greater than 50% of the Aggregate Maximum Credit Amounts; and (b) at any time while any Loans or LC Exposure is outstanding, Lenders holding greater than 50% of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Majority Lenders.

“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by the Borrower and its Consolidated Restricted Subsidiaries in excess of $25,000,000.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of the Borrower, any Restricted Subsidiary or any Guarantor to perform any of its material obligations under any Loan Document, (c) the validity or enforceability of any Loan Document, or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, any Issuing Bank or any Lender under any Loan Document.

“Material Debt” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value of such Swap Agreement.

“Material Disposition” means any disposition of Property or series of related dispositions of Property that involves the payment of consideration to the Borrower and its Consolidated Restricted Subsidiaries in excess of $25,000,000.

“Material Subsidiary” means, as of any date, (a) any Domestic Subsidiary that (i) is a Subsidiary and (ii) together with its Restricted Subsidiaries, as of the last day of the fiscal quarter of the Borrower most recently ended, had net revenues or total assets for such quarter in excess of 2.50% of the consolidated net revenues or total assets, as applicable, of the Borrower and its Restricted Subsidiaries for such quarter and (b) any Domestic Subsidiary that owns any Borrowing Base Properties, or owns any Oil and Gas Properties evaluated in the Reserve Report most recently delivered to the Administrative Agent and the Lenders hereunder; provided that in the event that the Immaterial Subsidiaries, taken together, had as of the last day of the fiscal quarter of the Borrower most recently ended net revenues or total assets in excess of 5% of the consolidated revenues or total assets, as applicable, of the Borrower and its Restricted Subsidiaries for such quarter, the Borrower shall designate one or more Immaterial Subsidiaries (other than any Subsidiaries constituting “Excluded Subsidiaries” pursuant to clauses (a), (c), (d) or (e) of the definition thereof) to be a Material Subsidiary as may be necessary such that the foregoing 5% limit shall not be exceeded, and any such Subsidiary shall thereafter be deemed to be a Material Subsidiary hereunder, and the Borrower shall cause such designated Material Subsidiaries to comply with Section 8.13(b); provided further that the Borrower may re-designate Material Subsidiaries as Immaterial Subsidiaries so long as Borrower is in compliance with the foregoing after giving pro forma effect to such designation.

“Maturity Date” means the date that is five (5) years after the Initial Funding Date.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06 or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b).

“Merger Sub” has the meaning assigned to such term in the Recitals hereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Mortgages” means all mortgages, deeds of trust and similar documents, instruments and agreements (including amendments and restatements of existing deeds of trust and similar documents, instruments and agreements) creating, evidencing, perfecting or otherwise establishing the Liens on Mortgaged Property to secure payment of the Indebtedness or any part thereof in substantially the form of Exhibit L (or otherwise in form and substance acceptable to the Administrative Agent).

“Multiemployer Plan” mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Borrowing Base Notice” has the meaning assigned such term in Section 2.07(d).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders or all Lenders in accordance with the terms of Section 12.02 and (b) has been approved by the Majority Lenders.

“Non-Extending Lenders” has the meaning assigned to such term in Section 3.06(c).

“Notes” means (a) the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof and (b) the Swingline Notes.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Oil and Gas Business” means: (a) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and mineral properties or products produced in association with any of the foregoing; (b) the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from interests in oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and mineral properties or products produced in association therewith; and the marketing of oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and minerals obtained from unrelated Persons; and (c) any business or activity relating to, arising from, or necessary, appropriate, incidental or ancillary to the activities described in the foregoing clauses (a) and (b) of this definition.

“Oil and Gas Properties” means: (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization agreements, pooling agreements and declarations of pooled or unitized units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all midstream assets, oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise expressly provided herein, all references in this Agreement to “Oil and Gas Properties” refer to Oil and Gas Properties owned by the Borrower and its Restricted Subsidiaries, as the context requires.

“Ongoing Hedges” has the meaning assigned such term in Section 9.13(a)(i).

“OPA” has the meaning set forth in the definition of “Environmental Laws.”

“Organizational Documents” means, relative to any Person, its certificate or articles of organization, formation or incorporation (or comparable document) and its by-laws, partnership agreement, limited liability company agreement or operating agreement (or similar arrangements applicable to ownership).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant” has the meaning assigned such term in Section 12.04(c)(i).

“Participant Register” has the meaning assigned such term in Section 12.04(c)(i).

“PATRIOT Act” has the meaning assigned such term in Section 12.16.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Holders” means, collectively, the Sponsor and the Persons identified on Schedule 1.02(b) hereto.

“Permitted Swap Actions” has the meaning assigned such term in Section 12.14(b)(i).

“Permitted Tax Distribution” means, for any taxable period or portion thereof in which the Borrower is a pass through entity (including a disregarded entity or partnership) for federal income tax purposes, payments and distributions which are distributed to the direct or indirect holders of the Equity Interests of the Borrower on or prior to each estimated payment date as well as each other applicable due date to enable such holders to timely make payments of federal, state and local taxes for such taxable period as a result of the operations of the Borrower not to exceed the product of (a) the net taxable income (which shall mean the net taxable income of the Borrower and its Subsidiaries required to be reported to Borrower’s direct or indirect holders for federal income tax purposes) of the Borrower and its Subsidiaries for such period, less cumulative net taxable losses from prior taxable years to that extent that such losses are allowable as a deduction against the current taxable income and of a character (ordinary or capital) that would permit such losses to be deducted by the direct or indirect member of the Borrower against the current taxable income of the Borrower allocable to such members and have not previously been taken into account in determining tax distributions, and (b) the highest applicable marginal U.S. federal, state and local tax rates applicable to an individual or, if higher, a corporation resident in New York City, New York taking into account, the character of the taxable income (e.g., long-term capital gain, ordinary income, etc.); provided that the determination of such distributions shall take into account any basis adjustments under Section 743(b) or Section 734(b) of the Code.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (a) is sponsored, maintained or contributed to by the Borrower, a Restricted Subsidiary or, solely with respect to a plan subject to Title IV of ERISA, an ERISA Affiliate or (b) if the Borrower or a Restricted Subsidiary has liability thereunder, was at any time during the six (6) calendar years preceding the Effective Date, sponsored, maintained or contributed to by the Borrower or a Subsidiary or, to which Borrower or a Subsidiary has any liability, including any liability with respect to a plan subject to Title IV of ERISA on account of an ERISA Affiliate.

“Pledge and Security Agreement” means a Pledge and Security Agreement among each Credit Party and the Administrative Agent in substantially the form of Exhibit G-2 (or otherwise in form and substance acceptable to the Administrative Agent) granting Liens and security interests in the Equity Interests of the Subsidiaries directly owned by such Credit Parties and the Credit Parties’ other personal property constituting Collateral (as defined therein) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Indebtedness, as the same may be amended, modified, supplemented or restated from time to time.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Pro Forma Basis” means, as to the calculation of the Consolidated Total Leverage Ratio and the Current Ratio, such calculation will be made on a pro forma basis, including giving pro forma effect to the following events as if such events occurred on the first date of the then most recently ended period for which financial statements are available: any Material Acquisition, Material Disposition or incurrence of Debt that occurred during such period (or thereafter and through and including the date of such determination, in the case of determinations made with respect to any action the taking of which hereunder is subject to compliance with the Consolidated Total Leverage Ratio or the Current Ratio). Any cash or Cash Equivalents to be received by the Borrower or any Restricted Subsidiary in connection with the incurrence of Debt shall not be considered Unrestricted Cash in determining compliance on a “Pro Forma Basis” with the Consolidated Leverage Ratio for the incurrence of such Debt or any transaction substantially contemporaneously therewith. Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and with supporting documentation reasonably acceptable to the Administrative Agent.

“Projections” has the meaning assigned to such term in Section 8.01(f).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Acquisition” has the meaning assigned such term in Section 9.13(a)(i).

“Proposed Borrowing Base” has the meaning assigned such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned such term in Section 2.07(c)(ii).

“Proved Developed Producing Reserves” means “proved developed producing oil and gas reserves” as such term is defined in the Definitions for Oil as Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Reserves” means collectively, “proved oil and gas reserves,” “proved developed producing oil and gas reserves,” “proved developed non-producing oil and gas reserves” (consisting of proved developed shut-in oil and gas reserves and proved developed behind pipe oil and gas reserves), and “proved undeveloped oil and gas reserves,” as such terms are defined in the Definitions for Oil as Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Debt” means Debt, the proceeds of which are used to finance the acquisition, construction, or improvement of inventory, equipment or other property in the ordinary course of business.

“PV-9” means, with respect to any Proved Reserves expected to be produced from any Borrowing Base Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and the Credit Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the Bank Price Deck.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 12.19.

“Qualified ECP Guarantor” means, in respect of any Swap Agreement, each Credit Party that (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Swap Agreement or grant of the relevant security interest becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RCRA” has the meaning set forth in the definition of “Environmental Laws.”

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Indemnified Person” means, with respect to an Indemnitee, (a) any Controlling Person or Controlled Affiliate of such Indemnitee, (b) the respective directors, officers, or employees of such Indemnitee or any of its Controlling Persons or Controlled Affiliates and (c) the respective agents and representatives of such Indemnitee or any of its Controlling Persons or Controlled Affiliates, in the case of this clause (c), acting at the instructions of such Indemnitee, Controlling Person or such Controlled Affiliate.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or any successor thereto.

“Remedial Work” has the meaning assigned such term in Section 8.09(a).

“Required Lenders” means, (a) at any time while no Loans, LC Exposure or Swingline Exposure is outstanding, Lenders having at least sixty-six and two-thirds percent (66 2⁄3%) of the Aggregate Maximum Credit Amounts; and (b) at any time while any Loans or LC Exposure is outstanding, Lenders holding at least sixty-six and two-thirds percent (66 2⁄3%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit and Swingline Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Required Lenders.

“Reserve Report” means (a) the Initial Reserve Report and (b) (i) any other subsequent report, in form and substance reasonably satisfactory to the Administrative Agent and/or (ii) any other engineering data reasonably acceptable to the Administrative Agent, setting forth, as of the dates set forth in Section 8.11(a) (or such other date in the event of an Interim Redetermination) the Proved Reserves attributable to the Oil and Gas Properties of the Borrower and the Credit Parties, together with a projection of the rate of production and future net revenues, operating expenses (including production taxes and ad valorem expenses) and capital expenditures with respect thereto as of such date, based upon pricing assumptions consistent with SEC reporting requirements at the time and reflecting Swap Agreements in place with respect to such production.

“Reserve Report Certificate” means a certificate of a Responsible Officer in substantially the form of Exhibit N certifying as to the matters in Section 8.11(c).

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, the Chief Operating Officer, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower and/or the general partner of the Borrower.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries and (b) any payment of management fees, advisory fees or similar fees by the Borrower or any Restricted Subsidiary to any holders of their Equity Interests or any Affiliates thereof.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans, its LC Exposure, and its Swingline Exposure at such time; provided that for purposes of declaring the Loans to be due and payable pursuant to Article X, and for all purposes after the Loans become due and payable pursuant to Article X or the Commitments expire or terminate, then, as to each Lender, clause (a) of the definition of Swingline Exposure shall only be applicable for purposes of determining its Revolving Credit Exposure to the extent such Lender shall have funded its participation in the outstanding Swingline Loans.

“Roan” has the meaning assigned to such term in the Recitals hereto.

“Roan Acquisition” has the meaning assigned to such term in the Recitals hereto.

“Roan Assumed Hedges” has the meaning assigned such term in Section 8.20(b).

“Roan Credit Agreements” means, collectively, (a) that certain Credit Agreement, dated as of September 5, 2017, among Roan Resources LLC, as the borrower, Citibank, N.A., as administrative agent and the lenders party thereto, as amended from time to time prior to the Effective Date and (b) that Credit Agreement, dated as of June 27, 2019, among Roan Resources, Inc., as the borrower, Cortland Capital Market Services LLC, as administrative agent and the lenders party thereto, as amended from time to time prior to the Effective Date.

“Rolling Period” means (a) for the fiscal quarters ending on the last day of the first full fiscal quarter following the Initial Funding Date, the last day of the second full fiscal quarter following the Initial Funding Date, and the last day of the third full fiscal quarter following the Initial Funding Date, the applicable period commencing on the first day of the first full fiscal quarter following the Initial Funding Date and ending on the last day of such applicable fiscal quarter, and (b) for the fiscal quarter ending on the last day of the fourth full fiscal quarter following the Initial Funding Date, and for each fiscal quarter thereafter, any period of four (4) consecutive fiscal quarters ending on the last day of such applicable fiscal quarter.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Effective Date, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any government that is itself the subject or target of sanctions or (d) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a), (b) or (c).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury or other relevant sanctions authority.

“Scheduled Redetermination” has the meaning assigned such term in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Parties” means, collectively, the Agents, the Lenders (including the Swingline Lenders), the Issuing Banks, the Bank Products Providers and Secured Swap Providers, and “Secured Party” means any of them individually.

“Secured Swap Provider” means (a) any Person that is a party to a Swap Agreement with the Borrower or any of its Restricted Subsidiaries that entered into (or became party to by assignment or novation) such Swap Agreement before or while such Person was a Lender or an Affiliate of a Lender, whether or not such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be, (b) any Person that (i) is a Lender on the Initial Funding Date and (ii) is a party to a Swap Agreement in existence on the Initial Funding Date with the Borrower or any of its Restricted Subsidiaries and (c) the Persons listed on Schedule 1.02(c) party to the Swap Agreements in existence on the Initial Funding Date and listed on Schedule 1.02(c).

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Instruments” means the Guaranty Agreement, the Pledge and Security Agreement, the Holdings Pledge Agreement, the Mortgages, the Control Agreements, and other agreements, instruments or certificates described or referred to in Exhibit E, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person in connection with, or as security for the payment or performance of the Indebtedness, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.

“Specified Acquisition Agreement Representations” means such of the representations and warranties made by or on behalf of Roan and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or Merger Sub has the right to terminate its obligations under the Acquisition Agreement, or to decline to consummate the Roan Acquisition as a result of a breach of such representations and warranties.

“Specified Additional Debt” means any Junior Lien, unsecured senior or unsecured senior subordinated Debt of the Borrower incurred after the Initial Funding Date under Section 9.02(i) or (k), as applicable and any refinancing of such Debt; provided that any such Debt may be refinanced only to the extent that the aggregate principal amount of such refinancing Debt does not result in an increase in the principal amount thereof plus amounts to fund any original issue discount or upfront fees relating thereto plus amounts to fund accrued interest, fees, expenses and premiums.

“Specified Equity Contribution” means, at any time, without duplication, (a) the amount of cash proceeds received by the Borrower as a cash capital contribution from one or more holders of the Equity Interests of the Borrower during the Cure Period or (b) the amount of proceeds received from the issuance of common equity issued by the Borrower (or, on terms reasonably satisfactory to the Administrative Agent, other forms of equity) to one or more of the holders of the Equity Interests of the Borrower during the Cure Period (in each case, other than in connection with an issuance by the Borrower of Disqualified Capital Stock), which is made for the purpose of curing a failure to comply with Section 9.01(a) or (b) that would otherwise occur, pursuant to the exercise of a cure right pursuant to Section 9.01(c).

“Specified Obligations” has the meaning assigned to such term in Section 12.14(b).

“Specified Representations” means those representations and warranties of the Borrower in Sections 7.01 (to the extent relating to the entering into and performance of the applicable Loan Documents), 7.02, 7.03 (to the extent relating to the entering into and performance of the applicable Loan Documents), 7.08, 7.11(b), 7.19, 7.20, 7.21 and 7.23.

“Sponsor” means (a) Warburg Pincus LLC and (b) any of its respective Affiliates and funds or partnerships managed or administered by it or any of its Affiliates, but not including their respective portfolio companies.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordination Agreement” means a subordination agreement among the Administrative Agent, the representative on behalf of any holders of unsecured senior or unsecured senior subordinated Debt of the Borrower incurred after the Initial Funding Date, the Borrower, the Guarantors and the other parties party thereto from time to time, in form and substance reasonably acceptable to the Majority Lenders and the Borrower.

“Subsidiary” means, with respect to any Person (the “Parent”) at any date, any other Person the accounts of which would be consolidated with those of the Parent in the Parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) the management decisions of which, as of such date, are otherwise controlled, in each case, directly, indirectly through one or more intermediaries, or both, by the Parent. Unless otherwise specified, each reference to “Subsidiary” means a Subsidiary of a Credit Party.

“Supported QFC” has the meaning assigned to such term in Section 12.19.

“Swap Agreement” means any swap, forward, collar, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise (and for the avoidance of doubt, including on a prepaid or physically settled basis), involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including, but not limited to, as the context dictates, any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Restricted Subsidiaries shall be a Swap Agreement.

“Swap PV” means, with respect to any Swap Agreement in respect of commodities, the present value, discounted at 9% per annum, of the future receipts expected to be paid to the Borrower or its Restricted Subsidiaries under such Swap Agreement based on the Administrative Agent’s then current Bank Price Deck; provided, that the “Swap PV” shall never be less than $0.00.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) the aggregate principal amount of all Swingline Loans made by such Lender as a Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans), in each case, adjusted to give effect to any reallocation under Section 2.10 of the Swingline Exposures of Defaulting Lenders in effect at such time.

“Swingline Lenders” means JPMorgan Chase Bank, N.A., in its capacity as provider of Swingline Loans, any other Lenders that are reasonably acceptable to the Borrower and the Administrative Agent that agree in writing with the Borrower and the Administrative Agent to provide Swingline Loans, or any successor Swingline Lender hereunder. References herein and in the other Loan Documents to the Swingline Lender shall be deemed to refer to the Swingline Lender in respect of the applicable Swingline Lenders or to all Swingline Lenders, as the context requires.

“Swingline Loan” means a Loan made pursuant to Section 2.09.

“Swingline Note” means a promissory note made by the Borrower in favor of a Swingline Lender evidencing Swingline Loans made by such Swingline Lender, substantially in the form of Exhibit A-2.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of United States federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Tax” or “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Structure” has the meaning assigned such term in Section 12.11.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Total Debt” means, as of any date of determination, (a) the aggregate amount of Debt of the Borrower and its Consolidated Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP consisting only of Debt of the Borrower and its Restricted Subsidiaries for borrowed money, drawn but unreimbursed obligations under letters of credit, obligations in respect of Finance Leases and other debt obligations for borrowed money evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of the Credit Parties’ Unrestricted Cash on hand as of such date in an aggregate amount not to exceed $50,000,000.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries (or by the Sponsor or any direct or indirect parent entity of the Borrower and reimbursed by the Borrower) in connection with the Transactions (including, for the avoidance of doubt, any fees or expenses incurred or paid by the Borrower, the Sponsor or any of their Subsidiaries or Affiliates in connection with any due diligence with respect to the Transaction or in respect of any deliverables to be provided or actions to be taken on a post-closing basis), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means (a) with respect to the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on its Properties (including Mortgaged Properties pursuant to the Security Instruments), (b) with respect to each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of Liens on its Properties (including Mortgaged Properties) pursuant to the Security Instruments, (c) the payment of Transaction Expenses, (d) the consummation of the Roan Acquisition (including the refinancing of the Existing Credit Agreement and the Roan Credit Agreements) and (e) the consummation of the Equity Contribution.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the state of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s Lien on any Collateral.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Unrestricted Cash” means cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Restricted Subsidiaries; provided that (a) cash or Cash Equivalents that would appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Restricted Subsidiaries solely because such cash or Cash Equivalents are subject to a Control Agreement in favor of the Administrative Agent shall constitute Unrestricted Cash hereunder, (b) cash and Cash Equivalents shall be included in the determination of Unrestricted Cash only to the extent that such cash and Cash Equivalents are maintained in accounts subject to a Control Agreement for the benefit of the Administrative Agent, and (c) cash and Cash Equivalents that are maintained in accounts to the extent required under this Agreement to cash collateralize LC Exposure or Swingline Exposure shall not be included in Unrestricted Cash.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated as such on Schedule 7.13 or which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 9.14.

“Unused Availability” means at any time an amount equal to (a) the Loan Limit at such time, minus (b) the aggregate Revolving Credit Exposure of all Lenders at such time.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 12.19.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(f)(ii)(B)(3).

“Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Loan Limit in effect on such day.

“Venture” has the meaning assigned to such term in Section 9.05(g).

“Wholly-Owned Subsidiary” means any Restricted Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

“Withholding Agent” means any Credit Party or the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.03    Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04    Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “will” as used in this Agreement shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import as used in this Agreement, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” as used in this Agreement means “from and including” and the word “to” means “to and including,” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05    Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the first audited financial statements delivered to the Lenders pursuant to Section 8.01(a) except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. Notwithstanding anything herein to the contrary, for the purposes of calculating any of the ratios tested under Section 9.01, and the components of each of such ratios, all Unrestricted Subsidiaries, and their subsidiaries (including their assets, liabilities, income, losses, cash flows, and the elements thereof) shall be excluded, except for any cash dividends or distributions actually paid in cash by any Unrestricted Subsidiary or any of its subsidiaries to the Borrower or any Restricted Subsidiary, which shall be deemed to be income to the Borrower or such Restricted Subsidiary when actually received by it.

Section 1.06    Pro Forma Basis. Notwithstanding anything to the contrary contained herein, the calculation of the Consolidated Total Leverage Ratio and the Current Ratio pursuant to this Agreement shall be calculated in a manner prescribed by the definition of “Pro Forma Basis”.

Section 1.07    Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a

Benchmark Transition Event or an Early Opt-In Election, Section 3.03(c)(i) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 3.03(c)(iii), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (a) any such alternative, successor or replacement rate implemented pursuant to 3.03(c)(i), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (b) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 3.03(c)(ii)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

Section 1.08    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE CREDITS

Section 2.01    Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the Loan Limit then in effect. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02    Loans and Borrowings.

(a)    Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)    Types of Loans. Subject to Section 3.03, each Borrowing (other than Borrowings of Swingline Loans) shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Each Swingline Loan shall be an ABR Loan.

(c)    Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire Unused Availability or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of seven (7) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)    Notes. If requested by a Lender, the Loans made by each Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A-1, dated, in the case of (i) any Lender party hereto as of the Initial Funding Date, as of the Initial Funding Date, (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption or amendment or other modification to this Agreement, as of the effective date of the Assignment and Assumption, amendment or other modification, or (iii) any Additional Lender that becomes a party hereto in connection with an increase in the Aggregate Elected Commitment Amounts pursuant to Section 2.06(c), as of the effective date of such increase, as applicable, payable to such Lender (or its registered assigns) in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. The Swingline Loans made by the Swingline Lenders shall be evidenced by a promissory note of the Borrower in substantially the form of Exhibit A-2. In the event that any Lender’s Maximum Credit Amount increases or decreases for any reason, the Borrower shall deliver or cause to be delivered, to the extent such Lender is then holding a Note and so requests a new Note, on the effective date of such increase or decrease, a new Note payable to such Lender (or its registered assigns) in a principal amount equal to its Maximum Credit Amount, after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note(s). Failure to make any such recordation shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note(s).

Section 2.03    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three

(3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) or any deemed request of an ABR Borrowing to repay any Swingline Loan as provided in Section 2.09(c). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)    the aggregate amount of the requested Borrowing;

(ii)    the date of such Borrowing, which shall be a Business Day;

(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)    the amount of the then effective Borrowing Base, the amount of the then effective Aggregate Elected Commitment Amounts, the current total Revolving Credit Exposures (without regard to the requested Borrowing), and the total Revolving Credit Exposures (giving pro forma effect to the requested Borrowing); and

(vi)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Each Borrowing Request shall constitute a representation by the Borrower that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the Loan Limit.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04    Interest Elections.

(a)    Conversion and Continuance. Each Borrowing (other than Borrowings of Swingline Loans) initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such

Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.04 shall not apply to Swingline Loans, which may not be converted or continued.

(b)    Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c)    Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d)    Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender, as applicable, of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05    Funding of Borrowings.

(a)    Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and subject to a Control Agreement in favor of the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank and ABR Loans to be made for the purpose of refinancing Swingline Loans shall be made by the Lenders as provided in Section 2.09. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b)    Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06    Termination and Reduction of Aggregate Maximum Credit Amounts; Increase, Reduction, and Termination of Aggregate Elected Commitment Amounts.

(a)    Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts, the Aggregate Elected Commitment Amounts or the Borrowing Base is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b)    Optional Termination and Reduction of Aggregate Maximum Credit Amounts.

(i)    The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, (1) after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the Loan Limit or (2) the Aggregate Maximum Credit Amounts would be less than $10,000,000 (unless, with respect to this clause (2), the Aggregate Maximum Credit Amounts are reduced to $0), and (C) upon any reduction of the Aggregate Maximum Credit Amounts that would otherwise result in the Aggregate Maximum Credit Amounts being less than the Aggregate Elected Commitment Amounts, the Aggregate Elected Commitment Amounts shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) so that they equal the Aggregate Maximum Credit Amounts as so reduced.

(ii)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that a notice of termination of the Aggregate Maximum Credit Amounts delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or a Change in Control, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (it being understood that the failure of such condition to be satisfied shall not relieve the Borrower of its obligations under Section 5.02). Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(c)    Optional Increases, Reductions and Terminations of Aggregate Elected Commitment Amounts.

(i)    Subject to the conditions set forth in Section 2.06(c)(ii), the Borrower may, from time to time, increase the Aggregate Elected Commitment Amounts then in effect by increasing the Elected Commitment of a Lender or by causing a Person that is reasonably acceptable to the Administrative Agent, the Swingline Lenders, and the Issuing Banks that at such time is not a Lender to become a Lender (an “Additional Lender”). Notwithstanding anything to the contrary contained in this Agreement, in no case shall an Additional Lender be the Borrower, an Affiliate of the Borrower, the Sponsor, or a natural person (or any holding company, investment vehicle, or trust owned and operated for the primary benefit of a natural person).

(ii)    Any increase in the Aggregate Elected Commitment Amounts shall be subject to the following additional conditions:

(A)    such increase shall not be less than $5,000,000 (and shall be in increments of $1,000,000 above such minimum amount) unless the Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto, the aggregate amount of all such increases after the Initial Funding Date exceeds the Aggregate Maximum Credit Amount;

(B)    no Event of Default shall have occurred and be continuing on the effective date of such increase;

(C)    to the extent that there are any Eurodollar Borrowings outstanding, the effective date of such increase shall be, at the option of the Borrower, either (x) the last day of the Interest Period in respect of such Eurodollar Borrowings or (y) such earlier date selected by the Borrower, provided that the Borrower shall pay compensation as required by Section 5.02;

(D)    no Lender’s Elected Commitment may be increased without the consent of such Lender;

(E)    all of the terms and conditions applicable to such increased Aggregate Elected Commitment Amounts (and the Loans made pursuant thereto) shall be identical to the terms and conditions applicable to the existing Commitments and Loans under this Agreement (other than with respect to any arrangement, structuring, upfront or other fees or discounts payable in connection with such increased commitment as may have been agreed to between the Borrower and the increasing Lender or Additional Lender, as applicable, and/or the Administrative Agent), provided that if the Applicable Margin of such increased Aggregate Elected Commitment Amounts is higher than that for the then existing Commitments and Loans, then the Applicable Margin shall be increased for all existing Commitments and Loans to be consistent with such increased Applicable Margin;

(F)    after giving effect to any increase in the Aggregate Elected Commitment Amounts, the Aggregate Elected Commitment Amounts shall not exceed the Borrowing Base then in effect;

(G)    the consent of each existing Lender shall be required for any increase in the Aggregate Elected Commitment Amounts pursuant to this Section 2.06(c) and any increase in the Borrowing Base in connection therewith;

(H)    if the Borrower elects to increase the Aggregate Elected Commitment Amounts by increasing the Aggregate Elected Commitment Amount of a Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit I (an “Elected Commitment Increase Certificate”);

(I)    if the Borrower elects to increase the Aggregate Elected Commitment Amounts by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit J (an “Additional Lender Certificate”), together with an Administrative Questionnaire, and the Borrower shall (1) if requested by the Additional Lender, deliver a Note payable to such Additional Lender in a principal amount equal to its Maximum Credit Amount, and otherwise duly completed and (2) pay any applicable fees as may have been agreed to between the Borrower and the Additional Lender and, to the extent applicable, the Administrative Agent; and

(J)    the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such increase in the Aggregate Maximum Credit Amounts) reasonably requested by Administrative Agent.

(iii)    Subject to acceptance and recording thereof pursuant to Section 2.06(c)(iv), (A) on the effective date specified in the Elected Commitment Increase Certificate or the Additional Lender Certificate (or if any Eurodollar Borrowings are outstanding, then the last day of the Interest Period in respect of such Eurodollar Borrowings, unless the Borrower has paid any compensation required by Section 5.02): (1) the amount of the Aggregate Elected Commitment Amounts shall be increased as set forth therein, and (2) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall become a party to this Agreement and have the rights and obligations of a Lender under this Agreement and the other Loan Documents; and (B) in addition, the Lender or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the Aggregate Elected Commitment Amounts (and the resulting modifications of each Lender’s Maximum Credit Amount pursuant to Section 2.06(c)(iv) or Section 2.06(c)(v)).

(iv)    Upon its receipt of a duly completed Elected Commitment Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or by the Borrower and the Additional Lender party thereto, as applicable, the Administrative Questionnaire referred to in Section 2.06(c)(ii), if applicable, the written consent of the Administrative Agent and the Issuing Bank to such increase required by Section 2.06(c)(i), and the written consent of the existing Lenders required by Section 2.06(c)(ii), the Administrative Agent shall accept such Elected Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv). No increase in the Aggregate Elected Commitment Amounts shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.06(c)(iv).

(v)    Upon any increase in the Aggregate Elected Commitment Amounts pursuant to this Section 2.06(c), (A) each Lender’s Maximum Credit Amount shall be automatically deemed amended to the extent necessary so that each such Lender’s Applicable Percentage equals the percentage of the Aggregate Elected Commitment Amounts represented by such Lender’s Elected Commitment, in each case after giving effect to such increase, and (B) Annex I to this Agreement shall be deemed amended to reflect the Elected Commitment of each Lender (including any Additional Lender) as thereby increased, any changes in the Lenders’ Maximum Credit Amounts pursuant to the foregoing clause (A), and any resulting changes in the Lenders’ Applicable Percentages.

(vi)    The Borrower may from time to time terminate or reduce the Aggregate Elected Commitment Amounts; provided that (A) each reduction of the Aggregate Elected Commitment Amounts shall be in an amount that is an integral multiple of $100,000 and not less than $5,000,000 and (B) the Borrower shall not reduce the Aggregate Elected Commitment Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the Aggregate Elected Commitment Amounts as reduced.

(vii)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Elected Commitment Amounts under Section 2.06(c)(vi) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(c)(vii) shall be irrevocable. Any termination or reduction of the Aggregate Elected Commitment Amounts shall be permanent and may not be reinstated, except pursuant to Section 2.06(c)(i). Each reduction of the Aggregate Elected Commitment Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(viii)    Upon any redetermination or other adjustment in the Borrowing Base pursuant to this Agreement that would otherwise result in the Borrowing Base becoming less than the Aggregate Elected Commitment Amounts, the Aggregate Elected Commitment Amounts shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) so that they equal such redetermined Borrowing Base (and Annex I shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amounts).

(ix)    Contemporaneously with any increase in the Borrowing Base pursuant to this Agreement, if (A) the Borrower elects to increase the Aggregate Elected Commitment Amounts and (B) each Lender has consented to such increase in its Elected Commitment, then the Aggregate Elected Commitment Amounts shall be increased (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) by the amount requested by the Borrower (subject to the limitations set forth in Section 2.06(c)(ii)(A) without the requirement that any Lender deliver an Elected Commitment Increase Certificate or that the Borrower pay any amounts under Section 5.02), and Annex I shall be deemed amended to reflect such amendments to each Lender’s Commitment and the Aggregate Maximum Credit Amounts. The Administrative Agent shall record the information regarding such increases in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv).

Section 2.07    Borrowing Base.

(a)    Initial Borrowing Base. For the period from and including the Effective Date to but excluding the Initial Funding Date, the amount of the Borrowing Base shall be zero. For the period from and including the Initial Funding Date to but excluding the first Redetermination Date, and notwithstanding Section 12.02(b)(ii), the amount of the Borrowing Base shall be $725,000,000. The Borrowing Base may be subject to adjustments in between Scheduled Redeterminations from time to time pursuant to Sections 2.07(e), (f) or 8.12(c).

(b)    Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined in accordance with this Section 2.07 (a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders on a semi-annual basis on or about March 1st and September 1st of each year (or, in each case, such date promptly thereafter as reasonably practicable) beginning on March 1, 2020 (or to the extent that the Initial Funding Date has not occurred prior to March 1, 2020, such redetermination shall be conducted as soon as practicable following the Initial Funding Date after the Administrative Agent has had a reasonable opportunity to determine the proposed Borrowing Base). In addition, (i)(A) the Borrower may, by notifying the Administrative Agent thereof, elect to cause the Borrowing Base to be redetermined once between any two (2) consecutive Scheduled Redeterminations (and once prior to the first Scheduled Redetermination hereunder); and (B) the Administrative Agent may, following the first Scheduled Redetermination hereunder, at the direction of the Required Lenders, by notifying the Borrower thereof, elect to cause the Borrowing Base to be redetermined once between any two (2) consecutive Scheduled Redeterminations and (ii) the Borrower may elect, by notifying the Administrative Agent of any acquisition or acquisitions (including in connection with the designation of an Unrestricted Subsidiary as a Restricted Subsidiary) of Oil and Gas Properties by the Borrower or any other Credit Party with a PV-9 in the aggregate of at least seven and one half percent (7.50%) of the then effective Borrowing Base, to cause the Borrowing Base to be redetermined between two (2) consecutive Scheduled Redeterminations. Each redetermination of the Borrowing Base pursuant to the immediately preceding sentence is referred to herein as an “Interim Redetermination” and shall be effectuated in accordance with this Section 2.07.

(c)    Scheduled and Interim Redetermination Procedure.

(i)    Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: upon receipt by the Administrative Agent of (A) the Reserve Report and the Reserve Report Certificate, in the case of a Scheduled Redetermination, pursuant to Section 8.11(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.11(b) and (c), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.11(c), as may, from time to time, be reasonably requested by any Lender (the Reserve Report, such Reserve Report Certificate and such other reports, data and supplemental information being the “Engineering Reports”), the

Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith and its sole discretion, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt, the Credit Parties’ other assets (including midstream assets), liabilities, fixed charges, cash flow, business, properties, prospects, management and ownership, hedged and unhedged exposure to price, price and production scenarios, interest rate and operating cost changes) as the Administrative Agent deems appropriate in its sole discretion and consistent with its usual and customary oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts;

(ii)    The Administrative Agent shall notify the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”) after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(iii)    Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved by all of the Lenders as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders as provided in this Section 2.07(c)(iii) (in each case, in each Lender’s sole discretion consistent with its usual and customary oil and gas lending criteria as they exist at the particular time). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If, in the case of any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, in the case of any Proposed Borrowing Base that would increase the Borrowing Base then in effect, at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be a disapproval of the Proposed Borrowing Base. If, at the end of such fifteen (15) day period, all of the Lenders in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or, in the case of a decrease or reaffirmation, deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such fifteen (15) day period, all of the Lenders or the Required Lenders, as applicable, have not approved or, in the case of a decrease or reaffirmation, deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to (A) in the case of a decrease or reaffirmation, a number of Lenders sufficient to constitute the Required Lenders and (B) in the case of an increase, all of the Lenders, and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d) (it being understood that, if a Lender proposes an alternative Borrowing Base in connection with is disapproval of the Borrowing Base, the Administrative Agent shall not be required to separately poll such Lender).

(d)    Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders:

(i)    in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and (c) in a timely and complete manner, on or about each March 1st or September 1st (beginning on March 1, 2020) (or, in each case, such date promptly thereafter as reasonably practicable), as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and (c) in a timely and complete manner, then on the next Business Day succeeding delivery of such notice; and

(ii)    in the case of an Interim Redetermination, on the next Business Day succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Sections 2.07(e), (f) or 8.12(c), whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e)    Automatic Reduction of Borrowing Base upon Sale of Properties or Termination of Swap Agreements. In addition to the other redeterminations or adjustments of the Borrowing Base provided for herein, if at any time the sum of (i)(A) any midstream assets given value in the most recently delivered Reserve Report, for which the then existing Borrowing Base was determined, and that are sold, disposed of or subject to a casualty event and (B) the aggregate PV-9 (calculated using the Bank Price Deck in effect at the time of the most recent redetermination) of Borrowing Base Properties sold, disposed of or subject to a casualty event and (ii) the Swap PV (calculated using the Bank Price Deck in effect at the time of the most recent redetermination) of Swap Agreements in respect of commodities terminated or otherwise monetized (when taken together with any other Swap Agreements executed by the Credit Parties contemporaneously with the termination or monetization of such Swap Agreements subsequent to the last redetermination of the Borrowing Base or adjustment in accordance with this Section 2.07(e)), in each case pursuant to Section 9.09(d), in any period since the most recent redetermination of the Borrowing Base or adjustment of the Borrowing Base pursuant to this Section 2.07(e), exceeds 7.50% of the Borrowing Base then in effect, then the Borrowing Base shall be automatically reduced by an amount equal to the Borrowing Base Value (as proposed by the Administrative Agent and approved by the Required Lenders) of such Properties sold, disposed of or lost and such Swap Agreements terminated or otherwise monetized and such reduction of the Borrowing Base shall take into account (x) the value of concurrent acquisitions of Oil and Gas Properties (1) for which Engineering Reports and such other information as the Administrative

Agent may have requested have been delivered by the Borrower and (2) which have been given value by the Administrative Agent and the Required Lenders or (y) any other Swap Agreements executed by the Credit Parties contemporaneously with the termination or monetization of such Swap Agreements contemporaneously with the termination or monetization of such Swap Agreements, and, in each case, the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon such sale or disposition (or, in the case of a Swap Agreement, termination or other monetization), effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders until the next redetermination or other adjustment of the Borrowing Base pursuant to this Agreement.

(f)    Automatic Reduction of Borrowing Base upon Issuance of Specified Additional Debt. In addition to the other redeterminations of and adjustments to the Borrowing Base provided for herein, and notwithstanding anything to the contrary set forth herein, upon the issuance or incurrence of any Specified Additional Debt, the Borrowing Base shall be automatically reduced by an amount equal to 25% of the aggregate stated principal amount of such Specified Additional Debt (without regard to any original issue discount issued at such time). Such decrease in the Borrowing Base shall occur automatically upon the incurrence of such Specified Additional Debt on the date of incurrence, without any vote of the Lenders or action by the Administrative Agent. For the avoidance of doubt, if such Specified Additional Debt is being incurred in order to refinance outstanding Specified Additional Debt, then the foregoing automatic reduction shall only apply to the portion of the newly issued or incurred Specified Additional Debt that is in excess of the sum of (i) the principal amount of the Specified Additional Debt so refinanced, (ii) amounts to fund any original issue discount or upfront fees relating to such newly issued or incurred Specified Additional Debt and (iii) amounts to fund interest, premium and expenses thereon. The Borrowing Base so reduced shall become the new Borrowing Base immediately upon the date of such issuance or incurrence, effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders on such date until the next redetermination or other adjustment of the Borrowing Base pursuant to this Agreement. Upon any such reduction in the Borrowing Base, the Administrative Agent shall promptly deliver a New Borrowing Base Notice to the Borrower and the Lenders.

(g)    Reduction of Borrowing Base Related to Title. If the Administrative Agent or Required Lenders have adjusted the Borrowing Base in accordance with Section 8.12(c), so that, after giving effect to such reduction, the Borrower will satisfy the requirements of Section 8.12, the new Borrowing Base will become effective immediately after the receipt of the notice delivered by the Administrative Agent pursuant to Section 8.12(c).

Section 2.08    Letters of Credit.

(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Restricted Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period in an aggregate amount not to exceed the LC Commitment; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (not less than five (5) Business Days (or such shorter period agreed to by such Issuing Bank) in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i)    requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii)    specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii)    specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv)    specifying the amount of such Letter of Credit;

(v)    specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi)    specifying the amount of the then effective Borrowing Base and the then effective Aggregate Elected Commitment Amounts and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit), and the total Revolving Credit Exposures (giving pro forma effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation and warranty by the Borrower that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (x) the LC Exposure shall not exceed the LC Commitment, (y) each Issuing Bank’s individual LC Exposure shall not exceed such Issuing Bank’s LC Issuance Limit and (z) the total Revolving Credit Exposures shall not exceed the then effective Loan Limit.

No Issuing Bank shall issue any Letters of Credit unless such Issuing Bank shall have received notice from the Administrative Agent that the conditions to such issuance have been met, which notice shall be deemed given (i) if such Issuing Bank has not received notice from the Administrative Agent that the conditions to such issuance have been met within two (2) Business Days after the date of the applicable request or (ii) if the aggregate stated amount of Letters of

Credit issued by such Issuing Bank then outstanding does not exceed the amount theretofore agreed to by the Borrower, the Administrative Agent and such Issuing Bank, and the Administrative Agent has not otherwise notified such Issuing Bank that it may no longer rely on clause (1).

If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that, in the event of any conflict between such application or any Letter of Credit Agreement and the terms of this Agreement, the terms of this Agreement shall control.

(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) (x) in the case of Letters of Credit issued in favor of the Texas Railroad Commission, the date that is eighteen (18) months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, eighteen (18) months after such renewal or extension) or (y) in the case of any other Letters of Credit, the date that is twelve (12) months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve (12) months after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date. If the Borrower so requests in any applicable notice given pursuant to Section 2.08(b) and the applicable Issuing Bank agrees to do so, such Issuing Bank may issue a Letter of Credit that has automatic renewal provisions; provided, however, that any Letter of Credit that has automatic renewal provisions must permit the applicable Issuing Bank to prevent any such renewal at least once in each twelve (12) month period (or, with respect to Letters of Credit issued to the Texas Railroad Commission, eighteen (18) month period) (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve (12) month period or such eighteen (18) month period, as applicable, to be agreed upon by the Borrower and the applicable Issuing Bank at the time such Letter of Credit is issued and any such Letter of Credit may not have an expiration date later than the date that is five (5) Business Days prior to the Maturity Date (except to the extent cash collateralized or backstopped at least five (5) Business Days prior to the Maturity Date pursuant to arrangements reasonably acceptable to the applicable Issuing Bank). Once any such Letter of Credit that has automatic renewal provisions has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than thirty (30) days prior to the Maturity Date; provided, further, that such Issuing Bank shall not permit any such renewal if (A) such Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two (2) Business Days before the date that such Issuing Bank is permitted to send a notice of non-renewal from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 6.03 is not then satisfied.

(d)    Participations. By the issuance of a Letter of Credit (including any amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)    Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Houston, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Houston, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Houston, Texas time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)    Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse any Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)    Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed such Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment. Annex II shall, notwithstanding anything to the contrary in

Section 12.04, be amended upon the written agreement of the Borrower, the Administrative Agent and any successor Issuing Bank to set forth such Issuing Bank’s LC Issuance Limit, and no successor Issuing Bank shall be an “Issuing Bank” hereunder until such amendment is effective.

(i)    Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. Annex II shall be amended upon the written agreement of the Borrower, the Administrative Agent and any successor Issuing Bank to set forth such Issuing Bank’s LC Issuance Limit, and no successor Issuing Bank shall be an “Issuing Bank” hereunder until such amendment is effective.

(j)    Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), (ii) the LC Exposure exceeds the LC Commitment at any time or (iii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit, in the case of clause (i) or (ii), on demand, or in the case of clause (iii), by the date specified therefor in Section 3.04(c), in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, in the case of the LC Exposure exceeding the LC Commitment, the amount of such excess, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Restricted Subsidiary described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Banks, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantor’s obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k)    LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(l)    Reports from Issuing Banks. Each Issuing Bank (other than the Administrative Agent or any of its Affiliates) shall, at least once each week, provide the Administrative Agent with a list of all Letters of Credit issued by such Issuing Bank that are outstanding at such time; provided that, upon written request from the Administrative Agent, the Issuing Bank shall thereafter notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Issuing Bank.

Section 2.09    Swingline Loans.

(a)    Availability. Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period; provided that after giving effect to any amount requested, the total Revolving Credit Exposures shall not exceed the then effective Loan Limit, the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (x) $30,000,000 and (y) the Loan Limit; and provided, further, that no Swingline Loan may be requested to refinance any outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Swingline Loans. Each Swingline Loan shall be an ABR Loan. Immediately upon the making of a Swingline Loan, each Lender with a Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lenders a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swingline Loan. The commitments of the Swingline Lenders to make Swingline Loans is part of, and not in addition to, the Commitments.

(b)    Borrowing Procedures. Each Borrowing of Swingline Loans may be made upon the Borrower’s irrevocable notice to the applicable Swingline Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the applicable Swingline Lender and the Administrative Agent not later than 12:00 p.m., Houston, Texas time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000 or a whole multiple of $100,000 in excess thereof and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the applicable Swingline Lender and the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Promptly after receipt by the applicable Swingline Lender of any telephonic Borrowing Request, such Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Borrowing Request and, if not, the applicable Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Subject to the terms and conditions hereof, the applicable Swingline Lender will, not later than 2:00 p.m., Houston, Texas time, on the borrowing date specified in such Borrowing Request, make the amount of its Swingline Loan available to the Borrower; provided that the applicable Swingline Lender shall only make such Swingline Loan available to the Borrower if (A) the applicable Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m., Houston, Texas time, on the date of the proposed Borrowing of Swingline Loans that the limitations set forth in the first proviso to the first sentence of Section 2.09(a) would not be violated by the making of such Swingline Loan and (B) the Borrower has certified that each of the applicable conditions specified in Section 6.03 have been satisfied.

Each Swingline Lender shall not be under any obligation to issue any Swingline Loan if: (x) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Swingline Lender from making Swingline Loans, or any law applicable to such Swingline Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Swingline Lender shall prohibit, or request that the Swingline Lender refrain from, the making of swingline loans generally or the Swingline Loans in particular or shall impose upon such Swingline Lender with respect to the Swingline Loans any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Swingline Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Swingline Lender in good faith deems material to it, or (y) the issuance of such Swingline Loans would violate one or more policies of such Swingline Lender applicable to swingline loans generally.

(c)    Repayment and Refinancing.

(i)    Any Swingline Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes such Swingline Lender to so request on their behalf), that each Lender make a Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding. Additionally, if a Swingline Loan is not repaid by Borrower on or before the date required for such Swingline Loan under Section 3.01, Borrower shall, subject to the conditions set forth in Section 6.03 herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such Swingline Loan be refinanced with an ABR Borrowing of Loans in an equivalent amount and, to the extent so financed, the Borrower’s obligation to repay such Swingline Loan shall be discharged and replaced by the resulting ABR Borrowing of Loans. If the Borrower does not repay a Swingline Loan when due, and instead requests (or is deemed to have requested pursuant to the terms hereof) that such payment be refinanced with a Loan, (A) the Administrative Agent shall request that each Lender make a Loan in an amount equal to such Lender’s Applicable Percentage of the amount of such Swingline Loan and (B) Borrower’s failure to repay such Swingline Loan on the date required by Section 3.01 shall not constitute a payment Default hereunder. Any such request hereunder from the Administrative Agent shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.03, without regard to the minimum and multiples specified in Section 2.02(c) for the principal amount of such Loans, but subject to the conditions set forth in Section 6.03, and provided that after giving effect to such Borrowing, the total Revolving Credit Exposures shall not exceed the then effective Loan Limit. The applicable Swingline Lender shall furnish the Borrower with a copy of the applicable Borrowing Request promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Borrowing Request available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply cash collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lenders at the Administrative Agent’s office not later than 1:00 p.m., Houston, Texas time, on the day specified in such Borrowing Request, whereupon, subject to Section 2.09(c)(ii), each Lender that so makes funds available shall be deemed to have made a Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lenders.

(ii)    If for any reason any Swingline Loan cannot be refinanced by such a Loan in accordance with Section 2.09(c)(i), the request for Loans submitted by such Swingline Lender as set forth herein shall be deemed to be a request by such Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Loan and each Lender’s payment to the Administrative Agent for the account of such Swingline Lender pursuant to Section 2.09(c)(i) shall be deemed payment in respect of such participation.

(iii)    If any Lender fails to make available to the Administrative Agent for the account of such Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.09(c) by the time specified in Section 2.09(c)(i), such Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by such Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of such Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)    Each Lender’s obligation to make Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.09(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.09(c) is subject to the conditions set forth in Section 6.03. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d)    Repayment of Participations.

(i)    At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if any Swingline Lender receives any payment on account of such Swingline Loan, such Swingline Lender will distribute to such Lender its Applicable Percentage (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) thereof in the same funds as those received by such Swingline Lender.

(ii)    If any payment received by any Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by such Swingline Lender under any of the circumstances described in Section 12.05(b) (including pursuant to any settlement entered into by such Swingline Lender in its discretion), each Lender shall pay to the applicable Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate. The Administrative Agent will make such demand upon the request of any Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Indebtedness and the termination of this Agreement.

(e)    Interest for Account of Swingline Lender. The Swingline Lenders shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Lender funds its Loans or risk participation pursuant to this Section 2.09 to refinance such Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lenders.

(f)    Payments Directly to Swingline Lenders. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lenders.

(g)    Resignation of a Swingline Lender. Any Swingline Lender may resign at any time by giving thirty (30) days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of a Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement and the other Loan Documents with respect to Swingline Loans made by it prior to such resignation, but shall not be required to make any additional Swingline Loans.

Section 2.10    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, and any Fronting Exposure exists at the time a Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10.02(c) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with this Section 2.10; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (i) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (ii) cash collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (ii) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.10(c). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.10 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(b)    the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Majority Lenders or Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.02); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)    if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)    all or any part of such Swingline Exposure or LC Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall automatically be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent any non-Defaulting Lender’s Revolving Credit Exposure does not exceed its Commitment;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one (1) Business Day following notice by the Administrative Agent(A) first, prepay such Defaulting Lender’s Swingline Exposure and (B) second cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.08(j) for so long as such LC Exposure is outstanding;

(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Banks or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) under Section 3.05(a) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until such LC Exposure is cash collateralized and/or reallocated; and

(d)    so long as such Lender is a Defaulting Lender, no Swingline Lenders shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.10(c), and Swingline Exposure related to any newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.10(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender or Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lenders or the Issuing Banks, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Swingline Lender or Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower, each Swingline Lender and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01    Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date. The Borrower shall repay each Swingline Loan (or refinance such Swingline Loan with a Loan pursuant to Section 2.09(c)) on the earlier to occur of the date that is ten (10) Business Days after such Swingline Loan is made and the Termination Date.

Section 3.02    Interest.

(a)    ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)    Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)    Post-Default Rate. Notwithstanding the foregoing, if any Event of Default of the type described in Section 10.01(a), (b), (h) or (i) occurs, then (i) all outstanding overdue principal shall automatically bear interest at the rate that would otherwise be applicable thereto (including Applicable Margin) plus 2.00% per annum and (ii) overdue interest, fees, expenses and other amounts under the Loan Documents shall automatically bear interest at the rate applicable to ABR Loans as provided in Section 3.02(a) (including Applicable Margin) plus 2.00% per annum, but in no event to exceed the Highest Lawful Rate. All interest provided for under this Section 3.02(c) shall be due and payable on demand by the Administrative Agent (and if no express demand is made, on the dates such interest or such other amounts are otherwise due under this Agreement). For purposes of clarity, upon an Event of Default of the type described in Section 10.01(h) or (i), all outstanding principal shall be deemed overdue for purposes of this Section 3.02(c).

(d)    Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)    Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03    Changed Circumstances.

(a)    Circumstances Affecting LIBO Rate Availability. Subject to clause (c) below, in connection with any request for a Eurodollar Borrowing or a conversion to or continuation thereof or otherwise, if for any reason prior to the occurrence of a Benchmark Transition Event or any Early Opt-in Election (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining the Adjusted LIBO Rate or LIBO Rate for such Interest Period with respect to a proposed Eurodollar Borrowing or (iii) the Majority Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the Adjusted LIBO Rate or LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower and the Lenders. Thereafter, until the Administrative Agent notifies the Borrower and the Lenders that such circumstances no longer exist, the obligations of the Lenders to make Eurodollar Borrowings and the right of the Borrower to convert any Loan to or continue any Loan as a Eurodollar Borrowing shall be suspended, and the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Eurodollar Borrowing together with accrued interest thereon (subject to Section 12.12), on the last day of the then current Interest Period applicable to such Eurodollar Borrowing; or (B) convert the then outstanding principal amount of each such Eurodollar Borrowing to an ABR Borrowing as of the last day of such Interest Period.

(b)    Laws Affecting LIBO Rate Availability. If, after the date hereof and prior to the occurrence of a Benchmark Transition Event or an Early Opt-in Election, the introduction of, or any change in, any applicable law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective lending offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective lending offices) to honor its obligations hereunder to make or maintain any Eurodollar Borrowing, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make Eurodollar Borrowings, and the right of the Borrower to convert any Loan to a Eurodollar Borrowing or continue any Loan as a Eurodollar Borrowing shall be suspended and thereafter the Borrower may select only ABR Borrowings and (ii) if any of the Lenders may not lawfully continue to maintain a Eurodollar Borrowing to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to an ABR Borrowing for the remainder of such Interest Period.

(c)    Effect of Benchmark Transition Event.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 P.M. on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that such Majority Lenders accept such amendment. No replacement of the Adjusted LIBO Rate or LIBO Rate with a Benchmark Replacement pursuant to this Section 3.03(c) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.03(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03(c).

(iv) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Borrowings to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Borrowings. During any Benchmark Unavailability Period, the component of the Alternate Base Rate based upon the Adjusted LIBO Rate will not be used in any determination of the Alternate Base Rate.

Section 3.04    Prepayments.

(a)    Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b)    Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile or other electronic transmission acceptable to the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, Houston, Texas time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, Houston, Texas time, one (1) Business Day before the date of prepayment, or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Houston, Texas time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 and any break funding payments required by Section 5.02.

(c)    Mandatory Prepayments.

(i)    If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b) or any reduction in the Aggregate Elected Commitment Amounts pursuant to Section 2.06(c), the total Revolving Credit Exposures exceeds the then effective Loan Limit, then the Borrower shall (A) prepay the Borrowings of Loans on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings of Loans as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).

(ii)    Upon any redetermination of the Borrowing Base pursuant to Section 2.07(c) or any adjustment to the amount of the Borrowing Base in accordance with Section 8.12(c), if the total Revolving Credit Exposures exceed the Loan Limit after giving effect to the redetermined or adjusted Borrowing Base, then the Borrower shall, within ten (10) Business Days after written notice from the Administrative Agent to the Borrower of such Borrowing Base Deficiency, notify the Administrative Agent of its election to take one or more of the following actions to cure the Borrowing Base Deficiency and shall take such actions within the periods specified herein: (A) deliver to the Administrative Agent within thirty (30) days after receipt of such election, petroleum engineering information and Mortgages covering additional Oil and Gas

Properties of the Credit Parties not previously included in the immediately preceding Reserve Report with a value and quality satisfactory to the Lenders in their sole discretion sufficient to eliminate such Borrowing Base Deficiency (together with title information acceptable to the Administrative Agent covering at least 85% of the PV-9 of such Oil and Gas Properties within the earlier of (x) sixty (60) days after the receipt of such election to cure such Borrowing Base Deficiency and (y) the period set forth in Section 8.12(a)) or (B) prepay the Borrowings in an aggregate principal amount equal to such excess, and if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j). The Borrower may make such prepayment either, at its election, (1) in one lump sum payment on or before the date that is thirty (30) days following such election of the method to cure the Borrowing Base Deficiency or (2) in six (6) equal payments, the first of which being due on the date that is thirty (30) days following the date of receipt by the Borrower of the notice from the Administrative Agent of such Borrowing Base Deficiency and each subsequent payment being due and payable on the same day in each of the subsequent calendar months; provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date. The Borrower may also undertake a combination of clauses (A) or (B); provided that the Borrower shall notify the Administrative Agent in writing of the Borrower’s election in respect of clauses (A) or (B) of the immediately preceding sentence within ten (10) days following the receipt of the New Borrowing Base Notice in accordance with Section 2.07(d). Notwithstanding the foregoing, the failure to make an election within the periods specified herein shall be deemed to be an election prepay the Borrowing in accordance with Section 3.04(c)(ii)(B) in one lump sum payment and in the time period specified in option (1) hereof.

(iii)    Upon any adjustment to the amount of the Borrowing Base in accordance with Section 2.07(e) or (f), if the total Revolving Credit Exposures exceed the Borrowing Base after giving effect to such Borrowing Base adjustment, then the Borrower shall, within two (2) Business Days of the New Borrowing Base Notice, (A) prepay the Borrowings in an aggregate principal amount equal to such excess and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment in one lump sum payment.

(iv)    Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any Swingline Loans then outstanding, second, ratably to any ABR Borrowings then outstanding, and, third, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(v)    Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d)    No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05    Fees.

(a)    Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the Initial Funding Date to but excluding the Termination Date; provided that the amount of outstanding Swingline Loans shall not be considered usage of the Commitments for the purpose of calculating such fee. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the Initial Funding Date. All commitment fees shall be computed on the basis of a year of three hundred sixty (360) days, unless such computation would exceed the Highest Lawful Rate, in which case commitment fees shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in each outstanding Letter of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Initial Funding Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Initial Funding Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure; provided that in no event shall such fee be less than $500 during any fiscal year, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following the last day of such month end, commencing on the first such date to occur after the Initial Funding Date; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of three hundred sixty (360) days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)    Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in the Agency Fee Letter or as otherwise agreed upon between the Borrower and the Administrative Agent.

(d)    Defaulting Lender Fees. Subject to Section 2.10, the Borrower shall not be obligated to pay the Administrative Agent any Defaulting Lender’s ratable share of the fees described in Section 3.05(a) and (b) for the period commencing on the day such Defaulting Lender becomes a Defaulting Lender and continuing for so long as such Lender continues to be a Defaulting Lender.

Section 3.06    Extension of Maturity Date.

(a)    The Borrower may, upon written notice to the Administrative Agent (an “Extension Request”), which shall promptly notify the Lenders, request extensions of the Maturity Date applicable to the Commitments (the “Extended Loans”) to a date specified in such Extension Request.

(b)    The Extension Request shall specify the date on which the Borrower proposes that the extension shall be effective, which shall be a date reasonably satisfactory to the Administrative Agent. Within the time period specified in such Extension Request, each applicable Lender shall notify the Administrative Agent whether it consents to such extension (which consent may be given or withheld in such Lender’s sole and absolute discretion). Any Lender not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of such Lenders’ responses.

(c)    The maturity date applicable to any Commitments shall be extended only with respect to such Extended Loans held by such Lenders that have consented thereto (the Lenders that so consent being the “Extending Lenders” and the Lenders that declined being the “Non-Extending Lenders”) (it being understood and agreed that, except for the consents of Extending Lenders no other consents shall be required hereunder for such extensions). If so extended, the scheduled maturity date with respect to the Commitments held by the Extending Lenders shall be extended to the date specified in the Extension Request, which shall become the maturity date of the applicable Commitments (such date, the “Extended Maturity Date”). The Administrative Agent shall promptly confirm to the applicable Extending Lenders and Non-Extending Lenders such extension, specifying the effective date of such extension (the “Extension Effective Date”) and the Extended Maturity Date (after giving effect to such extension) applicable to the Extending Lenders.

(d)    The proposed terms of the Extended Loans to be established shall (i) be identical as offered to each Lender and (ii) be identical to the existing Commitments from which such Extended Loans are to be amended, except that: (A) the maturity date of the Extended Loans shall be later than the maturity date of the existing Commitments and (B) the Administrative Agent and the Extending Lenders may receive customary fees in consideration for the extension of the Extended Loans.

(e)    As a condition precedent to such extension, the Borrower shall deliver or cause to be delivered any customary legal opinions, certificates or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such extension) reasonably requested by Administrative Agent and the Extending Lenders and a certificate stating that before and after giving effect to such extension, the representations and warranties made by any Credit Party in this Agreement and the other Loan Documents are true and correct in all respects and that no Event of Default or Borrowing Base Deficiency exists as of the Extension Effective Date.

(f)    Notwithstanding the terms of Section 12.02, the Borrower and the Administrative Agent shall be entitled (without the consent of any other Lenders except to the extent required under clause (b) above) to enter into any amendments to this Agreement, in form and substance satisfactory to the Administrative Agent, that the Administrative Agent believes are necessary to appropriately reflect, or provide for the integration of, any extension of the maturity date and other amendments applicable to any Extended Loans pursuant to this Section 3.06.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)    Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 5.01, 5.02, 5.03 or otherwise) prior to 12:00 noon, Houston, Texas time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Banks or Swingline Lenders as expressly provided herein and except that payments pursuant to Sections 5.01, 5.02, 5.03 and 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements and Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02    Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03    Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.05(a), 2.08(d), 2.08(e) or 4.01, or otherwise hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. If at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of the Loans then outstanding, as applicable. After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).

Section 4.04    Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Restricted Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Restricted Subsidiaries.

ARTICLE V

INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01    Increased Costs.

(a)    Eurodollar Changes in Law. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)    subject any Lender to any Taxes (other than (A) Indemnified Taxes, or (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. Notwithstanding the foregoing, no Lender will be entitled to demand compensation for any increased cost or reduction set forth in this Section 5.01(a) to the extent that it is not the general practice and policy of such Lender to demand such compensation from similarly situated borrowers in similar circumstances under agreements containing provisions permitting such compensation to be claimed at such time.

(b)    Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered. Notwithstanding the foregoing, no Lender will be entitled to demand compensation for any increased cost or reduction set forth in this Section 5.01(b) to the extent that it is not the general practice and policy of such Lender to demand such compensation from similarly situated borrowers in similar circumstances under agreements containing provisions permitting such compensation to be claimed at such time.

(c)    Certificates. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, or the Administrative Agent, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than three hundred sixty-five (365) days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three hundred sixty-five (365) day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 5.03    Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or any Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or a Guarantor to a Governmental Authority pursuant to this Section 5.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)    Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A), Section 5.03(f)(ii)(B) and Section 5.03(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)    Without limiting the generality of the foregoing,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower and the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed copies of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibits K-2 or K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner; and

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower and the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Withholding Agent in writing of its legal inability to do so.

(g)    FATCA. If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower and the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower and the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.03(g), “FATCA” shall include any amendments made to FATCA after the Effective Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)    On or prior to the date of this Agreement, the Administrative Agent shall (and any successor or replacement Administrative Agent shall, on or before the date on which it becomes the Administrative Agent hereunder), deliver to the Borrower two (2) duly executed copies of either (i) IRS Form W-9, or (ii) IRS Form W-8ECI or IRS Form W-8BEN-E (with respect to any payments to be received on its own behalf) or IRS Form W-8IMY (for all other payments), establishing that Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States, including Taxes imposed under FATCA.

(i)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j)    Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(k)    Defined Terms. For purposes of this Section 5.03, the term “applicable law” includes FATCA and the term “Lender” includes any Issuing Bank.

Section 5.04    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, or if any Lender’s obligation to make or maintain Eurodollar Loans is suspended pursuant to Section 5.05, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 5.01 or 5.03, as the case may be, in the future or would allow the Lender to make Eurodollar Loans and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, or if any Lender’s obligation to make or maintain Eurodollar Loans is suspended pursuant to Section 5.05, or if any Lender becomes a Defaulting Lender or Non-Consenting Lender hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b), and each party hereto agrees that any such assignment or delegation pursuant to this Section 5.04(b) may be effected without the signature of the assigning Lender), all its interests, rights and obligations under this Agreement and related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Notwithstanding the foregoing, a Lender shall not be required to make any such assignment and delegation if such Lender is a Secured Swap Provider with any outstanding Swap Agreements with any Credit Party (to the extent obligations under such Swap Agreements constitute Indebtedness), unless on or prior thereto, all such Swap Agreements have been terminated or novated to another Person and such Lender (or its Affiliate) shall have received payment of all amounts, if any, payable to it in connection with such termination or novation.

Section 5.05    Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01    Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)    The Administrative Agent shall have received from each party hereto on the Effective Date counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(b)    The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and Holdings setting forth (i) resolutions of its board of directors (or comparable governing body) with respect to the authorization of the Borrower or Holdings to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower or Holdings (A) who are authorized to sign the Loan Documents to which the Borrower or Holdings is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of formation and limited liability company agreements (or comparable Organizational Documents for any Credit Parties that are not limited liability companies) of the Borrower or Holdings, certified as being true and complete as of the Effective Date. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c)    The Administrative Agent shall have received customary certificates as of a recent date prior to the Effective Date reasonably satisfactory to the Administrative Agent of the appropriate State agencies where such entity is formed or incorporated with respect to the existence, qualification and good standing of Holdings and the Borrower.

(d)    The Administrative Agent shall have received from Holdings and the Borrower at least three (3) Business Days prior to the Effective Date, to the extent reasonably requested in writing by the Lenders party to this Agreement on the Effective Date or the Administrative Agent at least ten (10) Business Days prior to Effective Date, all documentation and other information that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(e)    At least three (3) Business Days prior to the Effective Date, any Lender party to this Agreement on the Effective Date that has requested, in a written notice to the Borrower at least ten (10) Business Days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower or Holdings, shall have received such Beneficial Ownership Certification.

(f)    The Administrative Agent shall have received an opinion of Sidley Austin LLP, special counsel to the Borrower and Holdings, in form and substance acceptable to the Administrative Agent and its counsel.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 6.02    Initial Funding Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)    The Administrative Agent, the Arrangers and the Lenders shall have received all commitment, facility and agency fees and all other fees and amounts due and payable on or prior to the Initial Funding Date, and to the extent invoiced at least three (3) Business Days prior to the Initial Funding Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the reasonable and documented fees and expenses of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent).

(b)    The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower, Holdings and each Guarantor setting forth (i) resolutions of its board of directors (or comparable governing body) with respect to the authorization of the Borrower, Holdings or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower, Holdings or such Guarantor (A) who are authorized to sign the Loan Documents to which the Borrower, Holdings or such Guarantor is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of formation and limited liability company agreements (or comparable Organizational Documents for any Credit Parties that are not limited liability companies) of the Borrower, Holdings and such Guarantor, certified as being true and complete as of the Initial Funding Date. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c)    The Administrative Agent shall have received customary certificates as of a recent date prior to the Initial Funding Date reasonably satisfactory to the Administrative Agent of the appropriate State agencies where such entity is formed or incorporated with respect to the existence, qualification and good standing of Holdings, the Borrower and each Guarantor.

(d)    The Administrative Agent shall have received duly executed Notes payable to each Lender requesting a Note, if any, in a principal amount equal to (i) its Maximum Credit Amount in the case of the Lenders and (ii) the commitment to make Swingline Loans in the case of the initial Swingline Lender, in each case, dated as of the Initial Funding Date.

(e)    The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments required as of the Initial Funding Date, including the Guaranty Agreement, the Holdings Pledge Agreement, the Pledge and Security Agreement, the Mortgages and the other Security Instruments described on Exhibit E. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:

(i)    have received Security Instruments that will, when properly recorded (or when the applicable financing statements related thereto are properly filed or such other actions needed to perfect are taken) create first priority, perfected Liens (after giving effect to Excepted Liens identified in clauses (a) through (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on at least 50% of the PV-9 of the Oil and Gas Properties evaluated in the Initial Reserve Report; and

(ii)    have received certificates, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of the Borrower and each Subsidiary of the Borrower that is a Material Subsidiary that are evidenced by certificates.

(f)    The Administrative Agent shall have received (i) an opinion of Sidley Austin LLP, special counsel to the Borrower, Holdings and the Guarantors and (ii) an opinion of Conner & Winters LLP, Oklahoma counsel to the Borrower and the Guarantors and such other local counsel opinions reasonably requested by the Administrative Agent, in each case, in form and substance acceptable to the Administrative Agent and its counsel.

(g)    The Administrative Agent shall have received the Initial Reserve Report.

(h)    The Administrative Agent shall have received certificates of insurance coverage of the Credit Parties evidencing that the Credit Parties are carrying insurance in accordance with Section 7.12.

(i)    The Administrative Agent shall have received title information (including usual and customary title opinions in the Borrower’s possession) setting forth the status of title to at least 50% of PV-9 of the Borrowing Base Properties in the Initial Reserve Report consistent with usual and customary standards for the geographic regions in which such Borrowing Base Properties are located.

(j)    The Arrangers shall have received (i) GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings for fiscal years 2017 and 2018 (and the Arrangers confirm that they have received the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings described in this clause (i)), (ii) unaudited consolidated balance sheets and related statements of operations, equity and cash flows of the Borrower for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended at least sixty (60) days prior to the Initial Funding Date (in each case, together with the corresponding period from the prior fiscal year), (iii) GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Roan for the three (3) most recently completed fiscal years ended at least seventy-five (75) days prior to the Initial Funding Date, (iv) unaudited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of Roan for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended at least sixty (60) days before the Initial Funding Date (in each case, together with the corresponding comparative period from the prior fiscal year) (collectively, the items described in clauses (i) through (iv), the “Initial Financial Statements”) and (v) a cash flow forecast and budget model for each fiscal quarter ending after October 1, 2019, and prior to December 31, 2020, and the Arrangers confirm that they have received the cash flow forecast and budget model set forth in this clause (v). The information provided to the Arrangers pursuant to the preceding clause (v) need not be prepared in compliance with GAAP or Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by ASC 805, Business Combinations (formerly SFAS 141R)).

(k)    The Arrangers shall have received a pro forma unaudited consolidated balance sheet and related pro forma unaudited consolidated statements of income of the Borrower, as of and for the twelve (12) month period ending on the last day of the most recently completed four (4) fiscal quarter period ended at least seventy-five (75) days prior to the Initial Funding Date for which financial statements were delivered for both the Borrower and its consolidated subsidiaries and Roan and its Consolidated Subsidiaries under Section 6.02(j)(i) through (iv) above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

(l)    The Arrangers shall have received, with respect to both the Borrower and Roan, monthly production and accounting lease operating statements for (i) the fourteen (14) months ended June 30, 2019, and the Arrangers confirm that they have received the monthly production and lease operating statements set forth in this Section 6.02(l)(i) and (ii) each month ending at least ninety (90) calendar days prior to the Initial Funding Date.

(m)    The Administrative Agent shall have received customary lien search results for Holdings, the Borrower and the other Credit Parties in their respective jurisdictions of formation and in the counties of their respective chief executive offices.

(n)    The Administrative Agent shall have received a solvency certificate from the Chief Financial Officer of the Borrower substantially in the form of Exhibit M.

(o)    The Administrative Agent shall have received from Holdings and the Credit Parties at least three (3) Business Days prior to the Initial Funding Date, to the extent reasonably requested in writing by the Lenders or the Administrative Agent at least ten (10) Business Days prior to Initial Funding Date, all documentation and other information that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(p)    The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower, dated as of the Initial Funding Date, certifying that the Roan Acquisition shall have been consummated, or shall be consummated substantially concurrently with the initial Borrowing under this Agreement and the receipt by the Borrower of the Equity Contribution, in accordance with the terms of the Acquisition Agreement, in the form provided to counsel to the Arrangers on October 1, 2019, which Acquisition Agreement shall not have been amended or waived or otherwise modified, and neither Holdings nor any of its Affiliates shall have given a material consent thereunder, in each case, in a manner materially adverse to the Arrangers without the consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that (i) any substantive modification, amendment, consent or waiver to the definition of Company Material Adverse Effect shall be deemed to be material and adverse to the interests of the Lenders and the Arrangers, (ii) any increase in the purchase price of the Roan Acquisition shall be deemed not to be materially adverse to the Arrangers so long as such increase is funded by cash on hand or cash equity contributions to or on behalf of the Borrower (with all contributions to the Borrower to be in the form of common equity or “qualified preferred” equity reasonably acceptable to the Arrangers) and (iii) any reduction in the purchase price of the Roan Acquisition shall not be deemed to be material and adverse to the interests of the Arrangers).

(q)    The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower, dated as of the Initial Funding Date, certifying that the Specified Acquisition Agreement Representations are true and correct and the Specified Representations are true and correct in all material respects, except, in each case, to the extent that any such representation or warranty is already qualified by materiality, material adverse effect or other similar qualification, in which case such representation or warranty is true and correct in all respects.

(r)    The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower, dated as of the Initial Funding Date, certifying that the Borrower has directly or indirectly received cash equity contributions (with all such contributions in the form of common Equity Interests or “qualified preferred” Equity Interests reasonably acceptable to the Arrangers) in connection with the Transactions to or on behalf of the Borrower in an aggregate amount (the “Equity Contribution”) such that (i) the Equity Contribution is in an amount not less than 45% of the sum (without duplication) of (A) the aggregate amount payable on the Initial Funding Date pursuant to the Acquisition Agreement including fees and expenses in connection with the Transactions and (B) the amounts necessary to consummate the refinancing of existing third-party indebtedness for borrowed money of Roan and (ii) the Equity Contribution, when aggregated with all other cash equity contributions that have been made to the Borrower by the Sponsor, the Permitted Holders and the other investors of the Borrower prior to October 1, 2019 (such aggregate amount, the “Aggregate Equity Amount”), is not less than 52.50% of the sum of (x) the Aggregate Equity Amount and (y) the aggregate amount of Debt of the Borrower outstanding on the Initial Funding Date after giving effect to the Transactions, including the initial extensions of credit under this Agreement.

(s)    The Administrative Agent shall have received, or concurrently with the Initial Funding Date shall receive (i) evidence that all debt for borrowed money of the Borrower (other than under the Existing Credit Agreement or debt otherwise permitted to remain outstanding), Roan and their respective Subsidiaries shall have been paid in full and all commitments to lend terminated and (ii) reasonably satisfactory duly executed recordable releases and terminations with respect to any and all Liens not permitted by Section 9.03, including, without limitation, with respect to any and all liens or security interests securing the indebtedness under the Existing Credit Agreement and the Roan Credit Agreements.

(t)    Since October 1, 2019, there has not been any change, event, development, circumstances, condition, occurrence or effect or combination of the foregoing that has resulted in, or could reasonably be expected to result in, a Company Material Adverse Effect.

(u)     No later than October 31, 2019, Roan shall have entered into, and shall have continuously maintained from such date through and including the Initial Funding Date, Swap Agreements (by the Borrower or by Roan on the Borrower’s behalf) with respect to anticipated projected production of Roan attributable to Proved Developed Producing Reserves of Roan for each of crude oil, natural gas liquids and natural gas, calculated separately and on a projected revenue basis as set forth on Schedule 6.02 hereto (it being understood and agreed that such minimum required Swap Agreements shall have had strike prices not less than 90% of the forward curve prices for crude oil, natural gas liquids and natural gas as of the date that such Swap Agreements were entered into).

(v)    The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03 and/or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.

(w)    After giving effect to the Transactions on the Initial Funding Date (including the initial Borrowings hereunder and any Letters of Credit issued), the Borrower shall have a minimum Unused Availability of not less than $108,750,000.

(x)    A period of fifteen (15) consecutive Business Days shall have passed following the later of (i) the receipt by the Arrangers of (A) the financial statements set forth in Sections 6.02(j)(i) and (v), (B) an updated and final financial model of the Credit Parties, prepared by the Sponsor on a pro forma basis after giving effect to the Transactions and (C) the monthly production and accounting lease operating statements set forth in Section 6.02(l)(i) and (ii) October 1, 2019, and the Arrangers confirm that such fifteen (15) consecutive Business Day period has passed.

(y)    The Effective Date shall have occurred.

(z)    The Administrative Agent shall have received, at least three (3) Business Days prior to the Initial Funding Date, Schedules 1.02(a), 1.02(b), 1.02(c), 7.13, 7.16, 7.17, 7.18, 8.20 (which shall be subject to mutual agreement of the Administrative Agent and the Borrower), 9.02 and 9.05.

Notwithstanding anything to the contrary in this Section 6.02, to the extent any closing deliverables of Collateral (including the creation or perfection of any security interest) are not or cannot be provided on the Initial Funding Date (other than (i) a Lien on Collateral that may be perfected solely by the filing of a financing statement under the UCC, (ii) the delivery of equity certificates (and related equity powers) of the Borrower and its material wholly-owned Restricted Subsidiaries that are part of the Collateral and (iii) delivery of counterparts of mortgages (with originals to follow promptly after the Initial Funding Date) covering not less than 50% of the PV-9 of the Oil and Gas Properties evaluated in the Initial Reserve Report after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense (it being understood that the Borrower shall use its commercially reasonable efforts to deliver executed Mortgages on the Initial Funding Date encumbering not less than 85% of the PV-9 of the Oil and Gas Properties evaluated in the Initial Reserve Report)), then the provision of any such closing deliverables and/or the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability and initial funding of the Loans on the Initial Funding Date but may instead be delivered and/or perfected within sixty (60) days (or such longer period as the Administrative Agent may reasonably agree in its discretion) after the Initial Funding Date pursuant to arrangements to be mutually agreed by the Administrative Agent and Borrower, each acting reasonably.

The Administrative Agent shall notify the Borrower and the Lenders of the Initial Funding Date, and such notice shall be conclusive and binding.

Section 6.03    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than the initial funding), and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit (other than on the Initial Funding Date) is subject to the satisfaction of the following conditions:

(a)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default, Event of Default or Borrowing Base Deficiency shall have occurred and be continuing.

(b)    The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties (i) are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date or (ii) are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case, such representations and warranties shall be true and correct in all respects.

(c)    The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit (or an amendment, extension or renewal of a Letter of Credit) in accordance with Section 2.08(b), as applicable.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.03(a) and (b).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Each of the Borrower and Holdings (solely in respect of Sections 7.11, 7.13 and 7.21) represents and warrants to the Lenders on each date specified in this Agreement for representations and warranties to be made or deemed made that:

Section 7.01    Organization; Powers. Each of the Borrower and the Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing (if applicable) in, every jurisdiction where such qualification is required by Governmental Requirement, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications or be in good standing could not reasonably be expected to have a Material Adverse Effect.

Section 7.02    Authority; Enforceability. The Transactions are within the Borrower’s and each Restricted Subsidiary’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, and, if required, stockholder, member or manager action (including, without limitation, any action required to be taken by any class of directors or managers of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which the Borrower and each Restricted Subsidiary is a party has been duly executed and delivered by the Borrower and such Restricted Subsidiary and constitutes a legal, valid and binding obligation of the Borrower and such Restricted Subsidiary, as applicable, each enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03    Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors or managers, as applicable, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable material provision of law or regulation or the charter, bylaws or other Organizational Documents of the Borrower or any Restricted Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture in respect of Material Debt, agreement or other instrument binding upon the Borrower or any Restricted Subsidiary or any of their Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Restricted Subsidiary, except for violations that could not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (d) will not violate or result in a default under any Acquisition Document, and (e) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Restricted Subsidiary (other than the Liens created by the Loan Documents).

Section 7.04    Financial Condition; No Material Adverse Effect.

(a)    The Borrower has heretofore furnished to the Lenders the Initial Financial Statements. The Initial Financial Statements do not, taken as a whole, contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

(b)    Since the Initial Funding Date, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c)    Neither the Borrower nor any Restricted Subsidiary has on the Initial Funding Date any Material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the information delivered pursuant to Section 6.02(j) and as permitted under this Agreement and adequate reserves for such items have been made in accordance with GAAP.

Section 7.05    Litigation.

(a)    Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Restricted Subsidiary which are not fully covered by insurance (except for customary deductibles) and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in any Material Adverse Effect.

(b)    Since the Effective Date, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06    Environmental Matters. Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)    The Borrower and its Restricted Subsidiaries and each of their respective Properties and respective operations thereon (i) are and have been in compliance with all applicable Environmental Laws; and (ii) have not received notice of, any conditions, events, or incidents in connection with any operation at such Properties that would reasonably be expected to interfere with or prevent such compliance or continued compliance with Environmental Laws;

(b)    The Borrower and its Restricted Subsidiaries have obtained all Environmental Permits required for their respective operations and respective ownership of their Properties, with all such Environmental Permits being currently in full force and effect, and none of Borrower or its Restricted Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c)    There are no claims, demands, suits, orders, inquiries or proceedings concerning any violation of, or liability (including as a potentially responsible party) under, any applicable Environmental Laws pending or, to the Borrower’s knowledge, threatened against the Borrower or any Subsidiary or, to the Borrower’s knowledge, any of their respective Properties or as a result of any operations at such Properties;

(d)    None of the Properties of the Borrower or any Restricted Subsidiary contain or have contained any: (i) underground storage tanks requiring permits under Environmental Law; (ii) asbestos-containing materials requiring removal pursuant to Environmental Law; (iii) landfills or dumps requiring an Environmental Permit pursuant to Environmental Law; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law and the Borrower and any Restricted Subsidiary is in substantial compliance with all applicable financial responsibility requirements of all Environmental Laws;

(e)    There has been no Release or, to the Borrower’s knowledge, threatened Release of Hazardous Materials at, on, under or from the Borrower’s or any Restricted Subsidiary’s Properties in violation of Environmental Law, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property, and no Borrower or Restricted Subsidiary has filed or failed to file, any notice required of such Persons under applicable Environmental Law related to a reportable Release of Hazardous Materials;

(f)    Neither the Borrower nor any Restricted Subsidiary has received any written notice asserting an alleged liability or obligation of the Borrower or any Restricted

Subsidiary under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from the Borrower’s or any Restricted Subsidiary’s Properties or any real properties offsite the Borrower’s or any Restricted Subsidiary’s Properties, including a letter or request for information under Section 104(e) of CERCLA (42 U.S.C. § 9604) or any comparable state law, and, to the Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice;

(g)    There has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of Borrower or any Restricted Subsidiary at any of the Borrower’s or its Restricted Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation for which the Borrower or any Restricted Subsidiary would be liable under Environmental Laws;

(h)    There are no conditions or circumstances associated with any of the Borrower’s, nor any Restricted Subsidiary’s currently or, to the Borrower’s knowledge, previously owned or leased real properties that could reasonably be expected to give rise to the imposition of any material liabilities under any Environmental Laws against any Credit Party as a result of any of their operations at such properties; and

(i)    The Borrower and its Restricted Subsidiaries have made available to the Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) requested by the Administrative Agent that are in any of the Borrower’s or the Restricted Subsidiaries’ possession or control and relating to their respective Properties or operations thereon.

Section 7.07    Compliance with Laws and Agreements; No Defaults, Event of Default or Borrowing Base Deficiency.

(a)    Each of the Borrower and each Restricted Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)    No Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing.

Section 7.08    Investment Company Act. Neither the Borrower nor any Restricted Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 7.09    Taxes. Each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except

(a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Restricted Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No material Tax Lien (other than Tax Liens that constitute Excepted Liens) has been filed.

Section 7.10    ERISA. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have Material Adverse Effect:

(a)    The Borrower, its Restricted Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b)    Each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code.

(c)    No act, omission or transaction has occurred with respect to a Plan which could reasonably be expected to result in imposition on the Borrower, any Restricted Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under Section 409 of ERISA.

(d)    Full payment when due has been made of all amounts which the Borrower, its Restricted Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the Effective Date.

(e)    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect.

(f)    Neither the Borrower, its Restricted Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in Section 3(1) of ERISA that provides benefits to former employees of such entities and that may not be terminated by the Borrower, a Restricted Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(g)    Neither the Borrower, its Restricted Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six (6) year period preceding the Effective Date sponsored, maintained or contributed to, any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

Section 7.11    Disclosure; No Material Misstatements.

(a)    Each of Holdings and the Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other factual information furnished by or on behalf of Holdings, the Borrower or any Restricted Subsidiary in writing to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, each of Holdings and the Borrower represents only that such information was prepared in good faith based upon assumptions believed by Holdings or the Borrower to be reasonable at the time it being understood that (i) any such projected financial information is merely a prediction as to future events and its not to be viewed as fact, (ii) such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings, the Borrower or any of its Subsidiaries and (iii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material. There are no statements or conclusions in any Reserve Report which are based upon or include materially misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that Holdings, the Borrower and its Restricted Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

(b)    As of the Effective Date, to the knowledge of Holdings or the Borrower, as applicable, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 7.12    Insurance. The Borrower has, and has caused all of its Restricted Subsidiaries to have with respect to its business and properties, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are customarily insured against by business entities similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Restricted Subsidiaries (as determined in the reasonable business judgment of the senior management of the Borrower). The Administrative Agent and the Lenders have (or will be substantially concurrently with the Initial Funding Date) been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as lender loss payee and mortgagee with respect to Property loss insurance.

Section 7.13    Subsidiaries. Except as set forth on Schedule 7.13 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.13, Holdings and the Borrower have no Subsidiaries or Foreign Subsidiaries. Schedule 7.13 identifies each Subsidiary as either a Restricted Subsidiary or Unrestricted Subsidiary. As of the Initial Funding Date, each Subsidiary listed on Schedule 7.13 is a Wholly-Owned Subsidiary.

Section 7.14    Properties; Titles, Etc.

(a)    Except for Immaterial Title Deficiencies, each of the Borrower and the Restricted Subsidiaries has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report (except for those Oil and Gas Properties that have been disposed of since the date of such Reserve Report in accordance with this Agreement or leases which have expired in accordance with their terms) and valid title to all its material personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Borrower or the Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report (except for those Oil and Gas Properties that have been disposed of since the date of such Reserve Report in accordance with this Agreement or leases which have expired in accordance with their terms), and the ownership of such Properties shall not in the aggregate in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such Property.

(b)    All material leases and agreements necessary for the conduct of the business of the Borrower and its Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c)    The rights and Properties presently owned, leased or licensed by the Borrower and its Restricted Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and its Restricted Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the Initial Funding Date.

(d)    All of the Properties of the Borrower and its Restricted Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e)    The Borrower and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Restricted Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.15    Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and its Restricted Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (a) no Oil and Gas Property of the Borrower or any Restricted Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any Restricted Subsidiary is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower or such Restricted Subsidiary. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Restricted Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Restricted Subsidiaries, in a manner consistent with the Borrower’s or its Restricted Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.15 could not reasonably be expected to have a Material Adverse Effect).

Section 7.16    Gas Imbalances; Prepayments. Except as set forth on Schedule 7.16 and thereafter either disclosed in writing to the Administrative Agent and the Lenders or included in the most recent Reserve Report Certificate or as disclosed in writing to the Administrative Agent and the Lenders, on a net basis there are no imbalances, take or pay or other prepayments which would require the Borrower or any of its Restricted Subsidiaries to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor other than imbalances, take-or-pay or other prepayments and balancing rights incurred in the ordinary course of business and which imbalances, take-or-pay, or other prepayments and balancing rights, in the aggregate, do not exceed one half bcf of gas (on an mcf equivalent basis) in the aggregate.

Section 7.17    Marketing of Production. On the Initial Funding Date, except as set forth on Schedule 7.17, no material agreements exist (which are not cancelable on one hundred twenty (120) days’ notice or less without penalty or detriment) for the sale of production of the Credit Parties’ Hydrocarbons at a fixed non-index price (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) represent in respect of such agreements 2.50% or more of the Credit Parties’ average monthly production of Hydrocarbon volumes and (b) have a maturity or expiry date of longer than six (6) months from the effective date of such agreement.

Section 7.18    Swap Agreements and Qualified ECP Guarantor. Schedule 7.18, as of the Initial Funding Date, and thereafter either disclosed in writing to the Administrative Agent and the Lenders or included in the most recently delivered report required to be delivered by the Borrower pursuant to Section 8.01(e), as of the date thereof, sets forth, a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement. The Borrower is a Qualified ECP Guarantor.

Section 7.19    Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used (a) on the Initial Funding Date, for (i) the refinancing of all amounts currently due under the Existing Credit Agreement and the Roan Credit Agreements, (ii) to pay the consideration in connection with the Roan Acquisition and any other consideration required under the Acquisition Agreement and (iii) the payment of fees and expenses incurred in connection with the Transactions on the Initial Funding Date and (b) after the Initial Funding Date, (i) to provide working capital for exploration and production operations, (ii) for acquisitions of Oil and Gas Properties permitted hereunder and (iii) for general corporate purposes of the Borrower and its Restricted Subsidiaries. The Borrower and its Restricted Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.20    Solvency. Immediately after giving effect to the transactions contemplated hereby (including, without limitation, each Borrowing or the issuance, increase, or extension of each Letter of Credit hereunder) (a) the sum of the Debt (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its Subsidiaries, on a consolidated basis, (b) the capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business, (c) the Borrower and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations, beyond their ability to pay such debts as they become due (whether at maturity or otherwise), and (d) the Borrower and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

Section 7.21    Anti-Corruption Laws, Sanctions and PATRIOT Act. Each of Holdings and each Credit Party has implemented and maintains in effect such policies and procedures, if any, as it reasonably deems appropriate, in light of its business and international activities (if any), to ensure compliance by Holdings, the Credit Parties and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Holdings, the Credit Parties and their respective officers, directors and employees, to the knowledge of Holdings, the Credit Parties and their respective officers, directors and employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Holdings, the Credit Parties or any of their respective directors, officers or employees, or (b) to Holdings’ and the Borrower’s direct knowledge, any agent of Holdings or the Credit Parties that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, direct use of proceeds or other transaction by Holdings or the Credit Parties contemplated by this Agreement will unlawfully violate any Anti-Corruption Law or applicable Sanctions. Holdings, the Borrower and each of its Subsidiaries is in compliance in all material respects with the PATRIOT Act.

Section 7.22    EEA Financial Institutions. No Credit Party is an EEA Financial Institution.

Section 7.23    Security Instruments. The Security Instruments are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral and proceeds thereof, subject, in the case of enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing. Subject to the post-Initial Funding Date delivery periods set forth herein, the Indebtedness is and shall be at all times secured by legal, valid and enforceable, perfected first priority Liens in favor of the Administrative Agent, covering and encumbering the Collateral (subject only to permitted Liens under Section 9.03).

ARTICLE VIII

AFFIRMATIVE COVENANTS

Commencing on the Initial Funding Date and until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full (other than contingent indemnity obligations for which no claim has been made) and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 8.01    Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a)    Annual Financial Statements. (i) Not later than (A)(I) if the Initial Funding Date has occurred on or prior to December 31, 2019, one hundred fifty (150) days after the end of the fiscal year of the Borrower ending December 31, 2019 or (II) if the Initial Funding Date has not occurred on or prior to December 31, 2019, one hundred twenty (120) days after the end of the fiscal year of the Borrower ending December 31, 2019 and (B) one hundred twenty (120) days after the end of each fiscal year of the Borrower ending on or after December 31, 2020, its audited consolidated balance sheet and related statements of operations, members’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year (except for the fiscal year ending December 31, 2019, for which no comparison shall be required to be delivered), all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit other than (x) a “going concern” or other qualification that results solely from the Maturity Date being scheduled to occur within one year from the time such opinion is delivered or (y) from any potential inability to satisfy any covenant in Section 9.01 or any other financial covenant in any Debt document on a future date or in a future period), without qualification as to scope of audit to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries and Holdings and its Subsidiaries, in each case on a consolidated basis in accordance with GAAP consistently applied. (ii) Not later than March 31, 2020, if the Initial Funding Date occurs on or after January 1, 2020 and on or prior to March 31, 2020, consolidated balance sheet and related statements of operations, members’ equity and cash flows as of the end of and for the fiscal year ending December 31, 2019 of Roan (which, to the extent available, shall be audited).

(b)    Quarterly Financial Statements. Not later than (i) ninety (90) days after the first fiscal quarter ending after the Initial Funding Date and (ii) sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower for each fiscal quarter ending thereafter, its consolidated balance sheet and related statements of operations, members’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)    Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or (b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d)    Certificate of Financial Officer – Consolidating Information. If, at any time, all of the Consolidated Subsidiaries of the Borrower are not Consolidated Restricted Subsidiaries, then concurrently with any delivery of financial statements under Section 8.01(a) or (b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Consolidated Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Borrower.

(e)    Certificate of Financial Officer – Swap Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) and (b), a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.18, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(f)    Projections. With each Reserve Report delivered in connection with a Scheduled Redetermination, a reasonably detailed consolidated budget for the following twelve (12) months (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such twelve (12) month period, the related quarterly consolidated statements of projected cash flow, capital expenditures and income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being recognized by the Administrative Agent and the Lenders that such Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and the Subsidiaries, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material.

(g)    Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.06, in form and substance reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(h)    Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any of its Subsidiaries by independent accountants (other than customary and standard correspondence) in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by the Borrower or any such Subsidiary, or the board of directors (or comparable governing body) of the Borrower or any such Subsidiary, to such letter or report.

(i)    Lists of Purchasers. If requested by the Administrative Agent, concurrently with the delivery of any Reserve Report to the Administrative Agent, a list of all Persons purchasing Hydrocarbons from the Borrower or any Restricted Subsidiary which account for greater than 10% of the revenues resulting from the sale of all Hydrocarbons from the Borrower or any Subsidiary during the fiscal year for which such financial statements relate.

(j)    Notice of Sales of Oil and Gas Properties and Termination of Swap Agreements. In the event the Borrower or any Subsidiary intends to sell, transfer, assign or otherwise dispose of (including pursuant to a casualty event) any Oil and Gas Properties (including any midstream assets given value in the most recently delivered Reserve Report for which the then existing Borrowing Base was determined, but other than Hydrocarbons in the ordinary course of business) or any Equity Interests in any Subsidiary in accordance with Section 9.09(d), written notice of such disposition no later than two (2) Business Days after the date of consummation of any such disposition (but in the case of any disposition (other than a casualty event) that would result in a Borrowing Base reduction pursuant to Section 2.07(e), no later than three (3) Business Days prior to such disposition), the price thereof and any other details thereof reasonably requested by the Administrative Agent. In the event that the Borrower or any Subsidiary receives any notice of early termination of any material Swap Agreement to which it is a party from any of its counterparties, or any material Swap Agreement to which the Borrower or any Subsidiary is a party is terminated, prompt written notice of the receipt of such early termination notice or such termination, as the case may be, together with a reasonably detailed description thereof and any other details thereof reasonably requested by the Administrative Agent.

(k)    Information Regarding Borrower and Guarantors. Prompt written notice (and in any event within three (3) Business Days thereafter, or such later date as the Administrative Agent may agree in its sole discretion) of any change (i) in the Borrower’s or any Guarantor’s organizational name, (ii) in the location of the Borrower’s or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower’s or any Guarantor’s identity or organizational structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower’s or any Guarantor’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower’s or any Guarantor’s federal taxpayer identification number.

(l)    Incurrence of Specified Additional Debt. In the event the Borrower or any Restricted Subsidiary intends to incur Specified Additional Debt, at least three (3) Business Days’ (or such later date as the Administrative Agent may agree in its sole discretion) prior written notice of such intended incurrence, the intended principal amount thereof and the anticipated date of closing.

(m)    Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof (or such later date as the Administrative Agent may agree in its sole discretion), copies of any material amendment, modification or supplement to the certificate or articles of incorporation or formation, bylaws, certificate or articles of organization, regulations or limited liability company agreement, any preferred stock designation or any other Organizational Document of the Borrower or any Restricted Subsidiary.

(n)    SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its equityholders generally, as the case may be.

(o)    Beneficial Ownership Certification. Promptly, but in no event later than five (5) Business Days of the occurrence of such change, written notice of any change in the information provided in the Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification.

(p)    Free Cash Flow Utilizations. In the event the Borrower or any Restricted Subsidiary intends to effect a Free Cash Flow Utilization, at least two (2) Business Days’ (or such later date as the Administrative Agent may agree in its sole discretion) prior written notice of such intended Free Cash Flow Utilization, including the details thereof and a certificate of a Financial Officer in substantially the form of Exhibit O hereto setting forth reasonably detailed calculations of Distributable Free Cash Flow (both before and after giving effect to such Free Cash Flow Utilization) for each of the four (4) most recently ended fiscal quarters (or, until four full fiscal quarters have been completed after the Initial Funding Date, a period consisting of the number of full fiscal quarters completed commencing with the fiscal quarter ending December 31, 2019), in each case, for which financial statements have been delivered for the Borrower pursuant to Sections 8.01(a) or (b).

(q)    Other Requested Information. Promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan sponsored by the Borrower or a Subsidiary and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request; or (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, other applicable anti-money laundering laws or the Beneficial Ownership Regulation.

Notwithstanding the foregoing, the obligations in Section 8.01(a) and (b) may be satisfied with respect to financial information of the Borrower and the Subsidiaries by furnishing (A) the applicable financial statements of the Borrower (or Holdings or any other direct or indirect parent of the Borrower) or (B) the Borrower’s (or Holdings or any other direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to the foregoing clauses (A) and (B), to the extent such information relates to Holdings or a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or Holdings or such parent), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a stand-alone basis, on the other hand.

Section 8.02    Notices of Material Events. Promptly (and in any event within three (3) Business Days) after a Responsible Officer of the Borrower or any Subsidiary obtains knowledge thereof, the Borrower will furnish to the Administrative Agent (which shall make such information available to the Lenders) written notice of the following:

(a)    the occurrence of any Default or Event of Default;

(b)    the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Restricted Subsidiary not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)    the occurrence of any ERISA Event that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(d)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03    Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence in a jurisdiction of the United States and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.08.

Section 8.04    Payment of Taxes. The Borrower will, and will cause each Restricted Subsidiary to, pay all Tax liabilities of the Borrower and all of its Restricted Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of the Borrower or any Restricted Subsidiary.

Section 8.05    Operation and Maintenance of Properties. Except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect, the Borrower, at its own expense, will, and will cause each Restricted Subsidiary to:

(a)    operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable proration requirements, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom.

(b)    maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its Oil and Gas Properties and other Properties.

(c)    promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(d)    promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

(e)    to the extent the Borrower is not the operator of any Property, the Borrower shall use commercially reasonable efforts to cause the operator to comply with this Section 8.05.

Section 8.06    Insurance. The Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies (at the time the relevant coverage is placed or renewed), insurance (a) in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (b) in accordance with all Governmental Requirements. The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” (and mortgagee, if applicable) and Administrative Agent as lender loss payee and provide that the insurer will endeavor to give at least thirty (30) days’ prior notice of any cancellation to the Administrative Agent.

Section 8.07    Books and Records; Inspection Rights. The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that so long as no Event of Default has occurred and is continuing and no Borrowing Base Deficiency exists, the Borrower and its Restricted Subsidiaries shall not be required to reimburse the Administrative Agent for more than one (1) inspection during any fiscal year.

Section 8.08    Compliance with Laws.

(a)    The Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)    The Borrower will, and will cause each of its Subsidiaries to, maintain in effect and enforce such policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries and each of their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable Sanctions and the PATRIOT Act.

Section 8.09    Environmental Matters.

(a)    The Borrower shall: (i) comply, and shall cause its Properties and operations and each Restricted Subsidiary and each Restricted Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, except where the failure to so comply could not be reasonably expected to have a Material Adverse Effect; (ii) handle, store, and prevent any Release or threatened Release of, and shall cause each Restricted Subsidiary to handle, store and prevent any Release or threatened Release of, any Hazardous Material on, under, about or from any of the Borrower’s or its Restricted Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Borrower’s or any of its Restricted Subsidiaries’ operations in compliance with applicable Environmental Laws, except in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Restricted Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with its operation or use of the Borrower’s or its Restricted Subsidiaries’ Properties, except, in each case, where the failure to obtain or file could not reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Restricted Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations to the extent required Environmental Law (collectively, the “Remedial Work”) in the event any Remedial

Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or its Restricted Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause its Restricted Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials in violation of Environmental Law, if such exposure could reasonably be expected to have a Material Adverse Effect; and (vi) establish and implement, and shall cause each Restricted Subsidiary to establish and implement, such procedures as may be necessary to regularly determine and assure that the Borrower’s and its Restricted Subsidiaries’ obligations under this Section 8.09(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)    The Borrower will promptly, but in no event later than fifteen (15) days after the Borrower obtains knowledge thereof, notify the Administrative Agent and the Lenders in writing of any threatened (in writing) action, investigation or inquiry by any Governmental Authority or any threatened demand (in writing) or lawsuit by any Person against the Borrower or its Restricted Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate), if not covered by insurance, to the extent such liability could reasonably be expected to have a Material Adverse Effect.

(c)    The Borrower will, and will cause each Restricted Subsidiary to, provide environmental assessments, audits and tests obtained by the Borrower or any Restricted Subsidiary in connection with any future acquisition of Oil and Gas Properties or other Properties to the Administrative Agent, other than an acquisition of additional interests in Oil and Gas Properties in which the Borrower or any Restricted Subsidiary previously held an interest.

Section 8.10    Further Assurances.

(a)    The Borrower at its sole expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Restricted Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the Collateral (which shall, for the avoidance of doubt, not include any Excluded Property) intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b)    The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law. The Borrower acknowledges and agrees that any such financing statement may describe the collateral as “all assets” or “all assets of Debtor, whether now owned or hereafter acquired and wherever located” of the applicable Credit Party or words of similar effect as may be required by the Administrative Agent.

Section 8.11    Reserve Reports.

(a)    On or before February 1st and August 1st of each year, commencing February 1, 2020 (or, to the extent that the Initial Funding Date has not occurred on or prior to February 1, 2020, promptly following the Initial Funding Date), the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating, as of December 31 (for each February delivery) and June 30 (for each August delivery), the Proved Reserves of the Borrower and the Credit Parties located within the geographic boundaries of the United States of America. The Reserve Report as of December 31 (for each February delivery) of each year starting with December 31, 2019 shall be prepared by one or more Approved Petroleum Engineers, and the Reserve Report as of June 30 (for each August delivery) of each year (beginning June 30, 2020), shall be prepared by or under the supervision of the chief engineer or qualified agent of the Borrower who shall, in each case, certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used (x) with respect to each February delivery, the Reserve Report as of December 31, 2019 and (y) with respect to each August delivery, the immediately preceding December 31 Reserve Report.

(b)    In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared, at the election of the Borrower, (i) by one or more Approved Petroleum Engineers or (ii) by or under the supervision of the chief engineer or qualified agent of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.

(c)    With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a Reserve Report Certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, it being understood by the Administrative Agent and the Lenders that projections concerning volumes and production and cost estimates contained in each Reserve Report are necessarily based upon opinions, estimates and projections and that neither the Borrower nor such Responsible Officer warrants that such opinions, estimates and projections will ultimately prove to have been accurate, (ii) the Borrower or another Credit Party has good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report (other than those (x) disposed of since the date of such Reserve Report as permitted in accordance with the terms hereof, and (y) leases that have expired in accordance with their terms) and such Oil and Gas Properties are free (or will be at the time of the acquisition thereof) of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate or previously disclosed to the Administrative Agent in writing, on a net basis there are no gas imbalances, take or pay or other prepayments, the value of which exceed the volume threshold specified in Section 7.16, with respect to the Credit Parties’ Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any other Credit Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of the Borrowing Base Properties have been sold since the date of the last Borrowing Base determination except (A) those Borrowing Base Properties listed on such certificate as having been disposed, or (B) as previously disclosed to the Administrative Agent in writing, (v) attached to the certificate is a list of all material marketing agreements (which are not cancellable on one hundred twenty (120) days’ notice or less without penalty or detriment) entered into subsequent to the later of the Effective Date or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.17 had such agreement been in effect on the Effective Date, and (vi) attached thereto is a schedule demonstrating compliance (calculated at the time of delivery of such Reserve Report) with the Collateral Coverage Minimum.

Section 8.12    Title Information.

(a)    Subject to Section 8.12(d), on or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.11(a), the Borrower will deliver title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 85% on the PV-9 of the Oil and Gas Properties evaluated by such Reserve Report.

(b)    If the Borrower has provided title information for additional Properties under Section 8.12(a), the Borrower shall, within forty-five (45) days after notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens having an equivalent value, or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 85% of the PV-9 of the Oil and Gas Properties evaluated by such Reserve Report.

(c)    If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the forty-five (45) day period or the Borrower does not comply with the requirements to provide acceptable title information covering 85% of the PV-9 of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Required Lenders are not reasonably satisfied with title to any Mortgaged Property after the forty-five (45) day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 85% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide reasonably acceptable title information on 85% of the PV-9 of the Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.

(d)    Notwithstanding anything to the contrary herein, no later than the date that is sixty (60) days after the Initial Funding Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by the Initial Reserve Report so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 85% of the PV-9 of the Oil and Gas Properties evaluated by the Initial Reserve Report.

Section 8.13    Collateral and Guaranty Agreements.

(a)    In connection with each redetermination (but not any adjustment) of the Borrowing Base, the Borrower shall review the applicable Reserve Report, if any, and the list of current Mortgaged Properties (as described in Section 8.11(c)) to ascertain whether the Mortgaged Properties represent (x) from the Initial Funding Date up to the date that is sixty (60) days following the Initial Funding Date, at least 50% of the PV-9 of the Oil and Gas Properties evaluated in the Initial Reserve Report and (y) from the date that is sixty (60) days following the Initial Funding Date (or such later date as agreed to by the Administrative Agent in its sole discretion) and thereafter, at least 85% of the PV-9 of the Oil and Gas Properties evaluated in the most recently completed Reserve Report (the “Collateral Coverage Minimum”). In the event that the PV-9 of the Mortgaged Properties (calculated at the time of redetermination) does not satisfy the Collateral Coverage Minimum, then the Borrower shall, and shall cause its Restricted Subsidiaries to, grant, within thirty (30) days of delivery of the certificate required under Section 8.11(c) (or such longer period as the Administrative Agent may agree in its sole discretion, but not to extend beyond a total of ninety (90) days following the delivery of such certificate), to the Administrative Agent as security for the Indebtedness a first-priority Lien interest subject to Liens permitted under Section 9.03 on additional Oil and Gas Properties of the Credit Parties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the PV-9 of the Mortgaged Properties (calculated at the time of such redetermination) meets the Collateral Coverage Minimum. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, mortgages, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its Oil and Gas Properties and such Restricted Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.13(b).

(b)    In the event that (i) the Borrower or any other Credit Party creates or acquires any Restricted Subsidiary, (ii) the Borrower determines that any Restricted Subsidiary is a Material Subsidiary, or (iii) any Domestic Subsidiary incurs or guarantees any Debt, the Borrower shall, within thirty (30) days from the date of such creation, acquisition, determination, incurrence, or guarantee (or such later date as the Administrative Agent may agree in its sole discretion), cause such Restricted Subsidiary to execute and deliver the Guaranty Agreement and the Pledge and Security Agreement (or a supplement to such documents, as applicable) pursuant to which such Restricted Subsidiary shall guaranty the Indebtedness and grant a security interest in such Restricted Subsidiary’s Collateral; provided that such Domestic Subsidiary will not own any Borrowing Base Properties until delivery of such Guaranty Agreement or Pledge and Security Agreement (or a supplement to such documents, as applicable); provided, further, that notwithstanding the foregoing, Excluded Subsidiaries shall not be required to become Guarantors or pledge any Collateral. In the event that the Borrower or any other Credit Party creates or acquires any Restricted Subsidiary, the Credit Party that owns the Equity Interests in such new Restricted Subsidiary shall execute and deliver a supplement to the Pledge and Security Agreement, pursuant to which such Credit Party will ratify the pledge of all of the Equity Interests of such new Restricted Subsidiary to secure the Indebtedness. In connection with the foregoing, the Credit Parties shall deliver original certificates, if any, evidencing the Equity Interests of such new Restricted Subsidiary, together with appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof and execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(c)    Notwithstanding any provision in any of the Loan Documents to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) owned by any Credit Party included in the Mortgaged Property and no Building or Manufactured (Mobile) Home shall be encumbered by any Security Instrument; provided that (i) the applicable Credit Party’s interests in all lands and Hydrocarbons situated under any such Building or Manufactured (Mobile) Home shall be included in the Mortgaged Property and shall be encumbered by the Security Instruments and (ii) the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, permit to exist any Lien on any Building or Manufactured (Mobile) Home except Liens permitted by Section 9.03.

Section 8.14    ERISA Compliance. The Borrower will promptly furnish and will cause the Restricted Subsidiaries to promptly furnish to the Administrative Agent if specifically requested by the Administrative Agent, promptly after the filing thereof with the United States Secretary of Labor or the Internal Revenue Service, copies of each annual report (Form 5500 series) with respect to each Plan sponsored by the Borrower or a Restricted Subsidiary or any trust created thereunder.

Section 8.15    Commodity Exchange Act Keepwell Provisions. The Borrower hereby guarantees the payment and performance of all Indebtedness of each Credit Party (other than the Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Credit Party (other than the Borrower) in order for such Credit Party to honor its obligations under its respective Guaranty Agreement including obligations with respect to Swap Agreements (provided, however, that the Borrower shall only be liable under this Section 8.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.15, or otherwise under this Agreement or any Loan Document, as it relates to such other Credit Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 8.15 shall remain in full force and effect until all Indebtedness is paid in full (other than contingent indemnity obligations for which no claims have been made) to the Lenders, the Administrative Agent and all other Secured Parties, and all of the Lenders’ Commitments are terminated. The Borrower intends that this Section 8.15 constitute, and this Section 8.15 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 8.16    Deposit Accounts and Securities Accounts. The Borrower shall (at its own expense), and shall cause each of the other Credit Parties to, maintain each of their primary operating and treasury deposit accounts with JPMorgan Chase Bank, N.A. and shall cause each of such deposit accounts and each of its securities accounts to be subject to Control Agreement in favor of the Administrative Agent; provided, (a) no such Control Agreement shall be required for Excluded Accounts and (b) with respect to primary operating and treasury deposit accounts and securities accounts maintained by (x) the Existing Credit Parties, such Existing Credit Parties shall have until the date that is one hundred and eighty (180) days following the Initial Funding Date (as such date may be extended by the Administrative Agent in its sole discretion) to deliver Control Agreements covering such accounts and (y) the Credit Parties as of the Initial Funding Date (other than the Existing Credit Parties), such Credit Parties shall have until the date that is sixty (60) days following the Initial Funding Date (as such date may be extended by the Administrative Agent in its sole discretion) to deliver Control Agreements covering such accounts.

Section 8.17    Marketing Activities. The Borrower shall (at its own expense), and shall cause each of the other Credit Parties to, only engage in the following marketing activities for any Hydrocarbons or enter into any contracts related thereto: (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their Oil and Gas Properties constituting Proved Reserves during the period of such contract and (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from Oil and Gas Properties constituting Proved Reserves of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries that the Borrower or one of its Restricted Subsidiaries has the right or obligation to market pursuant to joint operating agreements, unitization agreements or other similar contracts (or contracts executed in connection therewith) that are usual and customary in the Oil and Gas Business.

Section 8.18    Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower shall, and shall cause each of the other Credit Parties, only allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Restricted Subsidiary that would require the Borrower or such Restricted Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to not exceed one half bcf of gas (on an mcf equivalent basis) in the aggregate.

Section 8.19    Use of Proceeds.

(a)    The proceeds of the Loans and the Letters of Credit will be used only to finance expenses incurred in connection with the Transactions and for working capital needs, the acquisition, development and exploration of Oil and Gas Properties and other general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

(b)    The Borrower will not request any Borrowing or Letter of Credit, and no Borrower shall use, and the Borrower shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent that such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the U.S. or the European Union, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 8.20    Post-Initial Funding Date Deliverables.

(a)    On or prior to the date that is sixty (60) days following the Initial Funding Date (or such later date as the Administrative Agent may agree in its sole discretion):

(i)    To the extent not delivered on the Initial Funding Date, the Borrower shall deliver to the Administrative Agent (A) Mortgages and other Security Instruments sufficient to create first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a) through (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) to comply with the Collateral Coverage Minimum and (B) corresponding opinions of counsel covering the Mortgages and Security Instruments delivered pursuant to Section 8.20(a)(i)(A); provided that the Borrower shall not be required to deliver opinions of counsel covering Mortgages encumbering Borrowing Base Properties delivered pursuant to

Section 8.20(a)(i)(A) for the relevant jurisdiction in which such Borrowing Base Properties are being encumbered to the extent that the Borrower has previously delivered opinions of counsel for such relevant jurisdictions; and

(ii)    To the extent not delivered on the Initial Funding Date, the Borrower shall deliver to the Administrative Agent title information setting forth the status of title to at least 85% of the PV-9 of the Borrowing Base Properties consistent with usual and customary standards for the geographic regions in which such Borrowing Base Properties are located.

(b)    Subject to Section 9.13, on or prior to the date that is thirty (30) calendar days following the Initial Funding Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower shall enter into Swap Agreements (which, for the avoidance of doubt, shall include put and floor options, in each case, with strike prices of not less than 90% of the lesser of the forward curve prices for crude oil, natural gas liquids and natural gas, as applicable, at the time of incurrence of such Swap Agreement), in each case with an Approved Counterparty in respect of each of crude oil, natural gas liquids and natural gas, calculated separately on a projected revenue basis and entered into not for speculative purposes the notional volumes for which (when aggregated with the notional volumes of other Swap Agreements in respect of commodities then in effect, other than the notional volumes of basis differential swaps) that, as of the date of the latest hedging transaction of such Swap Agreement, have the minimum hedging set forth on Part A of Schedule 8.20, which hedges shall include the assumption of the hedging assumptions of Roan listed on Part B of Schedule 8.20 (such hedging agreements of Roan, the “Roan Assumed Hedges”); provided that (i) any Roan Assumed Hedges that have not been assumed by the Borrower may be replaced by replacement Swap Agreements no worse than the Roan Assumed Hedges that such Swap Agreement replaces and (ii) at the request of the Borrower, the Arrangers will (A) use commercially reasonable efforts to enter into novations of such Roan Assumed Hedges or (B) if any such Roan Assumed Hedges have not been novated pursuant to clause (A), use commercially reasonable efforts to enter into other such replacement Swap Agreements.

ARTICLE IX

NEGATIVE COVENANTS

Commencing on the Initial Funding Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full (other than contingent indemnity obligations for which no claims have been made) and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 9.01    Financial Covenants.

(a)    Consolidated Total Leverage Ratio. The Borrower will not, as of the last day of any fiscal quarter (commencing with first full fiscal quarter after the Initial Funding Date), permit its Consolidated Total Leverage Ratio for the Rolling Period then ending to be greater than 3.5 to 1.0.

(b)    Current Ratio. The Borrower will not permit the Current Ratio as of the last day of any fiscal quarter (commencing with first full fiscal quarter after the Initial Funding Date) to be less than 1.0 to 1.0.

(c)    Right to Cure. In the event the Borrower fails to comply with the requirements of Section 9.01(a) or (b), beginning on the first date after the last day of the fiscal quarter for which the financial covenants in Section 9.01(a) and (b) are being tested, until the expiration of the tenth Business Day subsequent to the date the compliance certificate for calculating the Consolidated Total Leverage Ratio and the Current Ratio is required to be delivered pursuant to Section 8.01(c) (the “Cure Period”), the Borrower shall be permitted to cure such failure to comply by requesting that the Consolidated Total Leverage Ratio and/or the Current Ratio be recalculated by increasing EBITDAX, Annualized EBITDAX for such Rolling Period or Current Assets as of such last day of such fiscal quarter, as the case may be, by an amount up to the proceeds received by the Borrower from a Specified Equity Contribution during a Cure Period (such amount, a “Cure Amount”); provided that (i) the Borrower delivers written notice to the Administrative Agent on or prior to the date of a timely delivered certificate required by Section 8.01(c) that it has elected to cure the failure to comply and clearly setting forth such Specified Equity Contribution in the computation required by Section 8.01(c)(ii); (ii) the amount of the Cure Amount added to EBITDAX, Annualized EBITDAX, or Current Assets as applicable, shall not be greater than the amount required to cause the Borrower to be in compliance with Section 9.01(a) or (b) and shall be without duplication of any other Cure Amount during the same Cure Period (it being understood that, for the avoidance of doubt, different Cure Amounts would be required to cure the two (2) separate financial covenants during the same Cure Period); (iii) any such increase pursuant to this Section 9.01(c) to EBITDAX, Annualized EBITDAX, or Current Assets, as applicable, in or as of the end of any fiscal quarter shall be applied solely for the purpose of determining compliance or non-compliance with Section 9.01(a) or (b) as of the last day of any Rolling Period that includes such fiscal quarter or as of the last day of such fiscal quarter and not for any other purpose under any Loan Document (including any determination of pro forma compliance with the Consolidated Total Leverage Ratio for the purposes of incurring any Specified Additional Debt or making any Restricted Payment or any other purpose (even if the proceeds of any Specified Equity Contribution are actually used to reduce Debt or Current Liabilities)); (iv) the Borrower may not cure any Consolidated Total Leverage Ratio or Current Ratio default by an equity cure more than (A) two (2) times during any period of four (4) consecutive fiscal quarters or (B) five (5) times prior to the Maturity Date (provided that, if the Borrower exercises its cure right prior to the date financial statements are required to be delivered for a relevant fiscal quarter solely with respect to an anticipated Consolidated Total Leverage Ratio or Current Ratio default and the Cure Amount associated therewith is insufficient to cure a Consolidated Total Leverage Ratio or Current Ratio default with respect to such quarter, any subsequent exercise of a cure right prior to the expiration of the applicable Cure Period to “top-up” such Cure Amount shall not count as an additional exercise of the cure right). Such increase in the Borrower’s EBITDAX or Annualized EBITDAX, as applicable, shall be taken into account in calculating the Consolidated Total Leverage Ratio for the purpose of determining compliance or noncompliance with Section 9.01(a) of the last day of any Rolling Period that includes the last fiscal quarter of the four (4) quarter period with respect to which such cure right was exercised; provided that, for the purposes of calculating Annualized EBITDAX, any Cure Amount shall be taken into account after multiplying EBITDAX by the applicable factor pursuant to the definition of Annualized

EBITDAX, if any, and shall be disregarded for purposes of annualizing EBITDAX; (v) any cure of more than one of the Consolidated Total Leverage Ratio default and Current Ratio default in one fiscal quarter shall count as a single Specified Equity Contribution; and (vi) no Lender or Issuing Bank shall be required to make any extension of credit hereunder during the Cure Period, until the Borrower has received the Cure Amount. If after giving effect to the foregoing recalculations, the Borrower would then be in compliance with Section 9.01(a) or (b), the Borrower shall be deemed to have satisfied the requirements of Section 9.01(a) or (b) as of the relevant earlier required date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of any such covenant that had occurred shall be deemed cured for the purpose of this Agreement and the other Loan Documents. Neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and none of Administrative Agent, any Lender or any Secured Party shall exercise any right to foreclose on or take possession of the Collateral or exercise any other remedy pursuant to Section 10.02, the other Loan Documents or applicable law prior to the end of the applicable Cure Period solely on the basis of an Event of Default having occurred and continuing under Section 9.01(a) or (b) (except to the extent that the Borrower has confirmed in writing that it does not intend to provide a Specified Equity Contribution).

Section 9.02    Debt. The Borrower will not, and will not permit any Restricted Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a)    the Notes or other Indebtedness arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Indebtedness arising under the Loan Documents.

(b)    Debt of the Borrower and its Restricted Subsidiaries existing on the Initial Funding Date that is reflected on Schedule 9.02.

(c)    Debt under Finance Leases and Purchase Money Debt not to exceed the greater of (i) $40,000,000 and (ii) 5% of the Borrowing Base in the aggregate at any one time outstanding.

(d)    Debt associated with bonds, guarantees, letters of credit or surety obligations required by Governmental Requirements or incurred in the ordinary course of business, in each case in connection with the operation of the Oil and Gas Properties and not in connection with money borrowed, or Debt associated with guarantees or surety obligations delivered by the Borrower to any provider of such bonds.

(e)    intercompany Debt between the Borrower and any Restricted Subsidiary or between Restricted Subsidiaries to the extent permitted by Section 9.05(d); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of its Restricted Subsidiaries, and, provided, further, that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Indebtedness on terms set forth in the Guaranty Agreement.

(f)    endorsements of negotiable instruments for collection in the ordinary course of business.

(g)    Debt constituting a guarantee by any Credit Party of any Debt incurred by another Credit Party so long as the incurrence of such Debt by such other Credit Party is otherwise permitted by this Section 9.02.

(h)    Debt arising under Swap Agreements permitted by Section 9.13.

(i)    unsecured Specified Additional Debt; provided that (i) after giving effect to the incurrence of such Debt, (A) no Event of Default shall have occurred and be continuing and (B) the Borrower is in compliance on a Pro Forma Basis with Section 9.01(a) and (b) for the Rolling Period or fiscal quarter, as applicable, most recently ended for which financial statements have been delivered pursuant to Section 8.01(a) or (b), (ii) such Debt does not have any scheduled principal payments until the date that is one hundred eighty (180) days following the Maturity Date, (iii) on the same day as the incurrence of such Debt, the Borrowing Base shall be adjusted to the extent required by Section 2.07(f) and prepayment is made to the extent required by Section 3.04(c)(iii) and no Borrowing Base Deficiency would then exist after giving effect to such adjustment and prepayment, (iv) to the extent such Debt is expressly subordinated in right of payment to the Indebtedness, such Debt shall be subject to a Subordination Agreement and (v) the Borrower shall have provided the notice required by Section 8.01(l).

(j)    Debt of any Person that becomes a Restricted Subsidiary of the Borrower after the Initial Funding Date, which Debt is existing at the time such Person becomes a Restricted Subsidiary of the Borrower (other than Debt incurred in contemplation of such Person’s becoming a Restricted Subsidiary of the Borrower); provided that the aggregate principal amount of all such Debt shall not exceed the greater of (i) $40,000,000 and (ii) 5% of the Borrowing Base in the aggregate at any one time outstanding.

(k)    Specified Additional Debt in the form of Junior Lien Debt in an aggregate principal amount not to exceed $125,000,000; provided that (i) after giving effect to the incurrence of such Debt, (A) no Event of Default shall have occurred and be continuing and (B) the Borrower is in compliance on a Pro Forma Basis with Section 9.01(a) and (b) for the Rolling Period or fiscal quarter, as applicable, most recently ended for which financial statements have been delivered pursuant to Section 8.01(a) or (b), (ii) such Debt does not have any scheduled principal payments until the date that is one hundred eighty (180) days following the Maturity Date, (iii) on the same day as the incurrence of such Debt, the Borrowing Base shall be adjusted to the extent required by Section 2.07(f) and prepayment is made to the extent required by Section 3.04(c)(iii) and no Borrowing Base Deficiency would then exist after giving effect to such adjustment and prepayment, (iv) such Debt is subject to an Intercreditor Agreement, which agreement shall provide that the Liens securing such Debt shall rank junior to the Lien securing the Indebtedness and (v) the Borrower shall have provided the notice required by Section 8.01(l).

(l)    other Debt not otherwise permitted pursuant to this Section 9.02 not to exceed the greater of (i) $15,000,000 and (ii) 2.50% of the Borrowing Base in the aggregate at any one time outstanding.

Section 9.03    Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)    Liens securing the Indebtedness.

(b)    Excepted Liens.

(c)    Liens securing Finance Leases or Purchase Money Debt permitted by Section 9.02(c) but only on the Property under lease or the Property purchased, constructed or improved with such Purchase Money Debt, as applicable.

(d)    Liens securing Specified Additional Debt incurred pursuant to Section 9.02(k); provided that such Liens are Junior Liens on the Collateral and subject to the Intercreditor Agreement.

(e)    Liens on Property not constituting Collateral and not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this Section 9.03(e) shall not exceed the greater of (i) $15,000,000 and (ii) 1% of the Borrowing Base at any time.

(f)    (i) non-recourse Liens on Equity Interests of Unrestricted Subsidiaries securing capital contributions to or obligations of such Persons and (ii) customary rights of first refusal and tag, drag or similar rights in joint venture agreements and agreements with respect to Subsidiaries that are not Wholly-Owned Subsidiaries.

Notwithstanding the foregoing, (i) none of the Liens permitted pursuant to this Section 9.03 (other than Excepted Liens and Liens securing the Indebtedness) may at any time attach to any Borrowing Base Properties and (ii) no intent to subordinate the first priority status afforded by the Liens granted in favor of the Administrative Agent (for the benefit of the Secured Parties, as provided in the Security Instruments) is to be hereby implied or expressed by the permitted existence of the Liens permitted pursuant to this Section 9.03.

Section 9.04    Dividends and Distributions and Payments in Respect of Specified Additional Debt.

(a)    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its Equity Interest holders, or make any distribution of its Property to its Equity Interest holders, except that:

(i)    the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);

(ii)    Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests and pay management, advisory or similar fees to Guarantors or the Borrower;

(iii)    the Borrower may make Restricted Payments pursuant to and in accordance with, and may repurchase Equity Interests issued to former employees under, stock option plans or other benefit plans for management or employees of the Borrower and its Restricted Subsidiaries so long as any such Restricted Payments paid in cash do not exceed $5,000,000 in the aggregate in any fiscal year;

(iv)    the Borrower may make Permitted Tax Distributions; provided that if the aggregate Permitted Tax Distributions for any tax year exceed the actual annual tax amount for such tax year (based on the calculation in the definition of Permitted Tax Distributions), such excess shall be deducted from the next distribution(s) to occur after such U.S. federal income tax filing; and if the actual annual tax amount for any tax year (based on the calculation in the definition of Permitted Tax Distributions) exceeds the aggregate Permitted Tax Distribution for such tax year, such excess shall be added to the next distribution;

(v)    on or after the later of (x) the date the Borrower first delivers a compliance certificate for the period ending at least one full fiscal quarter after the Initial Funding Date in accordance with Section 8.01(c) or (y) the completion of the first Scheduled Redetermination pursuant to Section 2.07(b), the Borrower may make Restricted Payments to the holders of its Equity Interests in an aggregate amount not to exceed 100% of the Borrower’s Distributable Free Cash Flow so long as the Borrower shall have provided the notice and certificate required by Section 8.01(p) and, after giving pro forma effect to such Restricted Payment, (A) no Default or Event of Default is continuing or would result from such Restricted Payment, (B) Unused Availability is not less than 20% of the Loan Limit then in effect and (C) the Borrower is in compliance with a Consolidated Total Leverage Ratio, on a Pro Forma Basis (including any incurrence of Debt in connection with such Restricted Payment), for the Rolling Period most recently ended for which financial statements have been delivered pursuant to Section 8.01(a) or (b), as applicable, of less than 2.50 to 1.00; provided, if a Scheduled Redetermination is to occur in a fiscal quarter, then the Borrower shall not make any Restricted Payments under this clause (v) during the period beginning with the first day of such fiscal quarter and ending on the day such Scheduled Redetermination has been completed;

(vi)    the Borrower and its Restricted Subsidiaries may make Restricted Payments in cash to Holdings the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay):

(A)    its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses payable to third parties) that are reasonable and customary and incurred in the ordinary course of business and in each case that are solely attributable to the Borrower and its Restricted Subsidiaries, and franchise and similar Taxes, and other reasonable and customary fees and expenses, required to maintain Holdings’ corporate or other legal existence,

(B)    any reasonable and customary indemnification claims made by members of the board of directors (or equivalent governing body) or officers, employees, directors, managers, consultants or independent contractors of Holdings (or any parent thereof) solely attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries, and

(C)    amounts that would otherwise be permitted to be paid pursuant to Section 9.10(f);

(vii)    the Borrower and its Restricted Subsidiaries may make any Restricted Payment permitted to be paid pursuant to Section 9.10;

provided, that, notwithstanding anything to the contrary in Section 9.04(a)(iii), Section 9.04(a)(v) and Section 9.04(a)(vi) (with respect to Restricted Payments made with respect to the Borrower’s equity), no cash Restricted Payments made in respect of the Borrower’s equity shall be permitted until on or after the later of (x) the date the Borrower first delivers a compliance certificate for the period ending at least one full fiscal quarter after the Initial Funding Date in accordance with Section 8.01(c) and (y) the completion of the first Scheduled Redetermination pursuant to Section 2.07(b).

(b)    Redemption or Amendment of Specified Additional Debt.

(i)    The Borrower will not, and will not permit any Restricted Subsidiary to call, make or offer to make any optional or voluntary Redemption of, or otherwise optionally or voluntarily Redeem (whether in whole or in part), any Specified Additional Debt, provided that the Borrower may voluntarily Redeem Specified Additional Debt (A) with cash proceeds from any incurrence of Specified Additional Debt so long as such Redemption occurs substantially contemporaneously with, and in any event within three (3) Business Days following, the receipt of such proceeds, (B) with cash proceeds of an offering of Equity Interests in the Borrower, Holdings or a direct or indirect parent company of the Borrower, so long as, in the case of the foregoing clause (B), no Event of Default or Borrowing Base Deficiency has occurred and is continuing both before and after giving effect to such Redemption and such Redemption occurs substantially contemporaneously with, and in any event within one hundred twenty (120) days following, the receipt of such proceeds, (C) by converting such Specified Additional Debt into common Equity Interests of the Borrower or a direct or indirect parent company of the Borrower, and (D) with cash on hand in an aggregate amount not to exceed 100% of the Borrower’s Distributable Free Cash Flow, so long as, in the case of the foregoing clause (D), (I) no Default or Event of Default has occurred and is continuing both before and after giving effect to such Redemption, (II) Unused Availability is not less than 20% of the Loan Limit then in effect, (III) the Borrower is in compliance with a Consolidated Total Leverage Ratio for the Rolling Period most recently ended for which financial statements have been delivered pursuant to Section 8.01(a) or Section 8.01(b), as applicable, of less than 2.50 to 1.00 and (IV) the Borrower shall have provided the notice and certificate required by Section 8.01(p).

(ii)    The Borrower will not, and will not permit any Restricted Subsidiary to amend or modify, or consent or agree to any amendment or modification to, any of the terms governing any Specified Additional Debt, if the effect of such amendment or modification is (A) to cause such Specified Additional Debt to have any scheduled principal payments prior to the date that is one hundred eighty (180) days following the Maturity Date, (B) to reduce the weighted average life to maturity of such Debt, (C) to make the covenants, events of default and guarantees more materially restrictive on the Borrower and each of its Restricted Subsidiaries than the terms of such Specified Additional Debt (as in effect at the time of such amendment or modification) when taken as a whole, (D) to add an additional Subsidiary of the Borrower (other than a Guarantor or Person who becomes a Guarantor in connection therewith) as an obligor under such Specified Additional Debt or (E) otherwise materially adverse to the Lenders.

Section 9.05    Investments, Loans and Advances. The Borrower will not, and will not permit any Restricted Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)    Investments as of the Initial Funding Date which are disclosed to the Lenders in Schedule (ii);

(b)    accounts receivable arising in the ordinary course of business;

(c)    Investments in Cash Equivalents;

(d)    Investments (i) made by the Borrower in or to the Guarantors (including any new Restricted Subsidiary that becomes a Guarantor in compliance herewith substantially contemporaneously with such Investment being made), (ii) made by any Guarantor in or to the Borrower or any other Guarantor and (iii) made by any Restricted Subsidiary in or to the Borrower or the Guarantors;

(e)    subject to the limits in Section 9.06 (and without duplication of Investments permitted under clause (g) below), Investments of the type described in clause (c) of the definition thereof in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are or have become usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America;

(f)    Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.04(b)(ii) and accounts receivable owing to the Borrower or any Restricted Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Restricted Subsidiaries;

(g)    subject to the limits in Section 9.06, Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “Venture”) formed or incorporated, as the case may be, under applicable state law, by the Borrower or any Restricted Subsidiary, on the one hand, and any other Person, on the other hand, in the ordinary course of business; provided that (i) any such Venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such Venture is acquired in the ordinary course of business and on fair and reasonable terms, and (iii) such Venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding, an amount equal to $25,000,000;

(h)    loans or advances to employees, officers or directors of the Borrower or any of its Restricted Subsidiaries, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $5,000,000 in the aggregate at any time outstanding;

(i)    (i) guarantees of Debt permitted by Section 9.02 and (ii) guarantees by the Borrower or any Restricted Subsidiary for the performance or payment obligations of the Borrower or any Wholly-Owned Subsidiary, which obligations were incurred in the ordinary course of business and do not constitute Debt;

(j)    Investments pursuant to Swap Agreements otherwise permitted under this Agreement;

(k)    Investments in Unrestricted Subsidiaries, provided that (i) the aggregate amount of all such Investments at any one time shall not exceed $17,500,000 (or its equivalent in other currencies as of the date of Investment) and (ii) the Unused Availability is at least 15% of the Loan Limit immediately before and immediately after giving effect to such Investment;

(l)    Investments consisting of non-cash consideration received in connection with dispositions or transfers permitted pursuant to Section 9.09;

(m)    other Investments not otherwise permitted pursuant to this Section 9.04(b)(ii) not to exceed $20,000,000 in the aggregate; and

(n)    so long as no Default or Event of Default is continuing or would result therefrom, other Investments in an aggregate amount not to exceed 100% of the Borrower’s Distributable Free Cash Flow so long as, the Borrower shall have provided the notice and certificate required by Section 8.01(p) and after giving pro forma effect to such Investment, (i) no Default or Event of Default is continuing or would result therefrom, (ii) Unused Availability is not less than 20% of the Loan Limit and (iii) the Borrower is in compliance with the Consolidated Total Leverage Ratio, on a Pro Forma Basis (including any incurrence of Debt in connection with such Investment), for the Rolling Period most recently ended for which financial statements have been delivered pursuant to Section 8.01(a) or (b), as applicable, of less than 2.50 to 1.00.

Section 9.06    Nature of Business; Wholly-Owned Subsidiaries; No International Operations. The Borrower will not, and will not permit any Restricted Subsidiary to, (i) allow any material change to be made in the character of its business as an independent oil and gas exploration and production company, or (ii) allow any Guarantor to cease to be a Wholly-Owned Subsidiary of the Borrower other than as a result of a sale of all of the Equity Interests of such Guarantor or a merger of such

Guarantor permitted under Sections 9.08 or 9.09. From and after the Initial Funding Date, the Borrower and its Domestic Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States. The Borrower shall at all times remain organized under the laws of the United States of America or any State thereof or the District of Columbia.

Section 9.07    ERISA Compliance. The Borrower will not, and will not permit any Restricted Subsidiary to, at any time:

(a)    engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, a Restricted Subsidiary or any ERISA Affiliate could reasonably be expected to be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of Section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code with respect to a Plan that, in either case, could reasonably be expected to result in a Material Adverse Effect.

(b)    fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Restricted Subsidiary or any ERISA Affiliate is required to pay as contributions thereto, if a Material Adverse Effect would result.

(c)    contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in Section 3(1) of ERISA that provides benefits to former employees of such entities other than as required by applicable law and that may not be terminated by such entities in their sole discretion at any time without resulting in a Material Adverse Effect.

Section 9.08    Mergers, Etc. The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “Consolidation”), or liquidate or dissolve; provided that (a) any Restricted Subsidiary may participate in a Consolidation with the Borrower or any Guarantor (provided that the Borrower shall be the continuing or surviving entity in any such transaction involving the Borrower, and a Guarantor shall be the continuing or surviving entity of any such transaction not involving the Borrower), (b) any Guarantor may participate in a Consolidation with another Guarantor, (c) any Restricted Subsidiary that is not a Guarantor may consolidated into any other Restricted Subsidiary that is not a Guarantor, (d) any Restricted Subsidiary may liquidate or dissolve so long as its assets (if any) are distributed to the Borrower or another Guarantor prior to such liquidation or dissolution or (e) any Restricted Subsidiary that is not a Guarantor may liquidate or dissolve itself.

Section 9.09    Sale of Properties and Termination of Swap Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Property or to terminate or otherwise monetize any Swap Agreement in respect of commodities (including, in each case, as a result of the designation of any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with Section 9.14) except for:

(a)    the sale of Hydrocarbons in the ordinary course of business;

(b)    farm-outs of undeveloped acreage and assignments in connection with such farm-outs;

(c)    the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such Restricted Subsidiary or is replaced by equipment of at least comparable value and use;

(d)    the sale or other disposition (including casualty events resulting in the transfer of any Borrowing Base Property or any interest therein) of (i) any Borrowing Base Property or any interest therein or any Restricted Subsidiary owning Borrowing Base Properties, (ii) any midstream assets given value in the most recently delivered Reserve Report for which the then existing Borrowing Base was determined, and (iii) the termination or monetization of any Swap Agreement in respect of commodities; provided that:

(i)    no Event of Default or Borrowing Base Deficiency exists or results from such sale or disposition of Property or the termination or monetization of any Swap Agreement in respect of commodities (after giving effect to the substantially concurrent use of proceeds therefrom);

(ii)    either (A) not less than 75% of the consideration received in respect of such sale or other disposition or termination shall be cash or (B) if less than 75% of such consideration is cash, Unused Availability, after giving effect to any resulting reduction in the Borrowing Base pursuant to Section 2.07(e) and any application of proceeds of such sale or other disposition or termination is not less than 25% of the Borrowing Base; and

(iii)    if the aggregate PV-9 (calculated using the Bank Price Deck in effect at the time of the most recent redetermination) of the Borrowing Base Properties sold or disposed of and Swap PV (calculated using the Bank Price Deck in effect at the time of the most recent redetermination) of Swap Agreements terminated or otherwise monetized pursuant to this clause (d) in any period since the most recent determination of the Borrowing Base exceeds 7.50% of the Borrowing Base then in effect, the Borrowing Base shall be subject to reduction pursuant to, and to the extent required by, Section 2.07(e);

(e)    dispositions and sales of Oil and Gas Properties that are not Borrowing Base Properties or midstream properties that are not midstream assets given value in the most recently delivered Reserve Report and dispositions of Equity Interests in Restricted Subsidiaries that do not own (i) any Borrowing Base Properties or (ii) any Equity Interests in other Restricted Subsidiaries that own Borrowing Base Properties; provided that no Event of Default or Borrowing Base Deficiency exists or results from such sale or disposition of Property;

(f)    licenses of intellectual property, none of which, in the aggregate, materially impair the operation of the business of the Borrower or any Restricted Subsidiary;

(g)    the abandonment of intellectual property that is no longer material to the operation of the business of the Borrower or any Restricted Subsidiary;

(h)    other dispositions and sales of Properties (other than Oil and Gas Properties or midstream assets given value in the most recently developed Reserve Reports) not otherwise permitted pursuant to this Section 9.09 having a fair market value not to exceed $30,000,000 in the aggregate for all dispositions and sales of Properties pursuant to this clause (h) for the term of this Agreement; provided that no Event of Default or Borrowing Base Deficiency exists or results from such sale or disposition of Property;

(i)    Equity Interests of any Restricted Subsidiary of the Borrower transferred to any Credit Party;

(j)    assets of any Credit Party to another Credit Party; and

(k)    any issuance or sale of Equity Interests in, or sale of Debt or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Equity Interests of such Unrestricted Subsidiary).

Section 9.10    Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transactions are not prohibited under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, other than (a) transactions by and among the Borrower and the Restricted Subsidiaries, (b) any Restricted Payment permitted by Section 9.04(a), (c) Investments permitted under Sections 9.05(d), (e) and (h), (d) the performance of employment, equity award, equity option or equity appreciation agreements, plans or other similar compensation or benefit plans or arrangements (including vacation plans, health and insurance plans, deferred compensation plans and retirement or savings plans) entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business with its employees, officers and directors, (e) fees and compensation to, and indemnity provided on behalf of, officers, directors, and employees of Holdings (or any direct or indirect parent thereof), the Borrower or any Restricted Subsidiary in their capacity as such, to the extent such fees and compensation are customary and attributable to the business of Holdings, the Borrower or such Restricted Subsidiary, (f) the payment of fees and expenses related to the Transactions, (g) the payment of the fees to the Permitted Holders permitted by Section 9.04(a)(vi)(D) and (h) issuances of Equity Interests of the Borrower to the extent otherwise permitted by this Agreement.

Section 9.11    Foreign Subsidiaries. Neither the Borrower nor any Restricted Subsidiary shall have or create any Foreign Subsidiaries.

Section 9.12    Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than (a) this Agreement and the Security Instruments, (b) agreements or arrangements evidencing Liens permitted by Section 9.03 to the extent such restriction applies only to the property subject to such Lien, (c) customary restrictions and conditions with respect to the sale or disposition of Property or Equity Interests permitted under Section 9.09 pending the consummation of such sale or disposition, (d) any leases or licenses or similar contracts as they affect any Property or Lien subject to a lease or license and customary prohibitions on assignment contained in software license agreements, (e) agreements and understandings contained in joint venture agreements or other similar agreements entered into in the ordinary course of business in respect to the disposition or distribution of assets of such joint venture, (f) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition), provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any Restricted Subsidiary, (g) customary provisions restricting subletting or assignment of any lease governing a leasehold interest (other than any Oil and Gas Property) of the Borrower or any Restricted Subsidiary, (h) purchase money obligations for property acquired in the ordinary course of business and obligations under Finance Leases that impose restrictions on transferring the property so acquired, (i) restrictions on cash and other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (j) prohibitions or restrictions imposed by any Governmental Requirement, (k) provisions relating to any Lien, so long as (i) such Lien is permitted under the Loan Documents and such restrictions or conditions related only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 9.12) and (l) encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Secured Parties or restricts any Restricted Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith.

Section 9.13    Swap Agreements.

(a)    The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreements with any Person other than:

(i)    Swap Agreements with an Approved Counterparty in respect of commodities entered into not for speculative purposes the notional volumes for which (when aggregated with the notional volumes of other commodity Swap Agreements then in effect, other than the notional volumes of (A) puts, options, or floors with respect to which neither the Borrower nor any Restricted Subsidiaries have any payment obligation other than premiums and other charges (it being understood that the payment of such obligations may be deferred but that the total amount of which are fixed and known at the time such transaction is entered into) and (B) basis differential swaps on volumes already hedged pursuant to other Swap Agreements for Hydrocarbons) do not exceed, as of the date such Swap Agreement is entered into, for the sixty (60) month period (and for each fiscal quarter during such period) from the date such Swap Agreement is created, up to 85% of the reasonably anticipated projected production (measured on an MMBtu basis with respect to natural gas and a Bbl basis with respect to crude oil, as applicable, and not, for the avoidance of doubt, on an Mcf or volumetric basis) from the Credit Parties’ Oil and Gas Properties constituting Proved Reserves (as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement) of crude oil, natural gas and natural gas liquids, calculated separately; provided, however, that such Swap Agreements shall not, in any case, have a tenor of greater than sixty (60) months (the “Ongoing Hedges”). In addition to the Ongoing Hedges, in connection with a proposed or pending acquisition (a “Proposed Acquisition”), the Credit Parties may also enter into Swap Agreements with respect to the Credit Parties’ reasonably anticipated projected production from the Oil and Gas Properties subject of such proposed acquisition constituting Proved Reserves as forecast based upon the most recent Reserve Report having notional volumes not in excess of 15% of the Credit Parties’ existing projected production from Proved Reserves prior to the consummation of such Proposed Acquisition (such that the aggregate shall not be more than 100% of the reasonably anticipated projected production prior to the consummation of such Proposed Acquisition) for a period not exceeding thirty-six (36) months from the date such Swap Agreement is created during the period between (x) the date on which such Credit Party signs a definitive acquisition agreement in connection with a Proposed Acquisition and (y) the earliest of (I) the date such Proposed Acquisition is consummated, (II) the date such proposed acquisition is terminated and (III) ninety (90) days after such definitive acquisition agreement was executed (or such longer period as to which the Administrative Agent may agree). If such proposed acquisition is terminated, all such Swap Agreements entered into with respect to a proposed acquisition must be terminated or unwound within ninety (90) days following the date such proposed acquisition is terminated. It is understood that (i) commodity Swap Agreements that may, from time to time, “hedge” the same commodity volumes but different elements of commodity risk thereof, shall not be aggregated together (i.e., only the Swap Agreement hedging the same element of commodity risk being entered into shall be counted) when calculating the foregoing limitations on notional volumes and (ii) commodity Swap Agreements that may, from time to time, “hedge” the same commodity volumes and offset one another shall both be ignored to the extent of such offset when calculating the foregoing limitations on notional volumes; and

(ii)    Swap Agreements in respect of interest rates with an Approved Counterparty, as follows:

(A)    Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Restricted Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 75% of the anticipated outstanding principal amount of the Credit Parties’ Debt for borrowed money which bears interest at a fixed rate, and which Swap Agreements shall not, in any case, have a tenor beyond the maturity date of such Debt, and

(B)    Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Restricted Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the anticipated outstanding principal amount of the Credit Parties’ Debt for borrowed money which bears interest at a floating rate, and which Swap Agreements shall not, in any case, have a tenor beyond the maturity date of such Debt.

(b)    In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower or any Restricted Subsidiary to post collateral, credit support (including in the form of letters of credit) or margin to secure their obligations under such Swap Agreement or to cover market exposures (other than pursuant to the Security Instruments).

(c)    For purposes of entering into or maintaining Swap Agreement trades or transactions under Section 9.13(a), forecasts of reasonably anticipated production from the Borrower’s and its Restricted Subsidiaries’ Oil and Gas Properties constituting Proved Reserves as set forth on the most recent Reserve Report delivered pursuant to the terms of this Agreement shall be revised to account for any increase or decrease therein anticipated because of information obtained by the Borrower or any of its Restricted Subsidiaries and delivered to the Administrative Agent subsequent to the publication of such Reserve Report including the Borrower’s or any of its Restricted Subsidiaries’ internal forecasts of production decline rates for existing wells and additions to or deletions from anticipated future production from new wells and completed acquisitions coming on stream or failing to come on stream.

Section 9.14    Designation and Conversion of Restricted and Unrestricted Subsidiaries.

(a)    Unless designated as an Unrestricted Subsidiary on Schedule 7.13 as of the Initial Funding Date or thereafter, assuming compliance with Section 9.14(b) below, any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b)    The Borrower may designate by written notification thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) immediately prior, and immediately after giving effect, to such designation (including the effect of any repayments of Revolving Credit Exposure occurring contemporaneously therewith), no Event of Default nor any Borrowing Base Deficiency

shall have occurred and be continuing and (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Borrower’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 9.04(b)(ii). Except as provided in this Section 9.14(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(c)    The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Borrower and its Restricted Subsidiaries contained in each of the Loan Documents are true and correct on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) no Event of Default would exist, and (iii) the Borrower complies with the requirements of Sections 8.13, 8.16 and 9.11. Any such designation shall be treated as a cash dividend in an amount equal to the lesser of the fair market value of the Borrower’s direct and indirect ownership interest in such Subsidiary or the amount of the Borrower’s cash investment previously made for purposes of the limitation on Investments under Section 9.04(b)(ii).

(d)    The Borrower will cause the management, business and affairs of each of the Borrower and its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and its respective Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from Borrower and the Restricted Subsidiaries.

Section 9.15    Organizational Documents. Neither the Borrower nor any Restricted Subsidiary shall amend, modify or change its Organizational Documents, including the operating agreement, in any manner materially adverse to the rights or interests of the Lenders.

Section 9.16    Changes in Fiscal Year. The Borrower shall not, and shall not permit any Restricted Subsidiary to have its fiscal year end on a date other than December 31 or change its method of determining fiscal quarters.

ARTICLE IX-A

HOLDINGS COVENANT

Commencing on the Initial Funding Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full (other than contingent indemnity obligations for which no claims have been made) and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, Holdings covenants and agrees with the Lenders that it will not create, incur, assume or suffer to exist any Debt or Lien other than Liens securing the Indebtedness, nor will it engage at any time in any business or business activity other than (a) the ownership of Equity Interests in the Borrower, (b) performance of its obligations under and in connection with the Loan Documents, (c) issuing, selling and redeeming its Equity Interests, (d) paying Taxes, (e) holding directors’ and shareholders’ meetings, preparing corporate and similar records and other activities (including the ability to incur fees, costs and expenses relating to such maintenance) required to maintain its corporate or other legal structure or to participate in tax, accounting or other administrative matters as a member of the consolidated group of the Borrower and its Subsidiaries, (f) preparing reports to, and preparing and making notices to and filings with, Governmental Authorities and to its holders of Equity Interests, (g) receiving, and holding proceeds of, Restricted Payments from the Borrower and the Subsidiaries and distributing the proceeds thereof to the extent not prohibited by Sections 9.04 and 9.10, (h) providing indemnification to officers and directors, (i) activities permitted hereunder or as otherwise required by Governmental Requirements and (j) activities incidental to the business or activities described in each foregoing clauses of this Article IX-A. Holdings shall at all times pledge all of the Equity Interests of the Borrower (including, if such Equity Interests are certificated, by delivering original stock certificates evidencing the Equity Interests of the Borrower, together with appropriate undated stock powers for each certificate duly executed in blank by Holdings).

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01    Events of Default. After the Initial Funding Date, one or more of the following events shall constitute an “Event of Default”:

(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c)    any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (or if already qualified by materiality or Material Adverse Effect, incorrect in any respect when made or deemed made).

(d)    (i) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Sections 8.01(k), 8.02, 8.03 (solely in respect of the Borrower), 8.13 or Article IX or (ii) Holdings shall fail to observe or perform any covenant, condition or agreement contained in Article IX-A.

(e)    Holdings, the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), (b) or (d)) or in any other Loan Document to which it is a party, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) a Responsible Officer of the Borrower or such Restricted Subsidiary otherwise becoming aware of such default.

(f)    the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Debt, when and as the same shall become due and payable and such failure continues beyond any applicable grace period.

(g)    any event or condition occurs (other than the termination of any Swap Agreement with any Approved Counterparty described in clause (a) of such defined term prior to its scheduled maturity as a result of an “Event of Default” or “Termination Event” (as such terms are defined in the relevant Swap Agreement) with respect to which the Approved Counterparty is the sole “Defaulting Party” or sole “Affected Party” (as such terms are defined in the relevant Swap Agreement)) that results in any Material Debt becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due (other than by a regularly scheduled required prepayment), or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Restricted Subsidiary to make an offer in respect thereof (other than any event requiring prepayment pursuant to customary asset sale or change of control provisions).

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary that is a Material Subsidiary as of such date or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary that is a Material Subsidiary as of such date or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.

(i)    the Borrower or any Restricted Subsidiary that is a Material Subsidiary as of such date shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary that is a Material Subsidiary as of such date or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing.

(j)    (i) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by independent third-party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment.

(k)    the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby in favor of the Administrative Agent on any material portion of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Restricted Subsidiary or any of their Affiliates shall so state in writing.

(l)    a Change in Control shall occur.

(m)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Restricted Subsidiaries in an aggregate amount exceeding $25,000,000 that is not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding.

Section 10.02    Remedies.

(a)    In the case of an Event of Default other than one described in Section 10.01(h) or (i), and, to the extent any such Event of Default arises from Section 9.01(a) or (b), subject to Section 9.01(c), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h) or (i), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b)    In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)    All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:

(i)    first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii)    second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;

(iii)    third, pro rata to payment of accrued interest on the Loans;

(iv)    fourth, pro rata to payment of principal outstanding on the Loans, LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time, and Indebtedness referred to in clause (b) of the definition of Indebtedness owing to Secured Swap Providers and Indebtedness referred to in clause (c) of the definition of Indebtedness owing to the Bank Products Providers;

(v)    fifth, pro rata to any other Indebtedness;

(vi)    sixth, to serve as cash collateral to be held by the Administrative Agent to secure the remaining LC Exposure; and

(vii)    seventh, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash (other than contingent indemnity obligations for which no claims have been made), shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Indebtedness other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause (iv) above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Indebtedness described in clause (iv) above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Indebtedness pursuant to clause (iv) above).

ARTICLE XI

THE AGENTS

Section 11.01    Appointment; Powers. Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each Secured Party hereby authorizes and directs the Administrative Agent to enter into the Security Instruments on behalf of such Secured Party as needed to effectuate the transactions permitted by this Agreement and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of such applicable Security Instrument. Without limiting the provisions of Sections 11.02 and 12.03, each Secured Party hereby consents to the Administrative Agent and any successor serving in such capacity and agrees not to assert any claim (including as a result of any conflict of interest) against the Administrative Agent, or any such successor, arising from the role of the Administrative Agent or such successor under the Loan Documents so long as it is either acting in accordance with the terms of such documents and otherwise has not engaged in gross negligence or willful misconduct.

Section 11.02    Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any (x) notice of any of the events or circumstances set forth or described in Section 8.02 unless and until written notice thereof stating that it is a “notice under Section 8.02” in respect of this Agreement and identifying the specific clause under said Section is given to the

Administrative Agent by the Borrower or a Lender or (y) Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (A) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (B) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date or the proposed Initial Funding Date and, in either case, specifying its objection thereto.

Section 11.03    Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number, percentage or class of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number, percentage or class of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, no Arranger nor any Agent (other than the Administrative Agent) shall have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number, percentage or class of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Banks hereby waive the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05    Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply .to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06    Resignation of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, any Issuing Bank and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, and with the consent of the Borrower if no Event of Default has occurred and is then continuing, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and any Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 11.07    Agents as Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 11.08    No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Simpson Thacher & Bartlett LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10    Authority of Administrative Agent to Release Collateral, Liens and Guarantors. Each Secured Party hereby authorizes the Administrative Agent to release (a) any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents (including, without limitation, any Collateral owned by a Restricted Subsidiary that is redesignated as an Unrestricted Subsidiary in accordance with Section 9.14(b)), (b) any Guarantor if 100% of the Equity Interests in such Guarantor are sold, or if such Guarantor is redesignated as an Unrestricted Subsidiary, in each case in a transaction permitted under the Loan Documents and (c) all Collateral and Guarantors upon termination of this Agreement, termination of all Swap Agreements secured by the Security Instruments (other than such Swap Agreements as to which arrangements satisfactory to the applicable counterparty in its sole discretion have been made), termination of all Letters of Credit (other than Letters of Credit as to which arrangements satisfactory to such Issuing Bank in its sole discretion have been made), and the payment in full in cash of all outstanding Loans, LC Disbursements, all other Indebtedness, and all other obligations payable under this Agreement and under any other Loan Document. Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.09 or is otherwise authorized by the terms of the Loan Documents. If any of the Collateral shall be sold, transferred or otherwise disposed of by any Loan Party in a transaction permitted by the Loan Documents, or in the event that all the Equity Interests of such Loan Party shall be sold, and such Collateral or Equity Interests shall no longer constitute or be required to be Collateral under the Loan Documents, then the Administrative Agent, at the request and sole expense of the Borrower and the applicable Loan Party, shall promptly execute and deliver to such Loan Party all releases or other documents reasonably necessary or desirable for the release of the Liens created by the applicable Security Instrument on such Collateral; provided that the Borrower shall have delivered to the Administrative Agent, at the Administrative Agent’s reasonable request, on or prior to the date of the proposed release, (or such other time period as the Administrative Agent may agree), a certification by the Borrower stating (i) that such transaction is in compliance with this Agreement and the other Loan Documents and (ii) the Borrower has complied with its obligations under Section 8.01(j), if applicable.

Section 11.11    The Arrangers and Agents. The Arrangers and the Agents (other than the Administrative Agent) shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

Section 11.12    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) Section 11.12(a)(i) is true with respect to a Lender or (2) such Lender has provided another representation, warranty and covenant in accordance with Section 11.12(a)(iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 11.13    Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Indebtedness (including by accepting some or all of the Collateral in satisfaction of some or all of the Indebtedness pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Indebtedness owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Indebtedness with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Indebtedness which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Majority Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 12.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Indebtedness that was credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Indebtedness that is assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Indebtedness assigned to the acquisition vehicle exceeds the amount of Indebtedness credit bid by the acquisition vehicle or otherwise), such Indebtedness shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Indebtedness and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of such Indebtedness shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Indebtedness of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

ARTICLE XII

MISCELLANEOUS

Section 12.01    Notices.

(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)    if to the Borrower, to it at Citizen Energy Operating, LLC, 320 S. Boston Ave, Suite 900, Tulsa, OK 74103, Attention of Tim Helms, Chief Financial Officer;

(ii)    if to the Administrative Agent or the Issuing Bank, to it at JPMorgan Chase Bank, N.A., 712 Main Street, 5th Floor South, Houston, TX 77002, Attention: Justin Crawford; and

(iii)    if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Articles II, III, IV and V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02    Waivers; Amendments.

(a)    No failure on the part of the Administrative Agent, any other Agent, the Issuing Banks, the Swingline Lenders or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, the Issuing Banks, the Swingline Lenders and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender, the Swingline Lenders or the Issuing Banks may have had notice or knowledge of such Default at the time.

(b)    Neither this Agreement nor any provision hereof nor other Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment, Elected Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of each Lender, decrease or maintain the Borrowing Base without the consent of the Required Lenders, or modify Section 2.07 in any manner that results in an increase in the Borrowing Base without the consent of each Lender (other than any Defaulting Lender); provided that any Scheduled Redetermination may be postponed with the consent of the Required Lenders, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date without the written consent of each Lender affected thereby; provided that any mandatory prepayment required by Section 3.04(c) may be postponed or waived with the consent of the Required Lenders, (v) change Section 4.01(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby, (vi) waive or amend Sections 3.04(c) (subject to the proviso in Section 12.02(b)(iv)), 6.01, 6.02, 8.13, 10.02(c) (or amend any of the defined terms in such Section if the result would be to alter the priority of payments in respect of Collateral proceeds) or 12.14 or change the definition of the terms “Applicable Percentage”, “Domestic Subsidiary”, “Foreign Subsidiary”, “Material Subsidiary” or “Subsidiary”, without the written consent of each Lender (other than any Defaulting Lender);

provided, that any amendment or modification to Sections 10.02(c) (or any of the defined terms in such Section if the result would be to alter the priority of payments in respect of Collateral proceeds), Section 12.14 or this proviso in this Section 12.02(b)(vi) shall also require the consent of each Secured Swap Provider adversely affected thereby, in each case, if the effect of such amendment or modification would be disproportionately adverse to such Secured Swap Provider relative to its effect on the other Secured Parties, (vii) release any Guarantor (except as set forth in Section 11.10 or in the Guaranty Agreement), release all or substantially all of the Collateral, or reduce the percentage set forth in Section 8.13(a) to less than 85%, without the written consent of each Lender (other than any Defaulting Lender), or (viii) change any of the provisions of this Section 12.02(b) or the definition of the terms “Majority Lenders”, “Required Lenders”, or any other provision hereof specifying the number, percentage or class of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender (other than any Defaulting Lender); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, the Swingline Lenders or the Issuing Banks hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent, the Swingline Lenders or the Issuing Banks, as the case may be. Notwithstanding the foregoing, (A) (I) any Schedules provided by the Borrower after the Effective Date and prior to the Initial Funding Date pursuant to Section 6.01(z) shall be effective on the Initial Funding Date and (II) any supplement to Schedule 7.13 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, (B) the Borrower and the Administrative Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, and (C) the Administrative Agent and the Borrower (or other applicable Credit Party) may enter into any amendment, modification or waiver of this Agreement or any other Loan Document or enter into any agreement or instrument to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Mortgaged Property or Property to become Mortgaged Property to secure the Indebtedness for the benefit of the Lenders or as required by any Governmental Requirement to give effect to, protect or otherwise enhance the rights or benefits of any Lender under the Loan Documents without the consent of any Lender. Notwithstanding the foregoing, Annex II may be amended to add an Issuing Bank, remove an Issuing Bank or modify the LC Issuance Limit of any Issuing Bank with the consent solely of the Borrower, the Administrative Agent and such Issuing Bank (and the consent of the Majority Lenders or any other class of Lenders shall not be required). Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any party thereto, enter into amendments or modifications to this Agreement or any of the other Loan Documents, or enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate, in order to implement any Benchmark Replacement or otherwise effectuate the terms of Section 3.03 in accordance with the terms of Section 3.03.

Section 12.03    Expenses, Indemnity; Damage Waiver.

(a)    The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable and documented fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) (it being understood that for purposes of this clause (i), legal fees and expenses shall be limited to the fees and expenses of Simpson Thacher & Bartlett LLP and one local counsel as reasonably necessary in any relevant jurisdiction (and solely in the case of any actual conflict of interest, one additional counsel and (if reasonably necessary) one local counsel in each relevant jurisdiction to the affected Indemnitees similarly situated)), (ii) all costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) reasonable and documented out-of-pocket expenses incurred by the Swingline Lenders in connection with the issuance, amendment, renewal or extension of any Swingline Lender, (v) all reasonable and documented out-of-pocket expenses incurred by any Agent, the Issuing Banks, the Swingline Lenders or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, except in the case of out-of-pocket expenses described in this Section 12.03(a) to the extent that Section 12.03(b) expressly provides that the Borrower or any other Credit Party shall not indemnify such party for such out-of-pocket expenses.

(b)    THE BORROWER SHALL INDEMNIFY EACH AGENT, EACH ARRANGER, THE ISSUING BANKS, THE SWINGLINE LENDERS AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES (INCLUDING ALL RESPECTIVE LEGAL FEES AND EXPENSES, WHICH SHALL BE LIMITED TO THE REASONABLE AND DOCUMENTED FEES AND EXPENSES OF ONE COUNSEL TO ALL INDEMNITEES TAKEN AS A WHOLE AND ONE LOCAL COUNSEL IN EACH RELEVANT JURISDICTION (AND SOLELY IN THE CASE OF AN ACTUAL CONFLICT OF INTEREST, ONE ADDITIONAL COUNSEL TO THE AFFECTED INDEMNITEES, TAKEN AS A

WHOLE AND (IF REASONABLY NECESSARY) ONE LOCAL COUNSEL, IN ANY RELEVANT JURISDICTION)), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY LIABILITY UNDER ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS OF THE BORROWER OR ANY

OF ITS SUBSIDIARIES, OR (xiii) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (A) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF ANY INDEMNITEE OR ANY OF ITS RELATED INDEMNIFIED PERSONS OR FROM A BREACH OF A MATERIAL OBLIGATION OF SUCH INDEMNITEE OR ITS OBLIGATIONS UNDER ANY LOAN DOCUMENT, OR (B) RESULT FROM A PROCEEDING SOLELY BETWEEN OR AMONG INDEMNITEES THAT DOES NOT INVOLVE ANY ACTION OR OMISSION BY THE BORROWER OR ANY OTHER CREDIT PARTY, OTHER THAN CLAIMS AGAINST ANY OF THE ADMINISTRATIVE AGENT OR THE LENDERS OR ANY OF THEIR AFFILIATES IN ITS CAPACITY OR IN FULFILLING ITS ROLE AS THE ADMINISTRATIVE AGENT, ISSUING BANKS, SWINGLINE LENDERS, AN ARRANGER, AN AGENT OR ANY SIMILAR ROLE UNDER THIS AGREEMENT. THIS SECTION 12.03(b) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, the Arrangers, the Swingline Lenders or the Issuing Banks under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent, the Arrangers, the Swingline Lenders or the Issuing Banks, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Arrangers, the Swingline Lenders or the Issuing Banks in their capacities as such.

(d)    To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)    All amounts due under this Section 12.03 shall be payable promptly after written demand therefor.

Section 12.04    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in Section 12.04(b)(ii) below, any Lender may assign to one or more assignees (other than the Borrower, any Affiliate of the Borrower, any Disqualified Institution, any Defaulting Lender or any natural person (or any holding company, investment vehicle, or trust owned and operated for the primary benefit of a natural person)) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)    the Borrower, provided that no consent of the Borrower shall be required if such assignment is to an existing Lender, an Affiliate of an existing Lender of similar creditworthiness, an Approved Fund or, if any Event of Default of the type described in Section 10.01(a), (b), (h) or (i) has occurred and is continuing, is to any other assignee; and

(B)    the Administrative Agent, each Issuing Bank and each Swingline Lender, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)    each total assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, including, without limitation, its Commitment, Maximum Credit Amount, LC Exposure, participations in Letters of Credit and outstanding Loans;

(D)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(E)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(F)    in no event may any Lender assign all or a portion of its rights and obligations under this Agreement to Holdings, any Affiliate of Holdings, the Borrower, any Affiliate of the Borrower, the Sponsor, any Defaulting Lender any natural person (or any holding company, investment vehicle, or trust owned and operated for the primary benefit of a natural person); and

(G)    the Applicable Percentage of the Maximum Credit Amount and of the Elected Commitment assigned are equal.

(iii)    Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 5.01, 5.02, 5.03 and 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount and Elected Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks, the Swingline Lenders and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Banks, the Swingline Lenders and each Lender.

(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c)    (i) Any Lender may, at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, any Swingline Lender or any Issuing Bank, sell participations to one or more banks or other Persons (other than the Borrower, any Affiliate of the Borrower, any Disqualified Institution, any Defaulting Lender or any natural person (or any holding company, investment vehicle, or trust owned and operated for the primary benefit of a natural person)) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, any Swingline Lender, any Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (ii), (iv), (v) and (vi) of the proviso to Section 12.02(b) that affects such Participant and for which such Lender has a consent right. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.01, 5.02 and 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the United States Proposed Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i)    Each Participant agrees (A) to be subject to the provisions of Section 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender)) as if it were an assignee under clause (b) of this Section; and (B) that it shall not be entitled to receive any greater payment under Sections 5.01 or 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)    Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

(f)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (i) post the list of Disqualified Institutions provided by the Borrower (the “DQ List”) and/or (ii) provide the DQ List to each Lender requesting the same.

(g)    If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of this Section 12.04, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (i) terminate the Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Commitment and/or (ii) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 12.04), all of its interest, rights and obligations under this Agreement to one or more Persons eligible to be an assignee under this Section 12.04 at the lesser of (A) the principal amount thereof and (B) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

Section 12.05    Survival; Revival; Reinstatement.

(a)    All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, any Swingline Lender, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 5.01, 5.02, 5.03, 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)    To the extent that any payments on the Indebtedness or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06    Counterparts; Integration; Effectiveness.

(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)    This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT WITH RESPECT TO THE SUBJECT MATTER CONTAINED HEREIN AND THEREIN AMONG THE PARTIES HERETO AND

THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)    Except as provided in Section 6.01 and Section 6.02, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., .pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07    Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08    Right of Setoff. Subject to Section 12.14(b), if an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Restricted Subsidiary against any of and all the obligations of the Borrower or any Restricted Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)    THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EITHER CASE LOCATED IN NEW YORK COUNTY, NEW YORK, AND,

BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c)    EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS; AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09; PROVIDED THAT THE FOREGOING SHALL NOT LIMIT THE INDEMNITY AND REIMBURSEMENT OBLIGATIONS TO THE EXTENT SET FORTH IN SECTION 12.03(b) IN RESPECT OF ANY THIRD PARTY CLAIMS ALLEGING SUCH SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

Section 12.10    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11    Confidentiality. Each of the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower or any Restricted Subsidiary and their obligations (it being understood that the DQ List may be disclosed to any assignee or Participant in reliance on this clause (f)), (g) with the consent of the Borrower, (h) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or to any collector of market data or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 12.11 or (y) becomes available to the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender on a nonconfidential basis from a source other than the Borrower; provided that no disclosure shall be made to any Disqualified Institution). For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Restricted Subsidiary relating to the Borrower or any Restricted Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Restricted Subsidiary; provided that, in the case of information received from the Borrower or any Restricted Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and the Borrower, the Borrower’s Restricted Subsidiaries, the Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of the aforementioned Persons), and any other party, may disclose to any and all Persons, without limitation of any kind (A) any information with respect to the United States federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding the United States federal or state income tax treatment of such transactions (“Tax Structure”), which facts shall not include for this purpose the names of the parties or any other person named herein, or information that would permit identification of the parties or such other persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or Tax Structure, and (B) all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower, the Administrative Agent or such Lender relating to such tax treatment or Tax Structure.

Section 12.12    Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Loan Documents until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13    EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES

THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14    Collateral Matters; Swap Agreements; Action by Secured Parties.

(a)    The benefit of the Security Instruments and of the provisions of this Agreement relating to (i) any Collateral securing the Indebtedness shall also extend to and be available to the (A) Secured Swap Providers under any Swap Agreement including any Swap Agreement in existence prior to the Initial Funding Date, but excluding any additional transactions or confirmations entered into (1) after such Secured Swap Provider ceases to be a Lender or an Affiliate of a Lender or (2) after assignment by a Secured Swap Provider to a Person that is not a Lender or an Affiliate of a Lender and (B) the Bank Product Providers in respect of Bank Products. No Lender or any Affiliate of a Lender shall have any voting or consent rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements or with respect to Bank Products.

(b)    Without limiting the provisions of Section 12.08, each Lender, in its capacity as a Lender and in its capacity as a Secured Swap Provider and/or a Bank Products Provider, as applicable, and each other Secured Swap Provider and Bank Products Provider, by its acceptance of the benefits of the Security Instruments creating Liens to secure the Indebtedness, agrees that:

(i)    it will not, without the prior written consent of the Administrative Agent, exercise any right to set off or apply any deposits of any kind, or any other obligations owing by it to or for the order of the Borrower or any of its Restricted Subsidiaries, against any Indebtedness described in clauses (b) or (c) of the definition thereof (the “Specified Obligations”) or any other amounts secured by Liens on Collateral; provided that nothing contained in this Section or elsewhere in this Agreement shall impair the right of any Secured Swap Provider to declare an early termination date in respect of any Swap Agreements, or to undertake payment or close-out netting or to otherwise setoff trades or transactions then existing under such Swap Agreements (such actions described in this proviso to Section 12.14(b)(i), the “Permitted Swap Actions”);

(ii)    it will not transfer any portion of its rights in respect of any Swap Agreement, Bank Products, or Specified Obligation, unless (x) the assignee agrees in writing to be bound by the terms of this Section 12.14(b) and a copy of such writing is delivered to the Administrative Agent or (y) the assignee is a Lender or Affiliate of a Lender; and

(iii)    if it exercises any right of setoff or takes any other action in contravention of this Section 12.14(b) or in contravention of Section 12.08 (in each case, other than the Permitted Swap Actions) it shall indemnify the Administrative Agent and each other Lender, each Issuing Bank, each Secured Swap Provider and Bank Products Provider, from any and all losses, expenses and damages (including attorneys’ fees and costs) it shall suffer or incur by reason of such setoff or other action, including losses, expenses and damages (including attorneys’ fees and costs) caused by or resulting from the release, loss or waiver of any Collateral or any Lien thereon securing the Indebtedness, or the unenforceability of any Security Instrument or Loan Document or any assertions that any Collateral or Lien securing the Indebtedness thereon was released, lost or waived.

(c)    The provisions of this Section 12.14 shall apply to each Issuing Bank, all Lenders, all Secured Swap Providers and all Bank Products Providers and their respective successors and assigns. The provisions of this Section 12.14 are solely for the benefit of the Administrative Agent, any Issuing Bank, the Lenders, the Secured Swap Providers and the Bank Products Providers, and neither the Borrower nor any Subsidiary shall have rights as a third party beneficiary of any such provisions.

Section 12.15    No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans (including any Swingline Lender to make Swingline Loans) and each Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, any Swingline Lender, any Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries.

Section 12.16    USA PATRIOT Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.

Section 12.17    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (a)(i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent or any Lender has advised or is advising the Borrower or any Subsidiary on other matters; (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent and the Lenders, on the other hand; (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate; and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b)(i) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Subsidiaries, or any other Person; (ii) neither the Administrative Agent nor the Lenders has any obligation to the Borrower or any of its Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Subsidiaries, and neither the Administrative Agent nor the Lenders has any obligation to disclose any of such interests to the Borrower or its Subsidiaries. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.18    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 12.19    Acknowledgement Regarding Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the United States or any state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent that such transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than the extent to which such Default Rights could be exercised under the U.S. Special Resolution Regime if such Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that the rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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The parties have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	CITIZEN ENERGY OPERATING, LLC

	By:	/s/ Tim Helms
	Name:	Tim Helms
	Title:	Chief Financial Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

HOLDINGS:	CITIZEN ENERGY HOLDINGS, LLC

	By:	/s/ Tim Helms
	Name:	Tim Helms
	Title:	Chief Financial Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

ADMINISTRATIVE AGENT, ISSUING
BANK, SWINGLINE LENDER
AND A LENDER:	JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Issuing Bank, Swingline Lender and a Lender

	By:	/s/ Robert Mendoza
	Name:	Robert Mendoza
	Title:	Authorized Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

LENDERS:

BMO HARRIS BANK N.A.,
as a Lender

By:	/s/ Patrick Johnston
Name:	Patrick Johnston
Title:	Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
as a Lender

By:	/s/ Peter Kuo
Name:	Peter Kuo
Title:	Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Victor F. Cruz
Name:	Victor F. Cruz
Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BRANCH BANKING AND TRUST, COMPANY,
as a Lender

By:	/s/ Parul June
Name:	Parul June
Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Dan Condley
Name:	Dan Condley
Title:	Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ David M. Bornstein
Name:	David M. Bornstein
Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SOCIETE GENERALE,
as a Lender

By:	/s/ Elena Robciuc
Name:	Elena Robciuc
Title:	Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Nicholas T. Hanford
Name:	Nicholas T. Hanford
Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

ZIONS BANCORPORATION, N.A.
DBA AMEGY BANK,
as a Lender

By:	/s/ John G. Murray
Name:	John G. Murray
Title:	Senior Vice President – Amegy Bank Division

[SIGNATURE PAGE TO CREDIT AGREEMENT]

COMERICA BANK,
as a Lender

By:	/s/ Garrett R. Merrell
Name:	Garrett R. Merrell
Title:	Assistant Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CIT BANK, N.A.,
as a Lender

By:	/s/ Katya Evseev
Name:	Katya Evseev
Title:	Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]